Exhibit 10.1

Execution Version

COMMERCIAL VEHICLE GROUP, INC.,
as Borrower
and
CERTAIN SUBSIDIARIES OF THE BORROWER,
as Guarantors
______________________________________________________________________________
______________________________________________________________________________
TERM LOAN AND SECURITY AGREEMENT
Dated as of April 12, 2017
$175,000,000
______________________________________________________________________________
______________________________________________________________________________
CERTAIN FINANCIAL INSTITUTIONS,
as Lenders,
and
BANK OF AMERICA, N.A.,

as Administrative Agent
BANK OF AMERICA, N.A.
and JPMORGAN CHASE BANK, N.A.,

as Joint Lead Arrangers and Joint Bookrunners

SEAPORT LOAN PRODUCTS, LLC,
as Co-Arranger and Co-Manager

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SECTION 1.DEFINITIONS; RULES OF CONSTRUCTION    1
1.1.Definitions    1
1.2.Accounting Terms    43
1.3.Uniform Commercial Code    44
1.4.Certain Matters of Construction    44
1.5.Certifications    44
1.6.Times of Day    45
SECTION 2.CREDIT FACILITIES    45
2.1.Term Loan Commitments    45
2.1.1.Term Loans    45
2.1.2.Term Loan Notes and Denominations    45
2.1.3.Use of Proceeds    45
2.1.4.Increase in Term Facility    45
2.1.5.New Incremental Term Facility    48
2.1.6.Extension of Term Loans    51
SECTION 3.INTEREST, FEES AND CHARGES    54
3.1.Interest    54
3.1.1.Rates and Payment of Interest    54
3.1.2.Application of LIBOR to Outstanding Loans    55
3.1.3.Interest Periods    55
3.1.4.Interest Rate Not Ascertainable    56
3.2.Fees    56
3.2.1.Fees Generally    56
3.2.2.Effective Date Fee    56
3.3.Computation of Interest, Fees, Yield Protection    56
3.4.Reimbursement Obligations    57
3.5.Illegality    57
3.6.Inability to Determine Rates    58
3.7.Increased Costs; Capital Adequacy    58
3.7.1.Increased Costs Generally    58
3.7.2.Capital Requirements    58
3.7.3.Compensation    59
3.7.4.LIBOR Loan Reserves    59
3.8.Mitigation    59

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3.9.Funding Losses    59
3.10.Maximum Interest    60
SECTION 4.LOAN ADMINISTRATION    60
4.1.Manner of Borrowing and Funding Term Loans    60
4.1.1.Notice of Borrowing    60
4.1.2.Fundings by Lenders    60
4.1.3.[Reserved]    61
4.1.4.Notices    61
4.2.Defaulting Lender    61
4.2.1.Reallocation of Pro Rata Share; Amendments    62
4.2.2.Payments; Fees    62
4.2.3.Status; Cure    62
4.3.Amount of Base Rate Loans; Number and Amount of LIBOR Loans; Determination of Rate    62
4.4.[Reserved].    62
4.5.Effect of Termination    63
SECTION 5.PAYMENTS    63
5.1.General Payment Provisions    63
5.2.Repayment of Loans    64
5.3.Mandatory and Option Prepayments    65
5.3.1.Mandatory Prepayments    65
5.3.2.Optional Prepayments    67
5.4.Payment of Other Obligations    69
5.5.Marshaling; Payments Set Aside    69
5.6.Allocation of Payments    69
5.6.1.Allocations Generally    69
5.6.2.Post-Default Allocation    69
5.6.3.Application of Amounts    70
5.6.4.Erroneous Application    70
5.7.[Reserved]    70
5.8.Loan Account; Account Stated    70
5.8.1.Loan Account    70
5.8.2.Entries Binding    70
5.9.Taxes    70
5.9.1.Payments Free of Taxes; Obligation to Withhold; Tax Payment    70

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5.9.2.Payment of Other Taxes    71
5.9.3.Tax Indemnification    71
5.9.4.Evidence of Payments    72
5.9.5.Treatment of Certain Refunds    72
5.9.6.Survival    72
5.10.Lender Tax Information    72
5.10.1.Status of Lenders    72
5.10.2.Documentation    73
5.10.3.Redelivery of Documentation    74
SECTION 6.CONDITIONS PRECEDENT    74
6.1.Conditions Precedent to Effective Date    74
6.2.Conditions Precedent to All Credit Extensions    76
SECTION 7.COLLATERAL    76
7.1.Grant of Security Interest    76
7.2.[Reserved]    78
7.3.Lien on Deposit Accounts; Cash Collateral    78
7.3.1.Deposit Accounts    79
7.3.2.Cash Collateral    79
7.4.Real Estate Collateral    79
7.4.1.Lien on Real Estate (Post-Closing)    79
7.4.2.Lien on Real Estate (After-Acquired)    79
7.5.Other Collateral    79
7.5.1.Commercial Tort Claims    80
7.5.2.Certain After-Acquired Collateral    80
7.5.3.[Reserved]    80
7.6.No Assumption of Liability    80
7.7.Further Assurances    81
7.8.Foreign Subsidiary Stock    81
SECTION 8.COLLATERAL ADMINISTRATION    81
8.1.Administration of Equipment    81
8.1.1.Records and Schedules of Equipment    81
8.1.2.Dispositions of Equipment    81
8.1.3.Condition of Equipment    81
8.2.Administration of Deposit Accounts    81
8.3.General Provisions    82

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8.3.1.Insurance of Collateral; Condemnation Proceeds    82
8.3.2.Protection of Collateral    82
8.3.3.Defense of Title to Collateral    83
8.4.Power of Attorney    83
SECTION 9.REPRESENTATIONS AND WARRANTIES    83
9.1.General Representations and Warranties    83
9.1.1.Organization and Qualification    83
9.1.2.Power and Authority    84
9.1.3.Enforceability    84
9.1.4.Capital Structure    84
9.1.5.Title to Properties; Priority of Liens    84
9.1.6.[Reserved]    85
9.1.7.Financial Statements    85
9.1.8.Surety Obligations    85
9.1.9.Taxes    85
9.1.10.[Reserved]    85
9.1.11.Intellectual Property    85
9.1.12.Governmental Approvals    86
9.1.13.Compliance with Laws    86
9.1.14.Compliance with Environmental Laws    86
9.1.15.Burdensome Contracts    86
9.1.16.Litigation    86
9.1.17.No Defaults    86
9.1.18.ERISA    87
9.1.19.Trade Relations    88
9.1.20.Labor Relations    88
9.1.21.[Reserved]    88
9.1.22.Not a Regulated Entity    88
9.1.23.Margin Stock    88
9.1.24.OFAC    88
9.1.25.Anti-Corruption Laws    88
9.1.26.Delivery of ABL Loan Documents    88
9.1.27.Insurance    89
9.1.28.EEA Financial Institutions    89
9.1.29.Use of Proceeds    89

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9.2.Complete Disclosure    89
SECTION 10.COVENANTS AND CONTINUING AGREEMENTS    89
10.1.Affirmative Covenants    89
10.1.1.Inspections; Appraisals.    89
10.1.2.Financial and Other Information    90
10.1.3.Notices    92
10.1.4.[Reserved]    92
10.1.5.Compliance with Laws    92
10.1.6.Taxes    93
10.1.7.Insurance    93
10.1.8.Licenses    93
10.1.9.Future Subsidiaries and Property    93
10.1.10.Anti-Corruption and Sanctions Laws    94
10.1.11.Maintenance of Properties    94
10.1.12.Further Assurances    94
10.1.13.Use of Proceeds    95
10.1.14.Intellectual Property    95
10.1.15.Post-Closing Covenants    95
10.2.Negative Covenants    95
10.2.1.Permitted Debt    95
10.2.2.Permitted Liens    97
10.2.3.[Reserved]    99
10.2.4.Distributions; Upstream Payments    100
10.2.5.[Reserved]    100
10.2.6.Investments    100
10.2.7.Disposition of Assets    100
10.2.8.[Reserved]    100
10.2.9.Restrictions on Payment of Certain Debt    100
10.2.10.Fundamental Changes    101
10.2.11.Subsidiaries    101
10.2.12.Organic Documents    101
10.2.13.Tax Consolidation    101
10.2.14.Accounting Changes    101
10.2.15.Restrictive Agreements    101
10.2.16.Hedging Agreements    102

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10.2.17.Conduct of Business    102
10.2.18.Affiliate Transactions    102
10.2.19.Plans    102
10.2.20.[Reserved]    102
10.2.21.Amendments to Subordinated Debt or ABL Credit Agreement    102
10.3.Financial Covenant    103
SECTION 11.EVENTS OF DEFAULT; REMEDIES ON DEFAULT    103
11.1.Events of Default    103
11.2.Remedies upon Default    105
11.3.License    106
11.4.Setoff    106
11.5.Remedies Cumulative; No Waiver    106
11.5.1.Cumulative Rights    106
11.5.2.Waivers    107
SECTION 12.ADMINISTRATIVE AGENT    107
12.1.Appointment, Authority and Duties of Administrative Agent    107
12.1.1.Appointment and Authority    107
12.1.2.Duties    107
12.1.3.Delegation of Duties; Administrative Agent Professionals    108
12.1.4.Instructions of Required Lenders    108
12.2.Agreements Regarding Collateral and Guaranties    108
12.2.1.Lien and Guaranty Releases; Care of Collateral    108
12.2.2.Possession of Collateral    109
12.3.Reliance By Administrative Agent    109
12.4.Action Upon Default    109
12.5.Ratable Sharing    110
12.6.Indemnification of Administrative Agent Indemnitees    110
12.7.Limitation on Responsibilities of Administrative Agent    110
12.8.Successor Administrative Agent and Co-Agents    111
12.8.1.Resignation; Successor Administrative Agent    111
12.8.2.Separate Collateral Agent    111
12.9.Due Diligence and Non-Reliance    112
12.10.Replacement of Certain Lenders    112
12.11.Remittance of Payments and Collections    112
12.11.1.Remittances Generally    112

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12.11.2.Failure to Pay    113
12.11.3.Recovery of Payments    113
12.12.Administrative Agent in its Individual Capacity    113
12.13.Administrative Agent Titles    113
12.14.[Reserved]    113
12.15.Administrative Agent May File Proofs of Claim    114
12.16.No Third Party Beneficiaries    114
SECTION 13.[Reserved].    114
SECTION 14.BENEFIT OF AGREEMENT; ASSIGNMENTS AND PARTICIPATIONS    114
14.1.Successors and Assigns    114
14.2.Participations    115
14.2.1.Permitted Participants; Effect    115
14.2.2.Voting Rights    115
14.2.3.Participant Register    115
14.2.4.Benefit of Set-Off    115
14.3.Assignments    116
14.3.2.Permitted Assignments    116
14.3.3.Effect; Effective Date    116
14.3.4.Certain Assignees    116
14.3.5.Register    117
SECTION 15.MISCELLANEOUS    117
15.1.Consents, Amendments and Waivers    117
15.1.1.Amendment    117
15.1.2.Limitations    117
15.1.3.Payment for Consents    118
15.1.4.Technical Amendments    118
15.1.5.Flood Insurance Laws    118
15.1.6.Additional Facilities    118
15.2.Indemnity    118
15.3.Waiver of Consequential Damages, etc.    118
15.4.Notices and Communications    119
15.4.1.Notice Address    119
15.4.2.Electronic Communications; Voice Mail    119
15.4.3.Platform    119
15.4.4.Public Information    120

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15.4.5.Non-Conforming Communications    120
15.5.Performance of Borrower’s Obligations    120
15.6.Credit Inquiries    121
15.7.Severability    121
15.8.Cumulative Effect; Conflict of Terms    121
15.9.Counterparts; Execution    121
15.10.Entire Agreement    122
15.11.Relationship with Lenders    122
15.12.No Advisory or Fiduciary Responsibility    122
15.13.Process Agent    122
15.14.Confidentiality    123
15.15.[Reserved]    123
15.16.GOVERNING LAW    123
15.17.Consent to Forum; Bail-In of EEA Financial Institutions    123
15.17.1.Forum    123
15.17.2.Other Jurisdictions    124
15.17.3.Acknowledgement and Consent to Bail-In of EEA Financial Institutions    124
15.18.Waivers by the Borrower and Guarantors    124
15.19.Patriot Act Notice    125
15.20.Intercreditor Agreement    125
15.21.NO ORAL AGREEMENT    125

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LIST OF EXHIBITS AND SCHEDULES
Exhibit A    Term Loan Note
Exhibit B    Prepayment Notice
Exhibit C    Assignment and Acceptance
Exhibit D    Assignment Notice
Exhibit E    [Reserved]
Exhibit F    Compliance Certificate
Exhibit G    Notice of Borrowing
Exhibit H    Notice of Conversion/Continuation
Exhibit I    [Reserved]
Exhibit J    Perfection Certificate
Schedule 1.1        Initial Term Loan Commitments of Lenders
Schedule 7.1        Commercial Tort Claims
Schedule 7.4        Mortgages
Schedule 8.2        Deposit Accounts
Schedule 9.1.4        Names and Capital Structure
Schedule 9.1.11    Patents, Trademarks, Copyrights and Licenses
Schedule 9.1.14    Environmental Matters
Schedule 9.1.15    Burdensome Contracts
Schedule 9.1.16    Litigation
Schedule 9.1.18    Pension Plans
Schedule 9.1.20    Labor Contracts
Schedule 10.1.15    Post-Closing Covenants
Schedule 10.2.1    Existing Debt
Schedule 10.2.2    Existing Liens
Schedule 10.2.6(I)    Permitted Effective Date Investments
Schedule 10.2.6(II)    Other Permitted Investments
Schedule 10.2.7    Permitted Asset Dispositions
Schedule 10.2.15    Restrictive Agreements
Schedule 10.2.18    Existing Affiliate Transactions
Schedule 11.1        Events not Constituting an Event of Default
Schedule 15.4        Administrative Agent’s Office

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TERM LOAN AND SECURITY AGREEMENT
THIS TERM LOAN AND SECURITY AGREEMENT is dated as of April 12, 2017 (this “Agreement”), among COMMERCIAL VEHICLE GROUP, INC., a Delaware corporation (the “Borrower”), certain Subsidiaries party to this Agreement from time to time as Guarantors, the financial institutions party to this Agreement from time to time as lenders (collectively, “Lenders”), and BANK OF AMERICA, N.A., a national banking association, as Administrative Agent.
R E C I T A L S:
WHEREAS, the Borrower has requested that the Lenders make a term loan to the Borrower in an aggregate principal amount of $175,000,000 on the Effective Date on the terms and subject to the conditions set forth in this Agreement

WHEREAS, on the Effective Date, the proceeds of the Term Loans incurred hereunder will be used, together with $65,000,000 of cash on hand of the Borrower, to (a) redeem all of its outstanding 7.875% Senior Secured Notes due 2019 issued pursuant to that certain Indenture, dated as of April 26, 2011 (as supplemented prior to the date hereof, the “Indenture”), among the Borrower, as issuer, the subsidiaries of the Borrower party thereto as subsidiary guarantors and U.S. Bank National Association, as trustee and (b) pay related transaction costs, fees and expenses incurred in connection therewith (together with the borrowing of Term Loans and the redemption of the Second Lien Notes, collectively, the “Transactions”);

WHEREAS, the Lenders are willing to make available to the Borrower such Term Loans subject to the terms and conditions set forth herein;

NOW, THEREFORE, for valuable consideration hereby acknowledged, the parties agree as follows:

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SECTION 1.DEFINITIONS; RULES OF CONSTRUCTION
1.1.    Definitions. As used herein, the following terms have the meanings set forth below:
ABL Administrative Agent: Bank of America, as administrative agent, and any successor administrative agent under the ABL Credit Agreement.
ABL Credit Agreement: that certain Third Amended and Restated Loan and Security Agreement dated as of the date hereof by and among the Borrower, the other loan parties thereto, the ABL Administrative Agent and the ABL Lenders, as the same may be amended, restated, replaced, modified or supplemented from time to time, including, without limitation, amendments, modifications, supplements, restatements and/or replacements thereof giving effect to increases, renewals, extensions, refundings, deferrals, restructurings, replacements or refinancings of, or additions to, the arrangements provided in such documents, in each case in accordance with the terms thereof and the terms of this Agreement and the Intercreditor Agreement.
ABL Debt: ABL Loans and other Debt incurred pursuant to the ABL Loan Documents.
ABL Facility First Lien Collateral: has the meaning provided in the Intercreditor Agreement.
ABL Lenders: each of the lenders from time to time party to the ABL Credit Agreement.
ABL Loan: any “Loan” (or analogous term) as defined in the ABL Credit Agreement.
ABL Loan Documents: collectively, the ABL Credit Agreement, and each “Security Document” and “Other Agreement” (as such terms, or any analogous terms, are defined in the ABL Credit Agreement), in each case, as the same may be amended, restated, replaced modified or supplemented from time to time, including, without limitation, amendments, modifications, supplements, restatements and/or replacements thereof giving effect to increases, renewals, extensions, refundings, deferrals, restructurings, replacements or refinancings of, or additions to, the arrangements provided in such documents, in each case in accordance with the terms thereof and the terms of this Agreement and the Intercreditor Agreement.
Acquisition: (i) any acquisition (whether by purchase, lease, merger or otherwise) of all or substantially all of any division, product line and/or business operated by any Person who is not a Subsidiary and (ii) any acquisition of a majority of the outstanding Equity Interests of any Person.
Additional Lender: at any time, any bank, financial institution or other institutional lender or investor that, in any case, is not an existing Lender, is an Eligible Assignee and that agrees to provide any portion of any (a) Term Facility Increase in accordance with Section 2.1.4 or (b) Incremental Term Facility in accordance with Section 2.1.5.
Administrative Agent: Bank of America in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.
Administrative Agent Indemnitees: Administrative Agent and its Related Parties.

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Administrative Agent Professionals: attorneys, accountants, appraisers, auditors, business valuation experts, environmental engineers or consultants, turnaround consultants, and other professionals and experts retained by Administrative Agent.
Administrative Agent’s Office: the Administrative Agent’s address and, as appropriate, account as set forth Schedule 15.4, or such other address or account as the Administrative Agent may from time to time notify to the Borrower and the Lenders.
Affiliate: with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have correlative meanings.
Agreement: as defined in the preamble.
All-In Yield: as to any Debt, the yield thereof, whether in the form of interest rate, margin, original issue discount, upfront fees, recurring periodic fees in substance equivalent to interest, a LIBOR or Base Rate floor (in the case of any Incremental Term Facility, solely to the extent greater than 1.00% or 2.00%, respectively), or otherwise, in each case, incurred or payable by the Borrower generally to all the lenders of such indebtedness; provided that original issue discount and upfront fees shall be equated to interest rate based upon a 4-year average life to maturity on a straight-line basis (e.g. 100 basis points of original issue discount equals 25 basis points of interest rate margin for a four year average life to maturity) (or, if less, the stated life to maturity at the time of its incurrence of the applicable Debt); and provided, further, that “All-In Yield” shall not include arrangement fees, structuring fees, commitment fees, underwriting fees and other similar fees not paid generally to all lenders of such Debt.
Anti-Terrorism Law: any law relating to terrorism or money laundering, including the Patriot Act.
Applicable Law: all laws, rules, regulations and governmental guidelines having the force of law and applicable to the Person, conduct, transaction, agreement or matter in question, including all applicable statutory law, common law and equitable principles, and all provisions of constitutions, treaties, statutes, rules, regulations, orders, ordinance, injunction, writ award or decrees of any Governmental Authorities, in each case having the force of law.
Applicable Margin: a percentage per annum equal to, in the case of Term Loans maintained as (i) Base Rate Loans, 5.00%, and (ii) LIBOR Loans, 6.00%.
Approved Fund: any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
Arrangers: Bank of America (and any other registered broker-dealer wholly-owned by Bank of America Corporation to which all or substantially all of Bank of America Corporation’s or any of its subsidiaries’ investment banking, commercial lending services or related businesses may be transferred following the date of this Agreement), JPMorgan Chase Bank, N.A. and Seaport Loan Products, LLC.

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Arranger Indemnitees: the Arrangers and their respective Related Parties.
Asset Disposition: a sale, lease, license, consignment, transfer or other disposition of Property of the Borrower or any Subsidiary, including a disposition of Property in connection with a sale-leaseback transaction or synthetic lease.
Assignment and Acceptance: an assignment agreement between a Lender and Eligible Assignee, in substantially the form of Exhibit C.
Available Amount: at any time, an amount, not less than zero in the aggregate, determined on a cumulative basis equal to, without duplication:

1.	(i) $10,000,000, plus (ii) the Retained Excess Cash Flow Amount as of such date to the extent Not Otherwise Applied; plus

2.
the sum of (i) 100% of the aggregate amount of cash contributions to the common capital of (or the net proceeds of an offering of Equity Interests by) the Borrower after the Effective Date at such time Not Otherwise Applied, plus (ii) the Net Proceeds of issuances or incurrences of Debt after the Effective Date of the Borrower or any Subsidiary owed or issued, as applicable, to a Person other than the Borrower or a Subsidiary which shall have been subsequently exchanged for or converted into Equity Interests of the Borrower at such time Not Otherwise Applied, plus

3.
in the event that all or a portion of the Available Amount has been applied to make an Investment pursuant to clause (r) of the definition of “Restricted Investment”, an amount equal to the aggregate amount received by the Borrower or any Subsidiary in cash and Cash Equivalents from: (i) the sale (other than to the Borrower or any Subsidiary) of any such Investment less any amounts that would be deducted pursuant to clauses (a) through (e) of the definition of “Net Proceeds” if such sale constituted an Asset Disposition, (ii) any dividend or other Distribution received in respect of any such Investment or (iii) interest, returns of principal, repayments and similar payments received in respect of any such Investment, in each case, to the extent Not Otherwise Applied; provided that the amount added to Available Amount pursuant to this clause (c) shall not exceed the amount of the Investment made in reliance upon clause (r) of the definition of “Restricted Investment”, plus

4.	any Declined Amounts; less

5.	any usage of such Available Amount pursuant to this Agreement.
Bail-In Action: the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.
Bail-In Legislation: with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the

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implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.
Bank of America: Bank of America, N.A., a national banking association, and its successors and assigns.
Bank of America Indemnitees: Bank of America and its Related Parties.
Bank Product: any of the following products, services or facilities extended to any Obligor by a Lender or any of its Affiliates: (a) Cash Management Services; (b) products under Hedging Agreements; (c) commercial credit card and merchant card services, cash management services and (d) other banking products or services as may be requested by any Obligor, other than Letters of Credit (as defined in the ABL Credit Agreement).
Bankruptcy Code: Title 11 of the United States Code, as amended from time to time or any applicable bankruptcy, insolvency or other similar law now or hereafter in effect.
Base Rate: for any day, a per annum rate equal to the greater of (a) the Prime Rate for such day; (b) the Federal Funds Rate for such day, plus 0.50%; or (c) LIBOR for a 30 day interest period as of such day, plus 1.0%.
Base Rate Loan: any Loan that bears interest based on the Base Rate.
Board of Directors: the Board of Directors of the Borrower or any committee thereof duly authorized to act on behalf of such Board of Directors.
Board of Governors: the Board of Governors of the Federal Reserve System.
Borrowed Money: with respect to any Obligor, without duplication, (a) all obligations of such Obligor for borrowed money; (b) all obligations of such Obligor evidenced by notes, bonds, debentures, credit documents or similar instruments, including obligations so incurred in connection with the acquisition of Property, assets or businesses; (c) all Capital Leases; (d) all reimbursement obligations with respect to letters of credit; and (e) Purchase Money Debt.
Borrower: as defined in the preamble.
Borrower Materials: Compliance Certificates and other information, reports, financial statements and other materials delivered by the Borrower hereunder.
Borrowing: a group of Loans of one Type that are made on the same day or are converted into Loans of one Type on the same day.
Borrowing Base: means, as of any date, an amount equal to: (a) 50% of the face amount of all accounts receivable owned by the Borrower and its Subsidiaries as of the end of the most recent fiscal quarter preceding such date; plus (b) 25% of the book value of all inventory owned by the Borrower and its Subsidiaries as of the end of the most recent fiscal quarter preceding such date; provided, however, that, (i) if Debt is being incurred to finance an Acquisition pursuant to which any accounts receivable or inventory will be acquired (whether through the direct acquisition of assets or the acquisition of Equity Interests of a Person), the Borrowing Base shall include the

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applicable percentage of any accounts receivable and inventory to be acquired in connection with such acquisition and (ii) any accounts receivable owned by an Excluded Receivables Subsidiary, or which the Borrower or any of its Subsidiaries has agreed to transfer to a Excluded Receivables Subsidiary, shall be excluded for purposes of determining such amount.
Business Day: (i) with respect to Base Rate Loans, any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, New York, New York and (ii) with respect to a LIBOR Loan, any such day on which dealings in Dollar deposits are conducted between banks in the London interbank Eurodollar market.
Capital Expenditures: all liabilities incurred, expenditures made or payments due (whether or not made) by the Borrower or a Subsidiary for the acquisition of any fixed assets, or any improvements, replacements, substitutions or additions thereto with a useful life of more than one year, including the principal portion of Capital Leases, provided, that “Capital Expenditures” shall not include any such expenditures which constitute an Acquisition permitted by Section 10.2.6.
Capital Lease: any lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.
Cash Collateral: cash, and any interest or other income earned thereon, that is delivered to Administrative Agent to Cash Collateralize any Obligations.
Cash Collateral Account: a demand deposit, money market or other account established by Administrative Agent at such financial institution as Administrative Agent may select in its sole discretion, which account shall be subject to Administrative Agent’s Liens for the benefit of Secured Parties.
Cash Collateralize: the delivery of cash to Administrative Agent, as security for the payment of Obligations, in an amount equal to, with respect to any inchoate, contingent or other Obligations, Administrative Agent’s good faith estimate of the amount due or to become due, including all fees and other amounts relating to such Obligations. Such deposits shall not bear interest other than any interest earned on the investment of such deposits, which investments shall be made only in Cash Equivalents and at the direction of the Borrower and at the Borrower’s risk and expense. “Cash Collateralization” has a correlative meaning.
Cash Equivalents: (i) marketable obligations issued or unconditionally guaranteed by, and backed by the full faith and credit of, the United States government, maturing within 12 months of the date of acquisition; (ii) certificates of deposit, time deposits and bankers’ acceptances maturing within 12 months of the date of acquisition, and overnight bank deposits, in each case which are issued by a commercial bank organized under the laws of the United States or any state or district thereof, rated A-1 (or better) by S&P or P-1 (or better) by Moody’s at the time of acquisition, and (unless issued by a Lender) not subject to offset rights; (iii) repurchase obligations with a term of not more than 30 days for underlying investments of the types described in clauses (i) and (ii) entered into with any bank meeting the qualifications specified in clause (ii); (iv) commercial paper rated A-1 (or better) by S&P or P-1 (or better) by Moody’s, and maturing within nine months of the date of acquisition; (v) shares of any money market fund that has substantially all of its assets invested continuously in the types of investments referred to above, has net assets of at least $500,000,000 and has the highest rating obtainable from either Moody’s or S&P; and (vi) in the case of any Foreign

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Subsidiary, (A) investments of the type and (to the extent applicable) maturity described in clauses (i) through (v) above of (or maintained with) a comparable foreign obligor, which investments or obligors (or the parent thereof) have ratings described in clause (ii) or (iii) above, if applicable, or equivalent ratings from comparable foreign rating agencies or (B) investments of the type and maturity (to the extent applicable) described in clauses (i) through (v) above of (or maintained with) a foreign obligors (or the parent thereof), which investments or obligors (or the parents thereof) are not rated as provided in such clauses or in subclause (A) of this clause (vi) but which are, in the reasonable judgment of the Company, comparable in investment quality to such investments and obligors (or the parents of such obligors).
Cash Management Services: any services provided from time to time by any Lender or any of its Affiliates to the Borrower or any Subsidiary in connection with operating, collections, payroll, trust, or other depository or disbursement accounts, including automated clearinghouse, e-payable, electronic funds transfer, wire transfer, controlled disbursement, overdraft, depository, information reporting, lockbox and stop payment services.
Casualty Proceeds: as defined in Section 5.3.1(b).
CERCLA: the Comprehensive Environmental Response Compensation and Liability Act (42 U.S.C. § 9601 et seq.).
CFC: a “controlled foreign corporation” as defined in Section 957 of the Code.
Change in Law: the occurrence, after the date hereof, of (a) the adoption, taking effect or phasing in of any law, rule, regulation or treaty; (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof; or (c) the making, issuance or application of any request, guideline, requirement or directive (whether or not having the force of law) by any Governmental Authority; provided, however, that “Change in Law” shall include, regardless of the date enacted, adopted or issued, all requests, rules, guidelines, requirements or directives (i) under or relating to the Dodd-Frank Wall Street Reform and Consumer Protection Act, or (ii) promulgated pursuant to Basel III by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any similar authority) or any other Governmental Authority.
Change of Control: the occurrence of any of the following events: (a) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the “beneficial owner” (as defined in the Rules 13d-3 and 13d-5 under the Exchange Act, except for purposes of this clause (a) such person shall be deemed to have “beneficial ownership” of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 35% of the total voting power of the Voting Stock of the Borrower; (b) the merger or consolidation of the Borrower with or into another Person or the merger of another Person with or into the Borrower, or the sale of all or substantially all the assets of the Borrower (determined on a consolidated basis) to another Person other than a transaction following which (i) in the case of a merger or consolidation transaction, holders of securities that represented 100% of the Voting Stock of the Borrower immediately prior to such transaction (or other securities into which such securities are converted as part of such merger or consolidation transaction) own directly or indirectly at least a majority of the voting power of the Voting Stock of the surviving Person in such merger or consolidation transaction immediately after such transaction and substantially the same proportion as before the transaction and (ii) in the case of a sale of assets

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transaction, each transferee becomes an obligor in respect of the Obligations and a Subsidiary of the transferor of such assets; or (c) a “change of control” under the ABL Credit Agreement or any similar definition or concept in any Refinancing Debt of any of the foregoing.
Claims: all claims, liabilities, obligations, losses, damages, penalties, judgments, proceedings, interest, costs and expenses of any kind (including remedial response costs, reasonable attorneys’ fees and Extraordinary Expenses) at any time (including after Full Payment of the Obligations, resignation or replacement of Administrative Agent, or replacement of any Lender) incurred by or asserted against any Indemnitee in any way relating to (a) any Loans, Loan Documents, or the use thereof or transactions relating thereto, (b) any action taken or omitted to be taken by any Indemnitee in connection with any Loan Documents, (c) the existence or perfection of any Liens, or realization upon any Collateral, (d) exercise of any rights or remedies under any Loan Documents or Applicable Law, or (e) failure by any Obligor to perform or observe any terms of any Loan Document, in each case including all costs and expenses relating to any investigation, litigation, arbitration or other proceeding (including an Insolvency Proceeding or appellate proceedings), whether or not the applicable Indemnitee is a party thereto.
Class: when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Initial Term Loans, Incremental Term Loans or Extended Term Loans; when used in reference to any Term Loan Commitment, refers to whether such Term Loan Commitment is an Initial Term Loan Commitment, a Term Loan Commitment with respect to any Incremental Term Facility; and when used in reference to any Lender, refers to whether such Lender has a Term Loan or Term Loan Commitment with respect to a particular Class. Incremental Term Loans (together with the respective Incremental Term Loan Commitments in respect thereof) shall, at the election of the Borrower, be construed to be in different Classes.
Code: the Internal Revenue Code of 1986.
Collateral: all Property described in Section 7.1, all Property described in any Security Documents as security for any Obligations, and all other Property that now or hereafter secures (or is intended to secure) any Obligations.
Commodity Exchange Act: the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time and any successor statute.
Compliance Certificate: a certificate, in the form of Exhibit F or such other certificate, in form and substance satisfactory to Administrative Agent.
Connection Income Taxes: Other Connection Taxes that are imposed on or measured by net income (however denominated), or are franchise or branch profits Taxes.
Consolidated Net Income: as of any date for the applicable period ending on such date with respect to the Borrower and the Subsidiaries on a consolidated basis, net income (or loss) (excluding, without duplication, (i) extraordinary items, (ii) the income (or loss) of any Person accrued prior to the date it becomes a Subsidiary or is merged into or consolidated with the Borrower or any Subsidiary (except to the extent required for any calculation of EBITDA on a Pro Forma Basis), (iii) any out of period restoration (or diminution) of income of any contingent reserve, and related

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tax effect in accordance with GAAP, and (iv) the cumulative effect of a change in accounting principles during such period) as determined in accordance with GAAP.
Consolidated Working Capital: at any date, the excess of (a) the sum of (i) all amounts (other than cash and Cash Equivalents) that would, in conformity with GAAP, be set forth opposite the caption “total current assets” (or any like caption) on a consolidated balance sheet of the Borrower and the Subsidiaries at such date and (ii) long-term accounts receivable over (b) the sum of (i) all amounts that would, in conformity with GAAP, be set forth opposite the caption “total current liabilities” (or any like caption) on a consolidated balance sheet of the Borrower and the Subsidiaries on such date and (ii) long-term deferred revenue, but excluding, without duplication, (1) the current portion of any Funded Debt, (2) all Debt consisting of Revolver Loans and LC Obligations (as such terms (or analogous terms) are defined in the ABL Credit Agreement) to the extent otherwise included therein, (3) the current portion of interest, (4) the current portion of current and deferred income taxes, (5) the current portion of any Capital Leases and (6) deferred revenue arising from cash receipts that are earmarked for specific projects. In all events, the effects of purchase accounting shall be excluded.
Contingent Obligation: any obligation of a Person arising from a guaranty, indemnity or other assurance of payment or performance of any Debt, Foreign Bank Product Debt, lease, dividend or other obligation (“primary obligations”) of another obligor (“primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person under any (a) guaranty, endorsement, co-making or sale with recourse of an obligation of a primary obligor; (b) obligation to make take-or-pay or similar payments regardless of nonperformance by any other party to an agreement; and (c) arrangement (i) to purchase any primary obligation or security therefor, (ii) to supply funds for the purchase or payment of any primary obligation, (iii) to maintain or assure working capital, equity capital, net worth or solvency of the primary obligor, (iv) to purchase Property or services for the purpose of assuring the ability of the primary obligor to perform a primary obligation, or (v) otherwise to assure or hold harmless the holder of any primary obligation against loss in respect thereof. The amount of any Contingent Obligation shall be deemed to be the stated or determinable amount of the primary obligation (or, if less, the maximum amount for which such Person may be liable under the instrument evidencing the Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability with respect thereto.
Copyright Security Agreement: each copyright security agreement pursuant to which an Obligor grants to Administrative Agent, for the benefit of Secured Parties, a Lien on such Obligor’s interests in its Copyrights, as security for the Obligations, as amended, restated, supplemented or otherwise modified from time to time.
Copyrights: as defined in the definition of “Intellectual Property”.
CWA: the Clean Water Act (33 U.S.C. §§ 1251 et seq.).
Declined Amounts: as defined in Section 5.3.1(e).
Declining Lender: as defined in Section 5.3.1(e).
Debt: as applied to any Person, without duplication, (a) all obligations of such Person for borrowed money; (b) all obligations issued, undertaken or assumed as the deferred purchase price

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of Property or services, but excluding trade payables and accrued obligations incurred and being paid in the Ordinary Course of Business; (c) all Contingent Obligations; (d) all obligations of such Person evidenced by bonds, debentures, notes, credit documents or similar instruments, including obligations so incurred in connection with the acquisition of Property, assets or businesses; (e) all obligations of such Person under conditional sale or other title retention agreements or incurred as financings relating to Property purchased by such Person; (f) the principal balance of any synthetic lease, tax retention operating lease, off-balance sheet loan, or similar off-balance sheet financing; (g) all Capital Leases; (h) all Debt of others secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien on Property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed; (i) all reimbursement obligations in connection with letters of credit issued for the account of such Person; and (j) in the case of the Obligors, the Obligations. The Debt of a Person shall include any recourse Debt of any partnership in which such Person is a general partner or joint venturer to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent that terms of such Debt provide that such Person is liable therefor.
Default: an event or condition that, with the lapse of time or giving of notice, would constitute an Event of Default.
Default Rate: for any Obligation (including, to the extent permitted by law, interest not paid when due), 2% plus the interest rate otherwise applicable thereto (other than to Defaulting Lenders).
Defaulting Lender: any Lender that (a) has failed to comply with its funding obligations hereunder, and such failure is not cured within two Business Days; (b) has notified Administrative Agent or the Borrower that such Lender does not intend to comply with its funding obligations hereunder or under any other credit facility, or has made a public statement to that effect; (c) has failed, within three Business Days following request by Administrative Agent or the Borrower, to confirm in a manner satisfactory to Administrative Agent and the Borrower that such Lender will comply with its funding obligations hereunder; or (d) has, or has a direct or indirect parent company that has, become the subject of an Insolvency Proceeding (including reorganization, liquidation, or appointment of a receiver, custodian, administrator or similar Person by the Federal Deposit Insurance Corporation or any other regulatory authority) or Bail-In Action; provided, however, that a Lender shall not be a Defaulting Lender solely by virtue of a Governmental Authority’s ownership of an equity interest in such Lender or parent company unless the ownership provides immunity for such Lender from jurisdiction of courts within the United States or from enforcement of judgments or writs of attachment on its assets, or permits such Lender or Governmental Authority to repudiate or otherwise to reject such Lender’s agreements.
Deposit Account Control Agreements: the deposit account control agreements to be executed by the applicable Obligor, Administrative Agent, the ABL Administrative Agent and each institution maintaining a Deposit Account (other than payroll, trust, tax withholding, employee benefits and petty cash Deposit Accounts) for each Obligor, in favor of Administrative Agent, for the benefit of Secured Parties as security for the Obligations, and in favor of the ABL Administrative Agent, for the benefit of the Secured Parties (as such term is defined in the ABL Credit Agreement) as security for the Obligations (as such term is defined in the ABL Credit Agreement).
Designation Date: as defined in Section 2.1.6.

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Designated Jurisdiction: any country or territory that is the subject of any Sanction.
Designated Permitted Asset Disposition: a Permitted Asset Disposition consummated in reliance upon clause (b) of the definition thereof.
Distribution: any declaration or payment of a distribution, interest or dividend on any Equity Interest (other than payment-in-kind); or any purchase, redemption, or other acquisition or retirement for value of any Equity Interest; provided, that in no event shall a “Distribution” include (i) cashless exercise of options, (ii) retirement of fractional shares, (iii) repurchases of Equity Interests deemed to occur in connection with the surrender of shares of Equity Interests to satisfy tax withholding obligations, (iv) the cashless exercise of warrants, or (v) any other distribution, interest or dividend on any Equity Interest or any purchase, redemption or other acquisition or retirement for value of any Equity Interest.
Dollars and $: lawful money of the United States.
Domain Names: as defined in the definition of “Intellectual Property”.
Domestic Subsidiary: any direct or indirect Subsidiary of the Borrower that is organized under the laws of the United States or any state, protectorate or territory of the United States.
EBITDA: determined on a consolidated basis for the Borrower and Subsidiaries, the sum of:

(i)     Consolidated Net Income, calculated before or plus, as the case may be, without duplication:

(a)     interest expense,

(b)     provision for income taxes,

(c)     depreciation and amortization expense,

(d)     gains or losses arising from the sale of capital assets,

(e)     gains arising from the write-up of assets,

(f)     any extraordinary gains,

(g)     non-cash charges and expenses (other than those which represent a reserve for or actual cash item in such period or any future period),

(h)     reasonable and customary fees, expenses, premiums and other charges in connection with the issuance or repayment of Debt, the issuance of Equity Interests, any refinancing transaction, amendment or other modification of any debt instrument, the making of any Investment, or any non-ordinary course asset sale, in each case whether or not consummated,

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(i)     costs and expenses in connection with the termination of the Obligors’ existing credit facility, the redemption of the Second Lien Notes, and the execution of the Loan Documents and ABL Loan Documents,

(j)     severance costs and expenses to the extent paid in cash in an amount not to exceed (i) $1,500,000 in the Fiscal Year ending December 31, 2016, (ii) $4,000,000 in the Fiscal Year ending December 31, 2017 and (iii) $2,000,000 in the aggregate in any subsequent Fiscal Year,

(k)     any non-cash losses resulting from mark to market accounting of Hedging Agreements,

(l)     the amount of any restructuring charge or reserve, integration cost or other business optimization expense, retention, non-recurring charges or expenses, recruiting, relocation and signing bonuses and expenses, systems establishment costs, costs associated with office and facilities opening, closing and consolidating, transaction fees and expenses in an amount for any four consecutive fiscal quarter period not to exceed $3,000,000,

(m)     in connection with the preparation, negotiation, approval, execution and delivery of this Agreement, any Loan Document, the ABL Credit Agreement and the transactions relating hereto and thereto, including all transaction fees, costs, charges and expenses incurred within 120 days following the Effective Date,

(n)     the amount of any cash payments in connection with the settlement or payment of any judgment arising in connection with certain litigation matters pending against the Borrower, along with associated legal fees, costs and expenses paid in connection with such litigation, in amount not to exceed $3,000,000 in the aggregate, and

(o)     the amount of “run rate” cost savings projected by the Borrower in good faith to be realized as a result of specified actions taken, committed to be taken or reasonably expected to be taken (which cost savings shall be added to EBITDA until fully realized and calculated on a pro forma basis as though such cost savings had been realized on the first day of the relevant period), net of the amount of actual benefits realized during such period from such actions; provided that (A) such cost savings are reasonably identifiable and quantifiable in the good faith judgment of the Borrower, (B) no cost savings shall be added pursuant to this clause (B) to the extent duplicative of any expenses or charges relating to such cost savings that are included in clause (A) above (it being understood and agreed that “run rate” shall mean the full recurring benefit that is associated with any action taken), (C) such actions have been taken, are committed to be taken or are reasonably expected to be taken within 12 months after the end of the relevant period, and (D) such cost savings do not exceed in any four consecutive fiscal quarter period 10.0% of EBITDA (prior to giving effect to this clause (o)), minus

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(ii)     non-cash gains (including those resulting from mark to market accounting of Hedging Agreements), minus

(iii)     cash payments made in such period to the extent such payments relate to a non-cash loss, charge or expense in any prior period which was added back in determining EBITDA.
Effective Date: the date each of the conditions set forth in Section 6.1 is satisfied.
Effective Date Total Leverage Ratio: 3.80 : 1.00.
EEA Financial Institution: (a) any credit institution or investment firm established in an EEA Member Country that is subject to the supervision of an EEA Resolution Authority; (b) any entity established in an EEA Member Country that is a parent of an institution described in clause (a) above; or (c) any financial institution established in an EEA Member Country that is a subsidiary of an institution described in the foregoing clauses and is subject to consolidated supervision with its parent.
EEA Member Country: any of the member states of the European Union, Iceland, Liechtenstein and Norway.
EEA Resolution Authority: any public administrative authority or any Person entrusted with public administrative authority of an EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
Eligible Assignee: (a) a Lender, Affiliate of a Lender or Approved Fund; (b) an assignee approved by the Borrower (which approval shall not be required if any Event of Default has occurred and is continuing, and which approval shall not be unreasonably withheld or delayed, and shall be deemed given if no objection is made within fifteen Business Days after notice of the proposed assignment) and Administrative Agent; or (c) during an Event of Default, any Person acceptable to Administrative Agent in its discretion. No Defaulting Lender or any of its Subsidiaries nor any Person who, upon becoming a Lender hereunder, would constitute a Defaulting Lender or a Subsidiary of a Defaulting Lender shall be an Eligible Assignee.
Enforcement Action: any action to enforce any Obligations or Loan Documents or to realize upon any Collateral (whether by judicial action, self-help, exercise of setoff or recoupment, or otherwise).
Environmental Laws: all Applicable Laws (including all programs, local policies, permits and guidance promulgated by regulatory agencies), relating to public health (with respect to exposure to hazardous substances or wastes, but excluding occupational safety and health, to the extent regulated by OSHA) or the protection or pollution of the environment, including CERCLA, RCRA and CWA or to the conditions of the workplace, or any emission or substance capable of causing harm to any living organism or the environment.
Environmental Notice: a notice from any Governmental Authority or other Person of any possible noncompliance with, investigation of a possible violation of, litigation relating to, or potential fine or liability under any Environmental Law, or with respect to any Environmental

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Release, environmental pollution or hazardous materials, including any complaint, summons, citation, order, claim, demand or request for correction, remediation or otherwise.
Environmental Release: a release as defined in CERCLA or under any other Environmental Law.
Equity Interest: the interest of any (a) shareholder in a corporation, company, or beneficial interests in a trust or other equity ownership interest of a Person and any warrants, options, or other rights entitling the holder thereof to purchase or acquire any such equity interest; (b) partner in a partnership (whether general, limited, limited liability or joint venture); (c) member in a limited liability company; or (d) other Person having any other form of equity security or ownership interest.
ERISA: the Employee Retirement Income Security Act of 1974.
ERISA Affiliate: any trade or business (whether or not incorporated) under common control with an Obligor within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).
ERISA Event: (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by any Obligor or ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by any Obligor or ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) the failure to make a required contribution to any Pension Plan that would result in the imposition of a lien or other encumbrance under Section 430 of the Code or Section 303 or 4068 of ERISA, or the arising of such a lien or encumbrance, the failure to satisfy the minimum funding standard under Section 412 of the Code or Section 302 of ERISA, whether or not waived, or any Obligor or ERISA Affiliate requests a minimum funding waiver; (f) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (g) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Obligor or ERISA Affiliate.
EU Bail-In Legislation Schedule: the EU Bail-In Legislation Schedule published by the Loan Market Association, as in effect from time to time.
Event of Default: as defined in Section 11.1.
Excess Cash Flow: means, for any period, an amount equal to the excess of:
(a)    the sum, without duplication, of:
(i)    Consolidated Net Income of the Borrower for such period,

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(ii)    an amount equal to the amount of all non-cash charges (including depreciation and amortization) to the extent deducted in arriving at such Consolidated Net Income,
(iii)    decreases in Consolidated Working Capital for such period (other than any such decreases arising from acquisitions or dispositions by the Borrower and the Subsidiaries completed during such period or the application of purchase accounting),
(iv)    an amount equal to the aggregate net non-cash loss on dispositions by the Borrower and the Subsidiaries during such period (other than dispositions in the ordinary course of business) to the extent deducted in arriving at such Consolidated Net Income, and
(v)    cash receipts in respect of Swap Obligations during such fiscal year to the extent not otherwise included in Consolidated Net Income, over
(b)    the sum, without duplication, of:
(i)    the amount of all non-cash credits included in arriving at such Consolidated Net Income and cash charges included in clauses (i) through (v) of the definition of Consolidated Net Income,
(ii)    without duplication of amounts deducted pursuant to clause (xi) below in prior fiscal years, the amount of Capital Expenditures or acquisitions of Intellectual Property accrued or made in cash during such period, except to the extent that such Capital Expenditures or acquisitions were financed with the proceeds of Debt of the Borrower or the Subsidiaries,
(iii)    the aggregate amount of all principal payments of Debt of the Borrower and the Subsidiaries (including (A) the principal component of payments in respect of Capital Leases and (B) the amount of any mandatory prepayment of Term Loans pursuant to Section 5.3.1(b) to the extent required due to an Asset Disposition or insurance or condemnation award that resulted in an increase to such Consolidated Net Income and not in excess of the amount of such increase), except to the extent financed with the proceeds of other Debt of the Borrower or the Subsidiaries,
(iv)    an amount equal to the aggregate net non-cash gain on dispositions by the Borrower and the Subsidiaries during such period (other than Asset Dispositions in the Ordinary Course of Business) to the extent included in arriving at such Consolidated Net Income,
(v)    increases in Consolidated Working Capital for such period (other than any such increases arising from acquisitions or dispositions by the Borrower and the Subsidiaries completed during such period or the application of purchase accounting),

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(vi)    cash payments by the Borrower and the Subsidiaries during such period in respect of long-term liabilities of the Borrower and the Subsidiaries other than Debt,
(vii)    cash payments made in connection with Permitted Acquisitions and Investments made in reliance upon clauses (m), (q) and (t) of the definition of Restricted Investments, but only to the extent financed with internally generated cash flow of the Borrower and the Subsidiaries;
(viii)    the amount of Distributions paid during such period pursuant to Sections 10.2.4(c) and 10.2.4(d), including retirements of fractional shares, to the extent such amounts were financed with internally generated cash flow of the Borrower and the Subsidiaries;
(ix)    the aggregate amount of expenditures actually made by the Borrower and the Subsidiaries in cash during such period (including expenditures for the payment of financing fees) to the extent that such expenditures are not expensed during such period or are not deducted in calculating Consolidated Net Income,
(x)    the aggregate amount of any premium, make-whole or penalty payments actually paid in cash by the Borrower and the Subsidiaries during such period that are made in connection with any prepayment of Debt,
(xi)    without duplication of amounts deducted from Excess Cash Flow in prior periods, the aggregate consideration required to be paid in cash by the Borrower or any of the Subsidiaries pursuant to binding contracts (the “Contract Consideration”) entered into prior to or during such period; provided that, to the extent the aggregate amount of internally generated cash flow actually utilized to finance such Permitted Acquisitions, Capital Expenditures or acquisitions of Intellectual Property during such period of four consecutive fiscal quarters is less than the Contract Consideration, the amount of such shortfall shall be added to the calculation of Excess Cash Flow at the end of such period of four consecutive fiscal quarters, and
(xii)    the amount of cash taxes (including penalties and interest) paid or tax reserves set aside or payable (without duplication) in such period to the extent they exceed the amount of tax expense deducted in determining Consolidated Net Income for such period.
Excess Cash Flow Period: any fiscal year of the Borrower, commencing with the fiscal year ending on December 31, 2018 but in all cases for purposes of calculating the Retained Excess Cash Flow Amount shall only include such fiscal years for which financial statements and a Compliance Certificate have been delivered in accordance with Section 10.1.2 and for which any prepayments required by Section 5.3.1(a) (if any) have been made (it being understood that the Retained Percentage of Excess Cash Flow for any Excess Cash Flow Period shall be included in the Retained Excess Cash Flow Amount regardless of whether a prepayment is required by Section 5.3.1(a)).
Exchange Act: the U.S. Securities Exchange Act of 1934, as amended.

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Excluded Collateral: as defined in Section 7.1.
Excluded Receivables Subsidiary: any Subsidiary created and operated for the sole purpose of collecting and selling accounts receivable and assets related thereto pursuant to any Qualified Receivables Transaction; provided that such Subsidiary may engage in necessary corporate governance, accounting and other similar incidental transactions required in connection with maintaining its existence.
Excluded Subsidiary: (a) each Excluded Receivables Subsidiary; (b) each Immaterial Subsidiary; (c) each Foreign Holding Company; (d) each Domestic Subsidiary that is owned directly or indirectly by any Foreign Subsidiary that is a CFC or any Foreign Holding Company; (e) each Foreign Subsidiary; and (f) each non-wholly-owned Subsidiary.
Excluded Swap Obligation: with respect to an Obligor, each Swap Obligation as to which, and only to the extent that, such Obligor’s guaranty of or grant of a Lien as security for such Swap Obligation is or becomes illegal under the Commodity Exchange Act because the Obligor does not constitute an “eligible contract participant” as defined in the act (determined after giving effect to any keepwell, support or other agreement for the benefit of such Obligor and all guarantees of Swap Obligations by other Obligors) when such guaranty or grant of Lien becomes effective with respect to the Swap Obligation. If a Hedging Agreement governs more than one Swap Obligation, only the Swap Obligation(s) or portions thereof described in the foregoing sentence shall be Excluded Swap Obligation(s) for the applicable Obligor.
Excluded Taxes: any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient: (a) Taxes imposed on or measured by a Recipient’s net income (however denominated), franchise Taxes and branch profits Taxes (i) as a result of such Recipient being organized under the laws of, or having its principal office or applicable Lending Office located in, the jurisdiction imposing such Tax, or (ii) constituting Other Connection Taxes; (b) U.S. federal withholding Taxes imposed on amounts payable to or for the account of a Lender with respect to its interest in a Loan or Term Loan Commitment pursuant to a law in effect when the Lender acquires such interest (except pursuant to an assignment at the request of the Borrower) or changes its Lending Office, unless the Taxes were payable to its assignor immediately prior to such assignment or to the Lender immediately prior to its change in Lending Office; (c) Taxes attributable to a Recipient’s failure to comply with Section 5.10; and (d) U.S. federal withholding Taxes imposed pursuant to FATCA. In no event shall “Excluded Taxes” include any withholding imposed on amounts paid by or on behalf of a foreign Obligor to a Recipient that has complied with Section 5.10.2.
Existing Loans: as defined in Section 2.1.6.
Existing Tranche: as defined in Section 2.1.6.
Extended Term Loans: as defined in Section 2.1.6.
Extended Tranche: as defined in Section 2.1.6.
Extended Term Lender: as defined in Section 2.1.6.

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Extension: as defined in Section 2.1.6.
Extension Amendment: as defined in Section 2.1.6.
Extension Date: as defined in Section 2.1.6.
Extension Election: as defined in Section 2.1.6.
Extension Request: as defined in Section 2.1.6.
Extension Request Deadline: as defined in Section 2.1.6.
Extraordinary Expenses: all costs, expenses or advances that Administrative Agent or any Lender may incur during a Default or an Event of Default, or during the pendency of an Insolvency Proceeding of an Obligor, including those relating to (a) any audit, inspection, repossession, storage, repair, appraisal, insurance, manufacture, preparation or advertising for sale, sale, collection, or other preservation of or realization upon any Collateral; (b) subject to Section 15.2, any action, arbitration or other proceeding (whether instituted by or against Administrative Agent, any Lender, any Obligor, any representative of creditors of an Obligor or any other Person) in any way relating to any Collateral (including the validity, perfection, priority or avoidability of Administrative Agent’s Liens with respect to any Collateral), Loan Documents or Obligations, including any lender liability or other Claims; (c) the exercise, protection or enforcement of any rights or remedies of Administrative Agent or any Lender in, or the monitoring of, any Insolvency Proceeding; (d) settlement or satisfaction of any taxes, charges or Liens with respect to any Collateral; (e) any Enforcement Action; and (f) negotiation and documentation of any modification, waiver, workout, restructuring or forbearance with respect to any Loan Documents or Obligations. Such costs, expenses and advances include transfer fees, Other Taxes, storage fees, insurance costs, permit fees, utility reservation and standby fees, legal fees, appraisal fees, brokers’ fees and commissions, auctioneers’ fees and commissions, accountants’ fees, environmental study fees, wages and salaries paid to employees of any Obligor or independent contractors in liquidating any Collateral, and travel expenses.
Facility: the Initial Term Facility, any Incremental Term Facility, any other Tranche of Term Loan Commitments or Term Loans, and any other Facility hereunder, as the context may require.
FATCA: Sections 1471 through 1474 of the Code (including any amended or successor version if substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code, and any law, regulation, rule, promulgation or official agreement implementing an official governmental agreement or intergovernmental agreement with respect to the foregoing.
FCPA: as defined in Section 9.1.25.
Federal Funds Rate: (a) the weighted average of interest rates on overnight federal funds transactions with members of the Federal Reserve System on the applicable day (or the preceding Business Day, if the applicable day is not a Business Day), as published by the Federal Reserve Bank of New York on the next Business Day; or (b) if no such rate is published on the next Business

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Day, the average rate (rounded up to the nearest 1/100 of 1%) charged to Bank of America on the applicable day on such transactions, as determined by Administrative Agent; provided, that in no event shall such rate be less than zero.
Financial Covenant: as defined in Section 10.3.
Fiscal Month: each fiscal month of the Borrower and Subsidiaries for accounting and tax purposes.
Fiscal Quarter: each period of three Fiscal Months, commencing on the first day of a Fiscal Year.
Fiscal Year: the fiscal year of the Borrower and Subsidiaries for accounting and tax purposes, ending on or about December 31 of each year.
Flood Insurance Laws: collectively, (i) the National Flood Insurance Act of 1968, (ii) the Flood Disaster Protection Act of 1973, (iii) the National Flood Insurance Reform Act of 1994 (which comprehensively revised the National Flood Insurance Act of 1968 and the Flood Disaster Protection Act of 1973), (iv) the Flood Insurance Reform Act of 2004 and (v) the Biggert-Waters Flood Insurance Reform Act of 2012, each as now or hereafter in effect or any successor statute thereto.
FLSA: the Fair Labor Standards Act of 1938, as amended from time to time.
Foreign Bank Product Debt: Debt and other obligations of a Foreign Subsidiary relating to Bank Products.
Foreign Holding Company: any Subsidiary of the Borrower all or substantially all of the assets of which consist of Equity Interests of one or more Foreign Subsidiaries that are CFCs (or are treated as consisting of such assets for U.S. federal income tax purposes).
Foreign Lender: any Lender that is not a U.S. Person.
Foreign Plan: any employee benefit plan or arrangement (a) maintained or contributed to by any Obligor or Subsidiary that is not subject to the laws of the United States; or (b) mandated by a government other than the United States for employees of any Obligor or Subsidiary.
Foreign Subsidiary: any Subsidiary that is not a Domestic Subsidiary.
Full Payment: with respect to any Obligations (other than contingent obligations not then due and owing or for which no claim has been made), (a) the full cash payment thereof, including any interest, fees and other charges accruing during an Insolvency Proceeding (whether or not allowed in the proceeding); (b) if such Obligations are contingent and asserted or likely to be asserted, Cash Collateralization thereof (or delivery of a standby letter of credit reasonably acceptable to Administrative Agent in its discretion, in the amount of required Cash Collateral); and (c) a satisfaction or release of any Claims of Obligors against Administrative Agent and Lenders arising on or before the payment date.

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Fund: any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.
Funded Debt: all Debt of the Borrower and the Subsidiaries for borrowed money that matures more than one year from the date of its creation or matures within one year from such date that is renewable or extendable, at the option of such Person, to a date more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date, including Debt in respect of the Loans.
GAAP: generally accepted accounting principles in effect in the United States from time to time.
Governmental Approvals: all authorizations, consents, approvals, licenses and exemptions of, registrations and filings with, and required reports to, all Governmental Authorities.
Governmental Authority: any federal, state, municipal, local, foreign or other governmental department, agency, authority, body, commission, board, bureau, court, instrumentality, political subdivision, local authority, council, regulatory body, central bank, or other entity or officer exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions or pertaining to any government or court, in each case whether associated with the United States, a state, district or territory thereof, for any governmental, judicial, investigative, regulatory or self-regulatory authority (including the Financial Conduct Authority, the Prudential Regulation Authority and any supra-national bodies such as the European Union or European Central Bank).
Guarantor: any Person who guarantees payment or performance of any Obligations, which, as of the Effective Date, shall include each Subsidiary other than any Excluded Subsidiary.
Guaranty: each guaranty agreement executed by a Guarantor in favor of Administrative Agent.
Hedging Agreement: any “swap agreement” as defined in Section 101(53B)(A) of the Bankruptcy Code.
Immaterial Subsidiary: any Subsidiary of the Borrower (a) the assets of which Subsidiary constitute less than or equal to 2.5% of the Total Assets of the Borrower and its Subsidiaries on a consolidated basis and collectively with all Immaterial Subsidiaries, less than or equal to 7.5% of the Total Assets of the Borrower and its Subsidiaries on a consolidated basis, and (b) the revenues of which Subsidiary account for less than or equal to 2.5% of the total revenues of the Borrower and its Subsidiaries on a consolidated basis and collectively with all Immaterial Subsidiaries, less than or equal to 7.5% of the total revenues of the Borrower and its Subsidiaries on a consolidated basis.
Incremental Amendment: an amendment to this Agreement, in form and substance reasonably satisfactory to the Administrative Agent and the Borrower, among the Borrower, the Administrative Agent and the Lenders providing Debt in accordance with Section 2.1.4 or Section 2.1.5.

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Incremental Cap: as of any time of determination, the sum of:

(a)
(i) $20,000,000 less (ii) the aggregate principal amount of all Incremental Term Facilities and Term Facility Increases previously incurred in reliance on the foregoing clause (i) after the Effective Date; plus

(b)
an additional amount to the extent that the Total Leverage Ratio on a Pro Forma Basis after giving effect to the incurrence of any such proposed Incremental Term Facilities and any related transactions (not including the Net Proceeds of any proposed Incremental Term Facility or Term Facility Increases in the amount of cash to be netted in calculating the Total Leverage Ratio for such purpose but including any simultaneous incurrence of Debt in reliance on the foregoing clause (a)) would be less than or equal to 3.50:1.00, it being understood that debt may be incurred under both clauses (a) and (b), but that proceeds from any such incurrence shall be utilized by first calculating the incurrence under clause (a) above and then calculating the incurrence under clause (b) above.
Incremental Term Facility: as defined in Section 2.1.5.
Incremental Term Facility Effective Date: as defined in Section 2.1.5.
Incremental Term Loan: as defined in Section 2.1.5.
Incremental Term Loan Commitment: as defined in Section 2.1.5.
Indemnified Taxes: (a) Taxes, other than Excluded Taxes, imposed on or relating to any payment of an Obligation; and (b) to the extent not otherwise described in clause (a), Other Taxes.
Indemnitees: Administrative Agent Indemnitees, Arranger Indemnitees, Lender Indemnitees and Bank of America Indemnitees.
Indenture: as defined in the preamble.
Initial Maturity Date: April 12, 2023.
Initial Term Loan Commitment: as to each Lender, its obligation to make Initial Term Loans to the Borrower pursuant to Section 2.1.1 in an aggregate principal amount not to exceed the amount set forth opposite such Lender’s name on Schedule 1.1 under the caption “Initial Term Loan Commitment” or opposite a comparable caption in the Assignment and Acceptance pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement. The initial aggregate amount of the Initial Term Loan Commitments of all Lenders is $175,000,000.
Initial Term Facility: (a) on or prior to the Effective Date, the aggregate Initial Term Loan Commitments of all Lenders at such time and (b) thereafter, the aggregate Initial Term Loans of all Lenders at such time.

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Initial Term Loans: as defined in Section 2.1.1.
Insolvency Proceeding: any case or proceeding commenced by or against a Person under any state, federal or foreign law for, or any agreement of such Person to, (a) the entry of an order for relief under the Bankruptcy Code or any other insolvency, debtor relief or debt adjustment law; (b) the appointment of a receiver, trustee, liquidator, administrator, conservator or other custodian or similar officer for such Person or any part of its Property; or (c) a general assignment or trust mortgage for the benefit of creditors.
Intellectual Property: all intellectual and similar Property of a Person, including the following:
(a)    any patent, and any divisions, inventions, continuations (including, but not limited to, continuations-in-parts) and improvements thereof, as well as any application for a patent made now or hereafter, together with all causes of action arising prior to or after the date hereof for infringement of any of the foregoing (collectively, “Patents”);
(b)    any United States or foreign copyright rights to any works of authorship or other copyrightable subject matter, including any registrations of any copyrights in the United States Copyright Office or any foreign equivalent office, as well as any application for a copyright registration now or hereafter made with the United States Copyright Office or any foreign equivalent office, together with all causes of action arising prior to or after the date hereof for infringement of any of the foregoing (collectively, “Copyrights”);
(c)    all Internet domain names and associated uniform resource locator addresses (collectively, “Domain Names”);
(d)    all computer programs, object code, source code and supporting documentation, including, without limitation, “software” as such term is defined in the Uniform Commercial Code as in effect on the date hereof in the State of New York and computer programs that may be construed as included in the definition of “goods” in the Uniform Commercial Code as in effect on the date hereof in the State of New York, and all media that may contain Software or recorded data of any kind (collectively, “Software”);
(e)    any trade secrets or other proprietary and confidential information, including unpatented inventions, invention disclosures, engineering or other technical data, financial data, procedures, know-how, designs, personal information, supplier lists, customer lists, business, production or marketing plans, formulae, methods (whether or not patentable), processes, compositions, schematics, ideas, algorithms, techniques, analyses, proposals, source code, object code and data collections (collectively, “Trade Secrets”); and
(f)    all right, title and interest in and to any trademarks, service marks and trade names, including any registration or application for registration of any trademarks and service marks, which are registered or filed in the United States Patent and Trademark Office or the equivalent thereof in any state of the United States or any equivalent foreign office or agency, as well as any unregistered trademarks and service marks and any trade dress including logos, designs, fictitious business names and other business identifiers used by such Person or any other indicia of origin,

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and all causes of action arising prior to or after the date hereof for infringement of any of the foregoing or unfair competition regarding the same (collectively, “Trademarks”).
Intellectual Property Claim: any claim or assertion (whether in writing, by suit or otherwise) that the Borrower’s or a Subsidiary’s ownership, use, marketing, sale or distribution of any Inventory, Equipment, Intellectual Property or other Property violates another Person’s Intellectual Property.
Intercreditor Agreement: the Intercreditor Agreement, dated as of April 12, 2017, the Borrower, the other Obligors from time to time party thereto as grantors, Bank of America, as ABL Facility Security Agent, Bank of America, as Term Loan Security Agent, and certain other Persons party or that may become party thereto from time to time.
Interest Period: as defined in Section 3.1.3.
Investment: any Acquisition; any acquisition of record or beneficial ownership of any Equity Interests of a Person; or any loan, advance or capital contribution to or other investment in any other Person.
IRS: the United States Internal Revenue Service.
Junior Debt: as defined in Section 10.2.9.
Latest Maturity Date: at any date of determination, the latest maturity date applicable to any Tranche of Term Loans hereunder at such time, including the latest maturity or expiration date of any Initial Term Loan, any Extended Term Loan or any Incremental Term Facility (or Loan thereunder), in each case, as extended in accordance with this Agreement from time to time.
Lender Indemnitees: Lenders, the Affiliates of any Lender, and the officers, directors, employees, agents and attorneys of each Lender and each such Affiliate.
Lenders: as defined in the preamble to this Agreement, including any other Person who hereafter becomes a “Lender” pursuant to an Assignment and Acceptance.
Lending Office: the office designated as such by the applicable Lender at the time it becomes party to this Agreement or thereafter by notice to Administrative Agent and the Borrower.
LIBOR: the per annum rate of interest determined by Administrative Agent at or about 11:00 a.m. (London time) two Business Days prior to an interest period, for a term equivalent to such period, equal to the London Interbank Offered Rate, or comparable or successor rate approved by Administrative Agent, as published on the applicable Bloomberg screen page (or other commercially available source designated by Administrative Agent from time to time); provided, that any comparable or successor rate shall be applied by Administrative Agent, if administratively feasible, in a manner consistent with market practice; provided further, that in no event shall LIBOR be less than 1.00%.
LIBOR Loan: each set of LIBOR Term Loans having a common length and commencement of Interest Period.
LIBOR Term Loan: a Term Loan that bears interest based on LIBOR.

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License: with respect to any Obligor, all of such Obligor’s right, title, and interest in and to any and all licensing agreements or similar arrangements relating to its owned Intellectual Property and any license or agreement under which an Obligor is authorized to use Intellectual Property in connection with (a) any manufacture, marketing, distribution or disposition of Collateral, (b) any use of Property or (c) any other conduct of its business, and all income, Royalties, damages, claims, and payments now or hereafter due or payable under and with respect thereto, including, without limitation, damages and payments for past and future breaches thereof, and all rights to sue for past, present, and future breaches thereof.
Licensor: any Person from whom an Obligor obtains the right to use any Intellectual Property.
Lien: any Person’s interest in Property securing an obligation owed to, or a claim by, such Person, whether such interest is based on common law, statute or contract, including liens (statutory or other), mortgages, collateral assignments, deposit arrangements, charges, preferences, priorities or other security arrangements of any kind or nature whatsoever (including any agreement to give any of the foregoing any conditional sale or retention of title agreement, any financing or similar agreement), security interests, pledges, hypothecations, statutory trusts, reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases, and other title exceptions and encumbrances affecting Property; provided, however, that non-exclusive licenses of Intellectual Property in the Ordinary Course of Business are not Liens.
Loan: a Term Loan.
Loan Account: the loan account established by each Lender on its books pursuant to Section 5.8.
Loan Documents: this Agreement, Other Agreements and Security Documents.
Margin Stock: as defined in Regulation U of the Board of Governors.
Material Adverse Effect: the effect of any event or circumstance that, taken alone or in conjunction with other events or circumstances, has or could be reasonably expected to have a material adverse effect on (a) the business, operations, Properties or financial condition of the Obligors, taken as a whole; (b) the enforceability of the Loan Documents, or on the validity or priority of Administrative Agent’s Liens on the Collateral; (c) the ability of the Obligors, taken as a whole, to perform any obligations under the Loan Documents, including repayment of any Obligations; or (d) the ability of Administrative Agent or any Lender to enforce or collect any Obligations or to realize upon any Collateral.
Material Contract: any agreement or arrangement to which an Obligor is party (other than the Loan Documents) for which breach, termination, nonperformance or failure to renew could reasonably be expected to have a Material Adverse Effect.
Maturity Date: (a) with respect to the Initial Term Facility, the earliest of (i) the Initial Maturity Date and (ii) the date that the Initial Term Loans are declared due and payable pursuant to Section 11.2, (b) with respect to any Incremental Term Facility, the final maturity date as specified in the applicable Incremental Amendment and (c) with respect to any Tranche of Extended Term Loans, the final maturity date as specified in the applicable Extension Amendment,; provided, in

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each case, that if such day is not a Business Day, the applicable Maturity Date shall be the Business Day immediately succeeding such day.
Minimum Extension Condition: as defined in Section 2.1.6.
Moody’s: Moody’s Investors Service, Inc., and its successors.
Mortgages: each mortgage, fixed charge, deed of trust or deed to secure debt, assignments of leases and rents, and other security documents pursuant to which the Borrower or the applicable Obligor grants to Administrative Agent, for the benefit of Secured Parties, a Lien upon any Mortgaged Property owned by the Borrower or the applicable Obligor, as security for the Obligations, each in form and substance reasonably satisfactory to the Administrative Agent, as amended, supplemented or otherwise modified from time to time.
Mortgaged Properties: all parcels of Real Estate (other than a parcel with a fair market value (as reasonably determined by the Borrower in good faith) of less than $2,500,000) owned in fee by any Obligor; provided, however, that one or more parcels owned in fee by such Obligor and located adjacent to, contiguous with, and generally comprising one property in the reasonable discretion of the Administrative Agent, be deemed to be one parcel for the purposes of this definition.
Multiemployer Plan: any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which any Obligor or ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.
Net Proceeds: with respect to an Asset Disposition, proceeds (including, when received, any deferred or escrowed payments) received by an Obligor in cash from such Asset Disposition, net of (a) reasonable and customary costs and expenses actually incurred in connection therewith, including legal fees and sales commissions; (b) amounts applied to repayment of Debt secured by a Permitted Lien on Collateral sold; (c) transfer or similar taxes and the Borrower’s good faith estimate of income taxes paid or payable in connection with such sale; (d) reserves for indemnities or purchase price adjustments, until such reserves are no longer needed; and (e) the Borrower’s good faith estimate of payments required to be made with respect to unassumed liabilities relating to the assets sold (provided that, to the extent such cash proceeds are not so used within 180 days of such Asset Disposition, such cash proceeds shall constitute Net Proceeds).
New Incremental Term Lender: as defined in Section 2.1.5.
Non-Extending Lender: as defined in Section 2.1.6.
Not Otherwise Applied: with reference to any proceeds of any transaction or event or of Excess Cash Flow or the Available Amount that is proposed to be applied to a particular use or transaction, that such amount (a) was not required to prepay Loans pursuant to Section 5.3.1 and (b) has not previously been (and is not simultaneously being) applied to anything other than such particular use or transaction.
Notes: each Term Loan Note.
Notice of Borrowing: a Notice of Borrowing to be provided by the Borrower to request a Borrowing of Term Loans, in substantially the form attached hereto as Exhibit G or such other

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form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Senior Officer of the Borrower.
Notice of Conversion/Continuation: a Notice of Conversion/Continuation to be provided by the Borrower to request a conversion or continuation of any Loans as LIBOR Loans, in substantially the form attached hereto as Exhibit H or otherwise in form reasonably satisfactory to Administrative Agent.
Obligations: all (a) principal of and premium, if any on the Loans, (b) interest, expenses, fees and other sums payable by Obligors under Loan Documents, (c) obligations of Obligors under any indemnity for Claims, (d) Extraordinary Expenses and (e) other Debts, obligations and liabilities of any kind owing by Obligors pursuant to the Loan Documents, whether now existing or hereafter arising, whether evidenced by a note or other writing, whether allowed in any Insolvency Proceeding, whether arising from an extension of credit, acceptance, loan, guaranty, indemnification or otherwise, and whether direct or indirect, absolute or contingent, due or to become due, primary or secondary, or joint or several; provided that Obligations of an Obligor shall not include any Excluded Swap Obligations.
Obligor: the Borrower, each Guarantor or other Person that is liable for payment of any Obligations or that has granted a Lien in favor of Administrative Agent on its assets to secure any Obligations.
OFAC: Office of Foreign Assets Control of the U.S. Treasury Department.
Ordinary Course of Business: the ordinary course of business of the Borrower or any Subsidiary, undertaken in good faith.
Organic Documents: with respect to any Person, as applicable, its charter, certificate or articles of incorporation, bylaws, articles of organization, articles of association, memorandum, limited liability agreement, operating agreement, members agreement, shareholders agreement, partnership agreement, certificate of partnership, certificate of formation, voting trust agreement, or similar agreement or instrument governing the formation or operation of such Person.
OSHA: the Occupational Safety and Health Act of 1970.
Other Agreement: each Note, Real Estate Document, Intercreditor Agreement, Compliance Certificate, Borrower Materials, amendment and/or joinder agreement entered into pursuant to Section 2.1.4 or 2.1.5, Extension Amendment, or other note, document, instrument or agreement (other than this Agreement or any Security Document), now or hereafter delivered by an Obligor or other Person (providing that an Obligor is also party to thereto) to Administrative Agent or a Lender in connection with any transactions relating hereto.
Other Connection Taxes: Taxes imposed on a Recipient due to a present or former connection between it and the taxing jurisdiction (other than connections arising from the Recipient having executed, delivered, become party to, performed obligations or received payments under, received or perfected a Lien or engaged in any other transaction pursuant to, enforced, or sold or assigned an interest in, any Loan or Loan Document).

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Other Taxes: all present or future stamp, court, documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a Lien under, or otherwise with respect to, any Loan Document, except Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to a request of the Borrower).
Participant: as defined in Section 14.2.
Patent Security Agreement: each patent security agreement pursuant to which an Obligor grants to Administrative Agent, for the benefit of Secured Parties, a Lien on such Obligor’s interests in its Patents, as security for the Obligations, as amended, restated, supplemented or otherwise modified from time to time.
Patents: as defined in the definition of “Intellectual Property”.
Patriot Act: the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. No. 107-56, 115 Stat. 272 (2001), as amended.
Payment Item: each check, draft or other item of payment payable to the Borrower, including those constituting proceeds of any Collateral.
PBGC: the Pension Benefit Guaranty Corporation.
Percentage: for any Lender (other than any Defaulting Lender), as applicable, the percentage of the aggregate Term Loan Commitments represented by its Term Loan Commitment.
Pension Plan: any employee pension benefit plan (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by any Obligor or ERISA Affiliate or to which the Obligor or ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the preceding five plan years.
Perfection Certificate: a certificate (or supplement thereto) in substantially the form of Exhibit J.
Permitted Acquisition: any Acquisition as to which all of the following conditions are satisfied or waived:

(a)
such Acquisition is an acquisition of all or substantially all of the assets or of all of the outstanding Equity Interests of another Person, involving a line or lines of business or a distribution channel which is related, similar or complementary to, or supportive of the lines of business or distribution channels in which the Borrower and its Subsidiaries, considered as an entirety, are engaged on the Effective Date;

(b)	such Acquisition is not actively opposed by the Board of Directors (or similar governing body) of the selling Person or the Person whose equity interests are to be acquired;

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(c)
as soon as available, but not less than ten (10) days prior to the closing of such Acquisition (or such shorter time period as Administrative Agent may otherwise agree), the Borrower shall submit to Administrative Agent (i) notice of such Acquisition together with a reasonably detailed description of the business or assets to be acquired, (ii) copies of all available business and financial information as reasonably requested by Administrative Agent relating to such Acquisition, (iii) pro forma financial statements, (iv) audited financial statements for the acquired business or distribution channel for the most recent fiscal year, unless the same are unavailable, and the most recent unaudited financial statements for the acquired business or distribution channel, (v) a certificate of the chief financial officer of the Borrower certifying that such pro forma financial statements, on a combined basis, present fairly in all material respects the financial condition of the Borrower and its Subsidiaries on a consolidated basis as of the date thereof after giving effect to such Acquisition, and which shall include a representation and warranty as to compliance with each of the other criteria for a “Permitted Acquisition” and (vi) at least five days prior to the date of such Acquisition (or such shorter time period as Agent may otherwise agree), the Borrower shall deliver drafts of the related purchase agreement, together with lien release letters and other documents as Administrative Agent may reasonably require to evidence the termination of Liens (other than Permitted Liens) and any other information as Administrative Agent may reasonably request, with final, executed copies of such purchase agreement and other related documents to be delivered no later than five days after the closing of such Acquisition;

(d)
if the Person so acquired is intended to be a Guarantor, then prior to such Acquisition, Administrative Agent shall have been provided with such information as it shall reasonably request to complete its evaluation of any such Person (including all information necessary to comply with the Patriot Act);

(e)
the Purchase Consideration paid by or on behalf of the Borrower and the other Subsidiaries for any such Acquisition of an entity that does not become a Guarantor (including by way of merger), when aggregated with the Purchase Consideration paid by or on behalf of the Borrower and the Subsidiaries for all other Acquisitions made by the Borrower and the Subsidiaries of entities that have not become Guarantors (including by way of merger), shall not exceed $15,000,000; and

(f)
within the time periods specified in Section 10.1.9, Administrative Agent shall have a perfected and continuing first priority security interest in and Lien on all Term Loan First Lien Collateral, and subject to the Intercreditor Agreement, a perfected security interest in and Lien on all other assets that are the subject of such Acquisition (subject, in each case, to Permitted Liens).

Permitted Asset Disposition:

(a)	a sale of Inventory in the Ordinary Course of Business;

(b)
a disposition of Property for fair market value (as reasonably determined in good faith by the Borrower), provided, that (i) no Default or Event of Default has occurred and is continuing or would result therefrom, and (ii) if the purchase price is greater than $1,000,000, not less than 75% of the consideration received in connection with the disposition shall be composed of cash and Cash Equivalents;

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(c)
disposition of Inventory that is obsolete, unmerchantable or otherwise unsaleable in the Ordinary Course of Business and dispositions of accounts receivable in connection with the collection or compromise thereof in the Ordinary Course of Business (which, for the avoidance of doubt, shall exclude receivable financing or factoring);

(d)	termination of a lease, sublease, license, sublicense, use agreement or similar agreement of real or personal Property which could not reasonably be expected to have a Material Adverse Effect;

(e)
the leasing (including subleasing) or non-exclusive licensing (including sublicensing) of Intellectual Property, personal Property or real Property in the Ordinary Course of Business or the abandonment of Intellectual Property in the Ordinary Course of Business as permitted in Section 10.1.4;

(f)	dispositions of obsolete, uneconomical, negligible, worn-out or surplus property;

(g)	sales of Cash Equivalents and marketable securities;

(h)
sales, transfers, leases, exchanges and dispositions (i) among the Obligors, (ii) from non-Obligors to the Obligors, (iii) among non-Obligors or (iv) to the extent constituting an Investment permitted hereunder, from Obligors to non-Obligor Subsidiaries;

(i)
(i) granting of Permitted Liens, (ii) Distributions permitted to be made pursuant to Section 10.2.4, (iii) dividends, distributions and purchases of Equity Interests excluded from the definition of “Distributions” pursuant to the proviso therein and (iv) Investments otherwise permitted hereunder (other than Investments made pursuant to clause (s) of the definition of “Restricted Investment”);

(j)	mergers, consolidations, amalgamations, liquidations and dissolutions to the extent permitted by Section 10.2.10;

(k)	termination of any Hedging Agreement;

(l)	any disposition of Real Estate to a Governmental Authority as a result of casualty or a condemnation of such Real Estate;

(m)	issuances of Equity Interests to qualifying directors of Foreign Subsidiaries or to Persons (other than the Borrower or a Subsidiary) required by Applicable Law to hold shares in a Subsidiary;

(n)	the capitalization or forgiveness of Debt owed to it by other Obligors or Subsidiaries if such capitalization or forgiveness is required in order to comply with so-called “thin capitalization” rules;

(o)	the cancellation, forgiveness, set off or acceptance of prepayments of Debt owed to the Borrower to the extent not otherwise prohibited by the terms of this Agreement;

(p)	dispositions in connection with the settlement of claims or disputes and the settlement, release or surrender of tort or other litigation claims;

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(q)	dispositions set forth on Schedule 10.2.7;

(r)
sale of accounts receivable and related rights or assets pursuant to any Qualified Receivables Transactions and preliminary intercompany transfers of accounts receivable and related rights or assets in connection therewith;

(s)	dispositions approved in writing by Administrative Agent and Required Lenders;

(t)	any Permitted Sale-Leaseback; and

(u)
the sale or issuance of common Equity Interests of any Subsidiary to the Borrower or any other Subsidiary (provided that in the case of such issuance of common Equity Interests of a Subsidiary that is not a wholly owned Subsidiary, Equity Interests of such Subsidiary may be also issued to other owners thereof to the extent such issuance is not dilutive to the ownership of the Borrower and the Guarantors).

Permitted Contingent Obligations: Contingent Obligations:

(a)	arising from endorsements of Payment Items for collection or deposit in the Ordinary Course of Business;

(b)	arising from Hedging Agreements permitted hereunder;

(c)	incurred in the Ordinary Course of Business with respect to surety, appeal or performance bonds, or other similar obligations;

(d)
arising from customary indemnification obligations in favor of (i) purchasers of Equity Interests or in connection with Permitted Asset Dispositions and (ii) sellers in connection with Acquisitions permitted hereunder;

(e)	arising under the Loan Documents or the ABL Loan Documents; or

(f)	in an aggregate amount of $5,000,000 or less at any time.
Permitted Lien: as defined in Section 10.2.2.
Permitted Netted Cash: an amount equal to the aggregate amount of unrestricted cash and Cash Equivalents of the Borrower and its Subsidiaries credited to a deposit or securities account located in the United States as of the date of measurement; provided that at no time shall such amount exceed $20,000,000.
Permitted Purchase Money Debt: Purchase Money Debt of the Borrower and Subsidiaries that is unsecured or secured only by a Purchase Money Lien, as long as the aggregate amount does not at any time exceed the greater of (i) $15,000,000 and (ii) 3.0% of Total Assets (prior to giving effect to any acquisition or Investment made or intended to be made using the proceeds of such Purchase Money Debt).
Permitted Ratio Debt: means Debt of the Borrower and/or any Guarantor; provided that:

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(a)	such Debt is either (i) senior unsecured or (ii) subordinated in right of payment to the Obligations,

(b)	such Debt does not mature prior to the date that is ninety-one (91) days after the Latest Maturity Date at the time such Debt is incurred,

(c)
such Debt has no scheduled amortization or scheduled payments of principal and is not subject to mandatory redemption, repurchase, prepayment or sinking fund obligation (other than customary offers to repurchase upon a change of control, asset sale or casualty event and customary acceleration rights after an event of default) prior to the date that is ninety-one (91) days after the Latest Maturity Date at the time such Debt is incurred,

(d)
immediately after giving effect thereto and to the use of the proceeds thereof, (i) no Default or Event of Default shall exist or result therefrom and (ii) the Total Leverage Ratio after giving effect to the incurrence of such Debt on a Pro Forma Basis is less than or equal to the Effective Date Total Leverage Ratio, and

(e)
such Debt is issued on market terms for the type of Debt issued and for issuers having a similar credit profile and in any event with covenants that are not more restrictive (taken as a whole) with respect to the Borrower and the Subsidiaries than the covenants in this Agreement as reasonably determined by the Borrower in good faith; provided that a certificate of the Borrower as to the satisfaction of the conditions described in clause (e) above delivered to Administrative Agent at least five (5) Business Days prior to the incurrence of such Debt, together with a reasonably detailed description of the material covenants of the Debt proposed to be issued or drafts of documentation relating thereto, stating that the Borrower has reasonably determined in good faith that the terms of such Debt satisfy the foregoing requirements, shall be conclusive unless the Administrative Agent notifies the Borrower within three (3) Business Days of the receipt of such certificate that it disagrees with such determination (including a reasonably detailed description of the basis upon which it disagrees).

Permitted Sale-Leaseback: Asset Dispositions by the Borrower or Subsidiaries of fixed or capital assets pursuant to sale-leaseback transactions where the sale is for cash consideration in an amount not less than the fair value of such fixed or capital asset (as reasonably determined in good faith by the Borrower).
Person: any individual, corporation, limited liability company, partnership, joint venture, joint stock company, land trust, business trust, unincorporated organization, Governmental Authority or other entity.
Plan: any employee benefit plan (as such term is defined in Section 3(3) of ERISA) established by an Obligor or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, an ERISA Affiliate.
Platform: as defined in Section 15.4.3.
Pledge Agreement: collectively, the pledge agreement, dated as of the Effective Date, among the Borrower and each other Domestic Subsidiary party thereto, as pledgors, and Bank of America,

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N.A., as pledgee, and each other pledge agreement executed by an Obligor in favor of Administrative Agent, as amended, restated, supplemented or otherwise modified from time to time.
Preferred Stock: as applied to the Equity Interests of any Person, the Equity Interests of any class or classes (however designated) which are preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over Equity Interests of any other class of such Person.
Prepayment Amount: as defined in Section 5.3.1(e).
Prepayment Date: as defined in Section 5.3.1(e).
Prepayment Fees: as defined in Section 5.3.2(b).
Prime Rate: the rate of interest announced by Bank of America from time to time as its prime rate. Such rate is set by Bank of America on the basis of various factors, including its costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above or below such rate. Any change in such rate publicly announced by Bank of America shall take effect at the opening of business on the day specified in the announcement.
Pro Forma Basis: relative to a Specified Transaction, means that such Specified Transaction and the following transactions in connection therewith shall be deemed to have occurred as of the first day of the applicable period of measurement: (a) income statement items (whether positive or negative) attributable to the property or Person subject to such Specified Transaction, (i) in the case of an Acquisition or permitted Investment described in the definition of “Specified Transaction”, shall be included and (ii) in the case of a disposition of all or substantially all of the assets of or all of the Equity Interests of any Subsidiary of the Borrower or any division or product line of the Borrower or any of its Subsidiaries, shall be excluded, (b) any retirement of Debt, and (c) any Debt incurred or assumed by the Borrower or any of its Subsidiaries in connection therewith and if such Debt has a floating or formula rate, shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate which is or would be in effect with respect to such Debt as at the relevant date of determination.
Pro Rata: with respect to any Lender, a percentage (carried out to the ninth decimal place) determined by dividing the amount of such Lender’s Loans of a Class by the aggregate amount of all outstanding Loans of such Class.
Properly Contested: with respect to any obligation of an Obligor, (i) the obligation is subject to a bona fide dispute regarding amount or the Obligor’s liability to pay; (ii) the obligation is being properly contested in good faith by appropriate proceedings promptly instituted and diligently pursued; (iii) appropriate reserves have been established in accordance with GAAP; (iv) the failure to pay could not reasonably be expected to have a Material Adverse Effect, nor result in forfeiture or sale of any assets of the Obligor; (v) no Lien is imposed on assets of the Obligor, unless bonded and stayed to the reasonable satisfaction of Administrative Agent; and (v) if the obligation results from entry of a judgment or other order, such judgment or order is stayed pending appeal or other judicial review.

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Property: any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.
Purchase Consideration: the aggregate, without duplication, of (i) cash paid or payable by the Borrower and its Subsidiaries, directly or indirectly to the sellers (including the repayment of any Debt or other obligations and payments with respect to consulting, non-compete or other agreements as a result of such Acquisition) in connection with any Acquisition, (ii) the Debt assumed or incurred by the Borrower and its Subsidiaries, whether in favor of the seller or any other Person, and whether fixed or contingent, including without limitation earn-outs and/or other contingent payments and other seller notes in connection with any Acquisition, and (iii) any other consideration given or obligation incurred by the Borrower or any Subsidiary in connection with any Acquisition in favor of the seller or any Affiliate of the seller; provided, however, Equity Interests of the Borrower issued in connection with any Acquisition shall be excluded from the determination of “Purchase Consideration”.
Purchase Money Debt: (a) Debt (other than the Obligations) for payment of any of the purchase price of fixed assets; (b) Debt (other than the Obligations) incurred within 90 days before or after acquisition of any fixed assets, for the purpose of financing any of the purchase price thereof; and (c) any renewals, extensions, refinancings or replacements thereof in an aggregate principal amount that does not exceed the principal amount of the Debt being renewed, extended, refinanced or replaced (except by the amount of any accrued interest, payment in kind interest, reasonable closing costs, expenses, fees and premium paid in connection with such renewal, extension, refinancing or replacement).
Purchase Money Lien: a Lien that secures Purchase Money Debt, encumbering only the fixed assets acquired with such Debt (and proceeds thereof) and constituting a Capital Lease or a purchase money security interest under the UCC; provided that individual financings of equipment provided by one lender may be cross-collateralized to other financings of equipment provided by such lender.
Qualified ECP: an Obligor with total assets exceeding $10,000,000 at the time the relevant guarantee or grant of the relevant security interest becomes effective with respect to such Swap Obligation, or that constitutes an “eligible contract participant” under the Commodity Exchange Act and can cause another Person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of such act.
Qualified Receivables Transaction: any transaction or series of transactions designated in writing by the Administrative Agent to be a “Qualified Receivables Transaction” and which is entered into by the Borrower or its Subsidiaries, as applicable, pursuant to which the Borrower or its Subsidiaries, as applicable, may sell, convey or otherwise transfer to (i) any Excluded Receivables Subsidiary or (ii) any other Person (in the case of a transfer by an Excluded Receivables Subsidiary), or may grant a security interest in, any accounts receivable (whether now existing or arising in the future) of the Borrower, and any assets related thereto, including all collateral securing such accounts receivable, all contracts and all guarantees or other obligations in respect of such accounts receivable, and proceeds of such accounts receivable and other assets that are customarily transferred, or in respect of which security interests are customarily granted, in connection with asset securitization transactions involving accounts receivable; provided that such transaction shall not involve any recourse to the Borrower or any Subsidiary (other than recourse only to the Excluded Receivables

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Subsidiary or, solely with respect to Standard Securitization Undertakings, any other Subsidiary) for any reason other than repurchases of non-eligible accounts receivable.
RCRA: the Resource Conservation and Recovery Act (42 U.S.C. §§ 6991-6991i).
Real Estate: collectively, all right, title and interest (whether as owner, lessor or lessee) in and to any and all parcels of or interests in real Property owned in fee or leased by any Obligor, whether by lease, license, easement or other means, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all buildings, structures, parking areas or other improvements thereon and appurtenant fixtures incidental to the ownership, lease or operation thereof.
Real Estate Documents: with respect to any Real Estate subject to a Mortgage, the following, in form and substance reasonably satisfactory to Administrative Agent and received by Administrative Agent for review within the time periods set forth in the applicable provisions of this Agreement:

(a)
a Mortgage, duly executed and acknowledged by the applicable Obligor that is the owner of or holder of any interest in the Mortgaged Property, and otherwise in form for recording in the recording office of the appropriate Clerk of Court of the county where each such Mortgaged Property is situated, together with such certificates, affidavits, questionnaires or returns as may be necessary or advisable in connection with the recording or filing thereof to create a Lien under applicable laws, and such financing statements and other instruments as may be necessary or advisable to grant a mortgage or deed of trust Lien under the laws of the applicable jurisdiction on the Mortgaged Property (provided that if a mortgage tax will be owed on the entire amount of the Obligations evidenced hereby, then, to the extent permitted by, and in accordance with, applicable law, the amount of such mortgage tax shall be calculated based on the lesser of (x) the amount of the Obligations allocated to the applicable Mortgaged Property and (y) an amount equal to 110% of the fair market value of the Mortgaged Property (as reasonably determined by the Borrower in good faith) at the time the Mortgage is entered into, which in the case of clause (y) will result in a limitation of the Obligations secured by the Mortgage to such amount);

(b)
a mortgagee title policy (or binder therefor) covering Administrative Agent’s interest under the Mortgage, in form, substance and amount and by an insurer acceptable to Administrative Agent, and evidence reasonably acceptable to the Administrative Agent of payment by the Borrower or the applicable Obligor of all title insurance policy premiums, search and examination charges, escrow charges and related charges, mortgage recording taxes, fees, costs and expenses required for the recording of the Mortgages and the issuance of the title insurance policies and requested title endorsements;

(c)
a current ALTA or equivalent survey of the Real Estate, containing, among other things, a property description and flood plain certification, and certified by a licensed surveyor reasonably acceptable to Administrative Agent or an existing survey together with an affidavit of no change in each case reasonably acceptable to Administrative Agent and sufficient for the title insurer to remove the standard survey exception from the mortgagee title policy referenced in clause (b) above and to provide the coverage referenced in clause

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(b), including reasonable and customary survey and survey-related endorsements thereto; provided that no survey shall be required for any Mortgaged Property in connection with which the applicable Obligor can induce the title insurer to issue the mortgagee title policy referenced in clause (b) above, which mortgagee title policy shall not contain the standard survey exception for matters that would be shown on a survey, and shall include the coverage referenced in clause (b), including all customary survey and survey-related endorsements;

(d)
a “Life-of-Loan” Federal Emergency Management Agency Standard Flood Hazard Determination with respect to each parcel of Mortgaged Property, in form and substance reasonably acceptable to the Administrative Agent (together with notice about special flood hazard area status and flood disaster assistance, and to the extent required, duly executed by the Borrower or applicable Obligor), and if any improved Mortgaged Property is located in an area identified by the Federal Emergency Management Agency (or any successor agency) to have special flood hazards, flood insurance for such Mortgaged Property in an amount, with endorsements and by an insurer reasonably acceptable to Administrative Agent, and in compliance in all other respects with the Flood Insurance Laws and Regulation H of the Board of Governors;

(e)
to the extent requested by Administrative Agent and obtainable after exercising commercially reasonable efforts, such consents, approvals, assignments, amendments, supplements, tenant subordination agreements, non-disturbance agreements or other instruments as may be reasonably necessary or advisable in order for the applicable Obligor to grant the Lien of the Mortgage on the applicable Mortgaged Property;

(f)
at the request of the Administrative Agent, a favorable legal opinion, addressed to Administrative Agent and the Secured Parties, of local counsel to the Obligors in each jurisdiction (i) where a Mortgaged Property is located and (ii) where the applicable Obligor granting the Mortgage on said Mortgaged Property is organized, regarding the due execution, delivery and enforceability of each such Mortgage, the corporate formation, existence and good standing of the applicable Obligor, and such other matters as may be reasonably requested by Administrative Agent and as are customary for transactions of a similar nature, each in form and substance reasonably acceptable to Administrative Agent;

(g)	if available, any existing appraisal of the Mortgaged Properties; and

(h)
if available, a Phase I environmental assessment, prepared by environmental engineers reasonably acceptable to Administrative Agent (consent not to be unreasonably withheld), which shall all be in form and substance reasonably satisfactory to Administrative Agent (consent not to be unreasonably withheld).

Recipient: Administrative Agent, any Lender or any other recipient of a payment to be made by an Obligor under a Loan Document or on account of an Obligation.
Refinancing Conditions: the following conditions for Refinancing Debt:

(a)	it is in an aggregate principal amount that does not exceed the principal amount of the Debt being extended, renewed, refinanced or replaced (except by the amount of any

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accrued interest, payment in kind interest, reasonable closing costs, expenses, fees and premium paid in connection with such extension, renewal, refinancing or replacement);

(b)	it has a final stated maturity no sooner than, and a Weighted Average Life to Maturity no less than the Debt being extended, renewed, refinanced or replaced;

(c)
the Debt, and/or the Liens securing the Debt, as applicable, is subordinated to the Obligations at least to the same extent as the Debt, or the Liens securing the Debt, as applicable, being extended, renewed, refinanced or replaced;

(d)
such Debt is issued on market terms for the type of Debt issued and for issuers having a similar credit profile and in any event with covenants that are not more restrictive (taken as a whole) with respect to the Borrower and the Subsidiaries than the covenants in this Agreement as reasonably determined by the Borrower in good faith; provided that a certificate of the Borrower as to the satisfaction of the conditions described in clause (d) above delivered to Administrative Agent at least five (5) Business Days prior to the incurrence of such Debt, together with a reasonably detailed description of the material covenants of the Debt proposed to be issued or drafts of documentation relating thereto, stating that the Borrower has reasonably determined in good faith that the terms of such Debt satisfy the foregoing requirements, shall be conclusive unless the Administrative Agent notifies the Borrower within three (3) Business Days of the receipt of such certificate that it disagrees with such determination (including a reasonably detailed description of the basis upon which it disagrees);

(e)
the Debt is not secured by any property or assets other than the property or assets that were collateral (and then only with the same priority) for the Debt being extended, renewed or refinanced at the time of such extension, renewal or refinancing;

(f)	the obligor or obligors under any such Refinancing Debt are the same as the obligor(s) under the Debt being extended, renewed, refinanced or replaced on such Debt; and

(g)	upon giving effect to it, no Default or Event of Default exists.
Refinancing Debt: Borrowed Money that is the result of an extension, renewal or refinancing of the Term Loan Indebtedness or Debt permitted under Section 10.2.1(b), (d), (f) or (x), in each case, so long as each Refinancing Condition is satisfied and, in the case of the Term Loan Indebtedness, is permitted by and in accordance with the Intercreditor Agreement.
Related Parties: with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, sub-agents, trustees, attorneys and advisors of such Person and of such Person’s Affiliates.
Relevant Transaction: as defined in Section 5.3.1(b).
Reportable Event: any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.
Repricing Event: any prepayment or refinancing of all or a portion of the Initial Term Loans with the incurrence by any Obligor of any financing incurred for the primary purpose of reducing

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the All-In Yield to less than the All-In Yield of the Initial Term Loans, as applicable, including without limitation, as may be effected through any amendment to this Agreement relating to or affecting the All-In Yield of the Initial Term Loans, but which, for the avoidance of doubt, does not include any prepayment or refinancing in connection with a Change of Control or any refinancing that involves an upsizing in connection with a Permitted Acquisition.
Required Lenders: Lenders having outstanding Term Loans in excess of 50% of the aggregate outstanding Term Loans; provided, that the Term Loans held by Defaulting Lenders or their Affiliates shall be treated as being equal to zero for the purposes of calculating Required Lenders.
Restricted Foreign Subsidiary Amount: as defined in Section 5.3.1(f).
Restricted Investment: any Investment by the Borrower or Subsidiary, other than:

1.	Investments in Subsidiaries to the extent existing on the Effective Date and other Investments existing on the Effective Date and set forth on Schedule 10.2.6(I);

2.
Cash Equivalents; provided, however, that, to the extent such Cash Equivalents constitute Collateral, such Cash Equivalents are subject to Administrative Agent’s Lien and control, pursuant to documentation in form and substance reasonably satisfactory to Administrative Agent;

3.	Investments consisting of lease, utility and other similar deposits or any other deposit permitted under Section 10.2.2 in the Ordinary Course of Business;

4.	prepayments and deposits to suppliers in the Ordinary Course of Business;

5.	Hedging Agreements to the extent permitted by Section 10.2.16;

6.	Investments (i) by an Obligor in any other Obligor, or (ii) by Subsidiaries that are non-Obligors into Obligors or other non-Obligors;

7.
the establishment of wholly owned Subsidiaries subject to compliance with Section 10.1.9 (to the extent applicable); provided that any Subsidiary established in reliance on this clause (g) may be less than wholly owned solely to the extent necessary due to any issuance of Equity Interests to qualifying directors of Foreign Subsidiaries or to Persons (other than the Borrower or a Subsidiary) required by Applicable Law to hold shares in such Subsidiary;

8.
Investments in securities or other assets of trade creditors, customers or other Persons in the Ordinary Course of Business that are received in settlement of bona fide disputes or pursuant to any plan of reorganization or liquidation or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers;

9.	guarantees, Contingent Obligations and other Investments permitted under Section 10.2.1;

10.	Investments to the extent such Investments reflect an increase in the value of Investments otherwise permitted under Section 10.2.6 hereof;

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11.	the capitalization or forgiveness of Debt owed to it by other Obligors or Subsidiaries if such capitalization or forgiveness is required in order to comply with so-called “thin capitalization” rules;

12.	the cancellation, forgiveness, set off or acceptance of prepayments of Debt owed to the Borrower to the extent not otherwise prohibited by the terms of this Agreement;

13.
loans and advances to an officer or employee for salary, travel expenses, commissions and similar items in the Ordinary Course of Business, not to exceed, in the aggregate, $4,000,000 at any time outstanding;

14.	prepaid expenses and extensions of trade credit made in the Ordinary Course of Business;

15.	deposits with financial institutions permitted hereunder;

16.	Investments in an Excluded Receivables Subsidiary in connection with a sale of receivables to such Excluded Receivables Subsidiary pursuant to a Qualified Receivables Transaction;

17.	Investments not to exceed, in the aggregate at any time outstanding, the greater of (i) $35,000,000 and (ii) 10.0% of Total Assets (prior to giving effect to any such Investments);

18.
Investments made with the portion, if any, of the Available Amount on the date that the Borrower elects to apply all or a portion thereof to this clause (r); provided that (i) immediately after giving effect to any such Investment, no Default or Event of Default shall have occurred and be continuing and (ii) immediately after giving effect to any such Investment, the Total Leverage Ratio is less than or equal to the Effective Date Total Leverage Ratio on a Pro Forma Basis;

(a)
Investments arising in connection with Permitted Asset Dispositions permitted hereunder (other than Permitted Asset Dispositions made pursuant to clause (i)(iv) of the definition of “Permitted Asset Disposition”);

1.	Investments in entities that are not Guarantors in an aggregate amount not to exceed $15,000,000;

2.	Investments set forth on Schedule 10.2.6(II); and

3.	any intermediate Investment necessary to facilitate the ultimate consummation of an Investment otherwise permitted hereby.
Restrictive Agreement: an agreement (other than a Loan Document) that conditions or restricts the right of the Borrower, Subsidiary or other Obligor to incur or repay Borrowed Money, to grant Liens on any assets, to declare or make Distributions, to modify, extend or renew any agreement evidencing Borrowed Money, or to repay any intercompany Debt.
Retained Excess Cash Flow Amount: at any date, an amount, not less than zero in the aggregate, determined on a cumulative basis equal to the aggregate cumulative sum of the Retained

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Percentage of Excess Cash Flow for all Excess Cash Flow Periods ending after the Effective Date and prior to such date.
Retained Percentage: with respect to any period for which Excess Cash Flow is calculated, (a) 100% minus (b) the percentage of Excess Cash Flow determined in accordance with Section 5.3.1 with respect to such period (it being understood that, for any such period for which 0% of Excess Cash Flow is required to be applied, the Retained Percentage for such period shall be 100%).
Royalties: all royalties, fees, expense reimbursement and other amounts payable by the Borrower under a License.
S&P: Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc. and any successor thereto.
Sanction: any sanction administered or enforced by the U.S. Government (including OFAC), the United Nations Security Council, European Union, Her Majesty’s Treasury or other sanctions authority.
Second Lien Notes: the 7.875% Senior Secured Notes due April 15, 2019, issued by the Borrower under the Indenture, in the aggregate amount of $235,000,000 (plus all interest paid in kind).
Secured Parties: Administrative Agent and the Lenders.
Security Documents: this Agreement (in respect of the grants of security made pursuant to Section 7), the Pledge Agreements, Guaranties, Copyright Security Agreements, Patent Security Agreements, Trademark Security Agreements, Deposit Account Control Agreements, Mortgages, Perfection Certificates and all other documents, instruments and agreements now or hereafter securing (or given with the intent to secure) any Obligations.
Senior Officer: the chairman of the board, president, chief executive officer, managing director, treasurer, controller, director of finance, chief financial officer or finance officer of the Borrower, any other officer or employee of the Borrower or a Guarantor so designated by any of the foregoing officers in a notice to the Administrative Agent or any other officer or employee of the Borrower or a Guarantor designated in or pursuant to an agreement between the Borrower or such Guarantor, as applicable, and the Administrative Agent.
Software: as defined in the definition of “Intellectual Property”.
Solvent: as to any Person, such Person (a) owns Property whose fair saleable value is greater than the amount required to pay all of its debts (including contingent, subordinated, unmatured and unliquidated liabilities); (b) owns Property whose present fair saleable value (as defined below) is greater than the probable total liabilities (including contingent, subordinated, unmatured and unliquidated liabilities) of such Person as they become absolute and matured; (c) is able to generally pay all of its debts as they mature; (d) has capital that is not unreasonably small for its business and is sufficient to carry on its business and transactions and all business and transactions in which it is about to engage; (e) is not “insolvent” within the meaning of Section 101(32) of the Bankruptcy Code; and (f) has not incurred (by way of assumption or otherwise) any obligations or liabilities

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(contingent or otherwise) under any Loan Documents, or made any conveyance in connection therewith, with actual intent to hinder, delay or defraud either present or future creditors of such Person or any of its Affiliates. “Fair saleable value” means the amount that could be obtained for assets within a reasonable time, either through collection or through sale under ordinary selling conditions by a capable and diligent seller to an interested buyer who is willing (but under no compulsion) to purchase on a going concern basis.
Specified Existing Tranche: as defined in Section 2.1.6.
Specified Transaction: (a) any disposition of all or substantially all the assets of or all the Equity Interests of any Subsidiary or of any division or product line of the Borrower or any of its Subsidiaries, (b) any Acquisition permitted hereunder, (c) any proposed incurrence of Debt or (d) the proposed making of a Distribution, in each case, to the extent permitted hereunder.
Standard Securitization Undertakings: those representations, warranties, covenants and indemnities entered into by the Borrower or any Excluded Receivables Subsidiary which are determined in good faith by the Borrower to be customary in securitization transactions involving accounts receivables.
Subordinated Debt: Debt incurred by the Borrower that is expressly subordinate and junior in right of payment to Full Payment of all Obligations pursuant to a customary subordination agreement in form and substance reasonably satisfactory to Administrative Agent.
Subsidiary: any entity at least 50% of whose voting securities or Equity Interests is owned by the Borrower (including indirect ownership by the Borrower through other entities in which the Borrower directly or indirectly owns 50% of the voting securities or Equity Interests).
Swap Obligations: with respect to an Obligor, any obligation to pay or perform under a Hedging Agreement that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.
Taxes: all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
Term Facility Increase: as defined in Section 2.1.4.
Term Facility Increase Lender: as defined in Section 2.1.4.
Term Increase Effective Date: as defined in Section 2.1.4.
Term Loan: any Initial Term Loan, Incremental Term Loan, Extended Term Loan or other Term Loan under any other Tranche.
Term Loan Commitment: as to each applicable Lender, (i) its Initial Term Loan Commitment, if any, (ii) its Incremental Term Loan Commitment, if any, (iii) its commitment to provided Extended Term Loans, if any, and (iv) without duplication of the foregoing, its commitment to provide Term Loans in connection with a Term Facility Increase or an additional term facility pursuant to Section

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15.1.6, if any, in each case as the context may require as such amounts may be adjusted from time to time in accordance with this Agreement.
Term Loan Commitments: the aggregate amount of such commitments of all Lenders.
Term Loan First Lien Collateral: has the meaning provided in the Intercreditor Agreement.
Term Loan Indebtedness: shall have the meaning set forth in the Intercreditor Agreement.
Term Loan Note: a promissory note executed by the Borrower in favor of and at the request of a Lender substantially in the form of Exhibit A, which shall be in the amount of, and shall evidence, the Term Loans made by such Lender.
Total Assets: as of any date of determination, the total assets on a consolidated basis of the Borrower and the Subsidiaries as at the end of the most recently ended Fiscal Quarter for which financial statements have been delivered pursuant to Section 10.1.2(b) as shown on such financial statements in accordance with GAAP.
Total Funded Indebtedness: Borrowed Money, Purchase Money Debt and unreimbursed obligations in respect of drawn letters of credit that have not been reimbursed within one Business Day after the date of such drawing, in each case, of the Borrower and the Subsidiaries.
Total Leverage Ratio: as of any date of determination, the ratio of (a) (i) Total Funded Indebtedness as at such date (after giving effect to any incurrence, repayment, repurchase, redemption, defeasance, retirement or discharge of Debt on such date) minus (ii) Permitted Netted Cash as at such date to (b) EBITDA, calculated on a Pro Forma Basis, for the period of the most recent four consecutive Fiscal Quarters ending prior to the date of such determination for which financial statements have been made available (or were required to be made available) pursuant to Section 10.1.2(b).
Trade Secrets: as defined in the definition of “Intellectual Property”.
Trademarks: as defined in the definition of “Intellectual Property”.
Trademark Security Agreement: each trademark security agreement pursuant to which an Obligor grants to Administrative Agent, for the benefit of Secured Parties, a Lien on such Obligor’s interests in Trademarks, as security for the Obligations, as amended, restated, supplemented or otherwise modified from time to time.
Tranche: the respective facility and commitments utilized in making Loans hereunder, with there being one Tranche on the Effective Date, i.e., Initial Term Loans. Each Class of Loans or Commitments shall constitute a separate Tranche hereunder. Additional Tranches may be added after the Effective Date pursuant to Section 2.1.5, 2.1.6 or 15.1.6.
Transactions: as defined in the preamble.
Transferee: any actual or potential Eligible Assignee, Participant or other Person acquiring an interest in any Obligations.

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Type: any type of a Loan (i.e., Base Rate Loan or LIBOR Loan) that has the same interest option and, in the case of LIBOR Loans, the same Interest Period.
UCC: the Uniform Commercial Code as in effect in the State of New York or, when the laws of any other jurisdiction govern the perfection or enforcement of any Lien, the Uniform Commercial Code as in effect in such jurisdiction.
Unfunded Pension Liability: the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to the Code, ERISA or the Pension Protection Act of 2006 for the applicable plan year.
Unpaid Sum: any sum due and payable but unpaid by the Borrower under this Agreement.
Upstream Payment: a pro rata Distribution by a Subsidiary of the Borrower to such Subsidiary’s direct equity holders.
U.S. Person: “United States Person” as defined in Section 7701(a)(30) of the Code.
U.S. Tax Compliance Certificate: as defined in Section 5.10.2(b)(iii).
Voting Stock: for any Person, all classes of Equity Interests of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.
Weighted Average Life to Maturity: when applied to any Debt at any date, the number of years (and/or portion thereof) obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Debt.
Write-Down and Conversion Powers: the write-down and conversion powers of the applicable EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which powers are described in the EU Bail-In Legislation Schedule.
1.2.    Accounting Terms.
Under the Loan Documents (except as otherwise specified herein or therein), all accounting terms shall be interpreted, all accounting determinations shall be made, and all financial statements shall be prepared, in accordance with GAAP applied on a basis consistent with the most recent audited financial statements of the Borrower delivered to Administrative Agent before the Effective Date, except for any change required or permitted by GAAP if the Borrower’s certified public accountants concur in such change, the change is disclosed to Administrative Agent and Section 10.3 is amended in a manner satisfactory to Required Lenders to take into account the effects of the change.
Notwithstanding anything to the contrary contained herein, financial ratios and other financial calculations pursuant to this Agreement shall, following any Specified Transaction, be calculated on a Pro Forma Basis.
If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, Administrative Agent, Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to Administrative Agent and Lenders as reasonably requested hereunder a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. It is agreed that a change in GAAP contemplated above shall include the International Financial Reporting Standards, or certain of the standards contained therein, becoming the required methodology of financial reporting. Notwithstanding the foregoing the implementation following the Effective Date of any changes in GAAP that would require a lease to be capitalized shall be disregarded for purposes of any financial ratio or limitation in this Agreement.
1.3.    Uniform Commercial Code.
As used herein, the following terms are defined in accordance with the UCC in effect in the State of New York from time to time: “Chattel Paper,” “Commercial Tort Claim,” “Deposit Account,” “Document,” “Equipment,” “General Intangibles,” “Goods,” “Instrument,” “Inventory,” “Investment Property,” “Letter-of-Credit Right” and “Supporting Obligation.”
1.4.    Certain Matters of Construction.
The terms “herein,” “hereof,” “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision. Any pronoun used shall be deemed to cover all genders. In the computation of periods of time from a specified date to a later specified date, “from” means “from and including,” and “to” and “until” each mean “to but excluding.” The terms “including” and “include” shall mean “including, without limitation” and, for purposes of each Loan Document, the parties agree that the rule of ejusdem generis shall not be applicable to limit any provision. Section titles appear as a matter of convenience only and shall not affect the interpretation of any Loan Document. All references to (a) laws or statutes include all related rules, regulations, interpretations, supplements, amendments and successor provisions; (b) any document, instrument or agreement include any amendments, amendments and restatements, refinancings, replacements, waivers and other modifications, extensions or renewals (to the extent permitted by the Loan Documents); (c) any section mean, unless the context otherwise requires, a section of this Agreement; (d) any exhibits or schedules mean, unless the context otherwise requires, exhibits and schedules attached hereto, which are hereby incorporated by reference; (e) any Person include successors and assigns; (f) time of day mean times of day at Administrative Agent’s notice address under Section 15.4.1; or (g) discretion of Administrative Agent or any Lender mean the sole and absolute discretion of such Person. All fundings of Loans and payments of Obligations shall be in Dollars. Unless the context otherwise requires, all determinations (including calculations of the Financial Covenant) made from time to time under the Loan Documents shall be made in light of the circumstances existing at such time. The Borrower shall have the burden of establishing any alleged negligence, misconduct or lack of good faith by Administrative Agent or any Lender under any Loan Documents. No provision of any Loan Documents shall be construed against any party by reason of such party having, or being deemed to have, drafted the provision. Whenever the phrase “to the best of Borrower’s knowledge” or words of similar import are used in any Loan Documents, including references to “knowledge of any Obligor”, it means actual knowledge of a Senior Officer, or knowledge that a Senior Officer would have obtained if he or she had engaged in good faith and diligent performance of his or her duties, including reasonably specific inquiries of employees or agents and a good faith attempt to ascertain the matter to which such phrase relates.
1.5.    Certifications.
All certifications to be made hereunder by an officer or representative of an Obligor shall be made by such person in his or her capacity solely as an officer or a representative of such Obligor, on such Obligor’s behalf and not in such person’s individual capacity.
1.6.    Times of Day.
Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).
SECTION 2.    CREDIT FACILITIES
2.1.    Term Loan Commitments.
2.1.1.    Term Loans. (i) On the Effective Date, each Lender with an Initial Term Loan Commitment agrees, severally on a Pro Rata basis, to make a single term loan denominated in Dollars to the Borrower in an aggregate amount not to exceed such Lender’s Initial Term Loan Commitment (the “Initial Term Loans”) and (ii) after the Effective Date, each Lender with a Term Loan Commitment (other than an Initial Term Loan Commitment) with respect to any Tranche of Term Loans (other than Initial Term Loans) severally agrees to make a Term Loan denominated in Dollars under such Tranche to the Borrower in an amount not to exceed such Lender’s Term Loan Commitment under such Tranche on the date of incurrence thereof, which Term Loans under such Tranche shall be incurred pursuant to a single drawing on the date set forth for such incurrence. Each Borrowing shall consist of Term Loans made simultaneously by the Lenders in accordance with their respective Term Loan Commitments. Amounts borrowed under this Section 2.1.1 and subsequently repaid or prepaid may not be reborrowed. Term Loans may be Base Rate Loans or LIBOR Loans as further provided herein. The Initial Term Loan Commitments shall terminate in their entirety on the Effective Date (after giving effect to the incurrence of Initial Term Loans on the Effective Date).
2.1.2.    Term Loan Notes and Denominations. The Term Loans made by each Lender and interest accruing thereon shall be evidenced by the records of Administrative Agent and such Lender. Promptly following the request of any Lender, the Borrower shall deliver a Term Loan Note to such Lender. Borrowings by the Borrower shall be denominated only in Dollars.
2.1.3.    Use of Proceeds. The proceeds of Term Loans shall be used by the Borrower solely (a) to satisfy existing Debt under the Indenture; (b) to pay fees and transaction expenses associated with the closing of this credit facility; and (c) for working capital and other lawful corporate purposes of the Borrower (including Capital Expenditures and the financing of Investments and Acquisitions permitted hereunder). The Borrower shall not, directly or indirectly, use any Loan proceeds, nor use, lend, contribute or otherwise make available any Loan proceeds to any Subsidiary, joint venture partner or other Person, (i) to fund any activities of or business with any Person, or in any Designated Jurisdiction, that is the subject of any Sanction; or (ii) in any manner that would result in a violation of a Sanction by any Person (including any Secured Party or other individual or entity participating in any transaction); or (iii) for any purpose that would breach the FCPA, UK Bribery Act 2010 or similar law in any jurisdiction.
2.1.4.    Increase in Term Facility.
(a)    The Borrower may from time to time, upon notice by the Borrower to the Administrative Agent specifying the proposed amount thereof, request an increase, from any Lender or any Additional Lender, in any Tranche of Term Loans (each, a “Term Facility Increase”) (which shall be on the same terms as (other than with respect to upfront fees and customary arrangement or commitment fees), and become part of, the applicable Tranche of Term Loans hereunder (except as otherwise provided in Sections 2.1.4(d) and 2.1.4(f)) by an aggregate principal amount not to exceed, at the time the time of incurrence, the Incremental Cap; provided that any such request for a Term Facility Increase shall be in a minimum amount of the lesser of (x) $5,000,000 and (y) the entire remaining amount of any Term Facility Increase that may be requested under this Section 2.1.4; provided, further, that no more than three (3) such requests for Term Facility Increases (in the aggregate with any requests for Incremental Term Facilities pursuant to Section 2.1.4) may be made by the Borrower.
(b)    Each such notice shall specify the identity of each Lender or other Person that is an Eligible Assignee (each, a “Term Facility Increase Lender”) to whom the Borrower proposes any portion of such Term Facility Increase be allocated and the proposed amounts of such allocation; provided that (v) Additional Lenders may only be approached to participate in such Term Facility Increase if the then existing Lenders have not elected to increase their Term Loans in the entire amount of the Term Facility Increase (after having 5 Business Days to elect), (w) any Lender approached to provide all or a portion of the Term Facility Increase may elect or decline, in its sole discretion, to increase its applicable Tranche of Term Loans, the Administrative Agent shall have the right to consent (such consent not to be unreasonably conditioned, withheld or delayed) to such Person’s providing such portion of the Term Facility Increase if such consent of the Administrative Agent would be required under Section 14 for an assignment of Term Loans or Term Loan Commitments to such Person. Any applicable Lender not responding within such time period shall be deemed to have declined to increase its applicable Tranche of Term Loans.
(c)    The Administrative Agent shall notify the Borrower and each applicable Lender of the applicable Lenders’ responses to each request made under this Section 2.1.4.
(d)    If any Term Facility is increased in accordance with this Section 2.1.4, the Administrative Agent and the Borrower shall determine the effective date (the “Term Increase Effective Date”) and the final allocation of such Term Facility Increase among the applicable Term Facility Increase Lenders which need not be on a ratable basis for all existing Lenders of the applicable Tranche. The Administrative Agent shall promptly notify the applicable Lenders of the final allocation of such increase and the Term Increase Effective Date. As of the Term Increase Effective Date, the amortization schedule for the Term Facility subject to the Term Facility Increase set forth in Section 5.2(a) (or any other applicable amortization schedule for the relevant Term Facility) shall be amended in a writing (which may be executed and delivered solely by the Borrower and the Administrative Agent) to increase the then-remaining unpaid installments of principal by an aggregate amount equal to the additional Term Loans being made on such date, such aggregate amount to be applied to increase such installments ratably in accordance with the amounts in effect immediately prior to the Term Increase Effective Date. In addition, in connection with any Term Facility Increase pursuant to this Section 2.1.4, the Lenders hereby authorize the Administrative Agent to enter into amendments (which may be executed and delivered solely by the Borrower and the Administrative Agent) to this Agreement and the other Loan Documents with the Borrower as may be necessary in the reasonable opinion of the Administrative Agent in order to reflect any technical changes necessary to give effect to such Term Facility Increase in accordance with its terms as set forth herein.
(e)    Such Term Facility Increase shall become effective, as of the applicable Term Increase Effective Date; provided that (i) no Default or Event of Default shall have occurred and be continuing or would result after giving effect to such Term Facility Increase (or, in the case of an Term Facility Increase incurred to finance a Permitted Acquisition, no Default or Event of Default shall have occurred and be continuing as of the date the definitive agreements for such Permitted Acquisition are entered into), (ii) after giving effect to the making of any Term Loans or the effectiveness of any Term Facility Increase, the conditions set forth in Section 6.2 shall be satisfied, (iii) the Term Facility Increase shall be effected pursuant to one or more joinder agreements and/or amendments (in form and substance reasonably satisfactory to the Administrative Agent) executed and delivered by the Borrower and the Term Facility Increase Lenders, and to the extent applicable, the Administrative Agent, and each of which shall be recorded in the register pursuant to Section 14.3.4, (iv) the Borrower shall have delivered a certificate dated as of the Term Increase Effective Date signed by a Senior Officer of the Borrower certifying that the conditions precedent set forth in subclauses (i) and (ii) have been satisfied and that the Borrower is in compliance on a Pro Forma Basis with the Financial Covenant (together with supporting calculations demonstrating compliance with such requirement), (v) to the extent reasonably requested by the Administrative Agent, the Administrative Agent shall have received legal opinions, board resolutions, officers’ certificates (including solvency certificates), good standing certificates and/or reaffirmation agreements (and/or such amendments to the Security Documents) consistent in all material respects with those delivered on the Effective Date under Section 6.1 with respect to the Borrower and all Guarantors (other than changes to such legal opinions resulting from a Change in Law or change in fact) and evidencing the approval of such Term Facility Increase by the Borrower and each Guarantor, (vi) the Administrative Agent and each Lender shall have completed to its respective satisfaction all due diligence and compliance requirements pursuant to or in respect of Flood Insurance Laws and (vii) all fees and expenses owing in respect of such Term Facility Increase to the Administrative Agent and the applicable Lenders shall have been paid. The additional Term Loans made pursuant to any Term Facility Increase shall be made by the applicable Lenders participating therein pursuant to the procedures set forth in Section 4.1.
(f)    The Term Loans incurred pursuant to any Term Facility Increase shall have the same Applicable Margin (subject to the proviso in this clause (f)) as the Term Facility to which such Term Loans are being added; provided that if the Applicable Margin for the Term Loans to be increased pursuant to such Term Facility Increase shall be higher than the Applicable Margin for the Term Facility to which such Term Loans are being added, then the Applicable Margin for such Term Facility shall be automatically increased as and to the extent needed to eliminate such deficiency.
(g)    On the date of the making of such new Term Loans, and notwithstanding anything to the contrary set forth in Section 2.1, such new Term Loans shall be added to (and constitute a part of) each borrowing of outstanding Term Loans of the same Type with the same Interest Period of the respective Term Facility on a pro rata basis (based on the relative sizes of the various outstanding Borrowings), so that each Term Lender will participate proportionately in each then outstanding borrowing of Term Loans of the same Type with the same Interest Period of the respective Term Facility.
(h)    To the extent the provisions of preceding clause (g) require that Term Facility Increase Lenders making new Term Loans add such Term Loans to the then outstanding borrowings of LIBOR Loans of the respective Term Facility, it is acknowledged that the effect thereof may result in such new Term Loans having short Interest Periods (i.e., an Interest Period that began during an Interest Period then applicable to outstanding LIBOR Loans of the respective Term Facility and which will end on the last day of such Interest Period).
2.1.5.    New Incremental Term Facility.
(a)    The Borrower may from time to time, upon notice by the Borrower to the Administrative Agent, specifying in reasonable detail the proposed terms thereof, request, from any Lender or any Additional Lender, to add one or more new term loan facilities to the Facilities (each, an “Incremental Term Facility”; and any commitment made by a Lender thereunder, an “Incremental Term Loan Commitment”, and any advance made by a Lender thereunder, an “Incremental Term Loan”) in an aggregate principal amount not to exceed, at the time of incurrence, the Incremental Cap; provided that any such request for an Incremental Term Facility shall be in a minimum amount of the lesser of (x) $5,000,000 and (y) the entire amount that may be requested under this Section 2.1.5; provided, further, that no more than three (3) such requests for additional Incremental Term Facilities (in the aggregate with any requests for a Term Facility Increase pursuant to Section 2.1.4) may be made by the Borrower.
(b)    Each such notice shall specify the identity of each Lender or other Person that is an Eligible Assignee (each, a “New Incremental Term Lender”) to whom the Borrower proposes any portion of such Incremental Term Facility be allocated and the proposed amounts of such allocations; provided that (v) Additional Lenders may only be approached to participate in such Incremental Term Facility if the then existing Lenders have not elected to fund the entire amount of such Incremental Term Facility (after having 10 Business Days to elect), (w) any Lender approached to provide all or a portion of the Incremental Term Facility may elect or decline, in its sole discretion, to provide an Incremental Term Facility, (x) the Administrative Agent shall have the right to consent (such consent not to be unreasonably conditioned, withheld or delayed) to such Person’s providing such Incremental Term Facility if such consent of the Administrative Agent would be required under Section 14 for an assignment of Term Loans or Term Loan Commitments to such Person and (y) any Affiliate Lender providing an Incremental Term Facility shall be subject to the same restrictions set forth in Section 14.3.3 as they would otherwise be subject to with respect to any purchase by or assignment to such Affiliate Lender of Term Loans. At the time of sending such notice to any Lenders that are approached to provide all or a portion of an Incremental Term Facility, the Borrower (in consultation with the Administrative Agent) shall specify the time period within which each applicable Lender is requested to respond. Any Lender not responding within such time period shall be deemed to have declined to participate in such Incremental Term Facility. The Administrative Agent shall notify the Borrower and each applicable Lender of the Lenders’ responses to each request made under this Section 2.1.5.
(c)    If an Incremental Term Facility is added in accordance with this Section 2.1.5, the Borrower, in consultation with the Administrative Agent working in good faith, shall determine the effective date (the “Incremental Term Facility Effective Date”) and the final allocation of such Incremental Term Facility among the New Incremental Term Lenders. The Administrative Agent shall promptly notify the applicable Lenders of the final allocation of the Incremental Term Facility and the Incremental Term Facility Effective Date. In connection with any addition of an Incremental Term Facility pursuant to this Section 2.1.5, the Lenders hereby authorize the Administrative Agent to enter into amendments (which may be executed and delivered solely by the Borrower and the Administrative Agent) to this Agreement and the other Loan Documents with the Borrower as may be necessary in the reasonable opinion of the Administrative Agent and the Borrower in order to give effect to such Incremental Term Facility in accordance with its terms as set forth herein (including, without limitation, the addition of such Incremental Term Facility as a “Facility” hereunder and treated in a manner consistent with the other Facilities, as applicable, including for purposes of prepayments and voting).
(d)    Such Incremental Term Facility shall become effective as of the applicable Incremental Term Facility Effective Date; provided that (i) no Default or Event of Default shall have occurred and be continuing or would result after giving effect to such Incremental Term Facility (or, in the case of an Incremental Term Facility incurred to finance a Permitted Acquisition, no Default or Event of Default shall have occurred and be continuing as of the date the definitive agreements for such Permitted Acquisition are entered into), (ii) after giving effect to the making of any Incremental Term Loans, the conditions set forth in Section 6.2 shall be satisfied, (iii) the Incremental Term Facility shall be effected pursuant to one or more joinder agreements and/or amendments (in form and substance reasonably satisfactory to the Administrative Agent) executed and delivered by the Borrower and the New Incremental Term Lenders, and to the extent applicable, the Administrative Agent and each of which shall be recorded in the register pursuant to Section 14.3.4, (iv) the Borrower shall have delivered a certificate dated as of the Incremental Term Facility Effective Date signed by a Senior Officer of the Borrower certifying that the conditions precedent set forth in subclauses (i) and (ii) have been satisfied and that the Borrower is in compliance on a Pro Forma Basis with the Financial Covenant (together with supporting calculations demonstrating compliance with such requirement), (v) to the extent reasonably requested by the Administrative Agent, the Administrative Agent shall have received legal opinions, board resolutions, officers’ certificates (including solvency certificates), good standing certificates and/or reaffirmation agreements (and/or such amendments to the Security Documents) consistent in all material respects with those delivered on the Effective Date under Section 6.1 with respect to the Borrower and all Guarantors (other than changes to such legal opinions resulting from a Change in Law or change in fact) and evidencing the approval of such increase by the Borrower and each Guarantor, (vi) the Administrative Agent and each Lender shall have completed to its respective satisfaction all due diligence and compliance requirements pursuant to or in respect of Flood Insurance Laws and (vii) all fees and expenses owing in respect of such Incremental Term Facility to the Administrative Agent and the applicable Lenders shall have been paid.
(e)    The terms, provisions and documentation of the Incremental Term Loans and Incremental Term Facilities, as the case may be, shall be as determined by the Borrower; provided that, except as set forth below, to the extent such terms, provisions and documentation are not consistent with the Initial Term Facility such Incremental Term Facility shall be no more favorable (taken as a whole) to the New Incremental Term Lenders than those applicable to Lenders under the Initial Term Facility or shall otherwise be reasonably satisfactory to the Administrative Agent (it being understood that to the extent that any additional financial maintenance covenant is added for the benefit of any Incremental Term Facility, no consent shall be required from the Administrative Agent or any Lender to the extent that such financial maintenance covenant is also added for the benefit of any corresponding existing Facility) in each case, except for terms, provisions and documentation applicable only to periods after the Latest Maturity Date in effect on the date of incurrence; provided further that:
(A)    such Incremental Term Facility and the Loans thereunder shall rank pari passu in right of payment, have the same borrower and guarantees as, and be secured on an equal and ratable basis with (by the same Collateral securing), the Initial Term Loans;
(B)    the final maturity of any Tranche of Incremental Term Loans shall be no earlier than the Latest Maturity Date in effect at the time of incurrence;
(C)    the Weighted Average Life to Maturity of such Incremental Term Facility shall be no shorter than the then longest remaining Weighted Average Life to Maturity of the then outstanding Tranches of Term Loans outstanding at the time of incurrence;
(D)    subject to clauses (B) and (C) of this proviso, the amortization schedule applicable to any Incremental Term Facility shall be determined by the Borrower and the New Incremental Term Lenders providing such Incremental Term Facility;
(E)    any Incremental Term Facility may participate on a pro rata basis or less than pro rata basis (but not on a greater than pro rata basis) in any prepayments of the Initial Term Facility pursuant to Sections 5.3.1 and 5.3.2, as specified in the applicable joinder agreement;
(F)     the All-In Yield applicable to the Incremental Term Loans of each Tranche shall be determined by the Borrower and the applicable New Incremental Term Lenders and shall be set forth in each applicable joinder agreement; provided that, in the event that the All-In Yield for any Incremental Term Facility is higher than the All-In Yield for the Initial Term Loans by more than 50 basis points, then the Applicable Margin for the Initial Term Loans shall be increased to the extent necessary so that the All-In Yield for the Initial Term Loans is equal to the All-In Yield for such Incremental Term Facility minus 50 basis points; and
(G)    subject to clause (F) above, any fees payable in connection with any such Incremental Term Facility shall be determined by the Borrower and the Lenders providing such Incremental Term Facility.
The Incremental Term Loans and Incremental Term Loan Commitments made or established pursuant to this Section 2.1.5 shall constitute Loans and Term Loan Commitments under, and shall be entitled to all the benefits afforded by, this Agreement and the other Loan Documents, and shall, without limiting the foregoing, benefit equally and ratably from each Guaranty and the security interests created by the Security Documents. The Borrower and the Subsidiaries shall take any actions reasonably required by the Administrative Agent to ensure and/or demonstrate that the Lien granted by the Security Documents continue to be perfected under the Uniform Commercial Code or otherwise to the extent required under Section 10.1.9 and the Security Documents after giving effect to the extension or establishment of any such Loans or any such Term Loan Commitments.
2.1.6.    Extension of Term Loans.
(a)    The Borrower may at any time and from time to time request that all or a portion of the Term Loans of one or more Tranches existing at the time of such request (each, an “Existing Tranche”, and the Term Loans of such Tranche, the “Existing Loans”) be converted to extend the scheduled maturity date(s) of any payment of principal with respect to any such Existing Tranche (any such Existing Tranche which has been so extended, an “Extended Tranche” and the Term Loans of such Extended Tranche, the “Extended Term Loans”) and to provide for other terms consistent with this Section 2.1.6; provided that (i) any such request shall be made by the Borrower to all Lenders with Term Loans of the applicable Tranche with a like maturity date on a pro rata basis (based on the aggregate outstanding principal amount of the applicable Term Loans) and on the same terms to each such Lender and (ii) any applicable Minimum Extension Condition shall be satisfied unless waived by the Borrower in its sole discretion. In order to establish any Extended Tranche, the Borrower shall provide a written notice to the Administrative Agent (who shall provide a copy of such notice to each of the Lenders of the applicable Existing Tranche) (an “Extension Request”) setting forth the proposed terms of the Extended Tranche to be established, which terms shall be substantially similar to those applicable to the Existing Tranche from which they are to be extended (the “Specified Existing Tranche”) except with respect to the following as determined by the Borrower and set forth in the Extension Request: (i) interest margins and fees, (ii) other covenants or other provisions applicable only to periods after the Maturity Date of the applicable Existing Tranche and (iii) amortization, final maturity date, premium, required prepayment dates and participation in prepayments; provided that, (A) the Weighted Average Life to Maturity of such Extended Tranche shall be no shorter than the remaining Weighted Average Life to Maturity of the Specified Existing Tranche, (B) the final maturity date of such Extended Tranche shall be no earlier than the Maturity Date of the applicable Existing Tranche, (C) any Extended Term Loans may participate on a pro rata basis or on a less than pro rata basis (but not greater than pro rata basis) in any mandatory prepayments of Term Loans under Sections 5.3.1(a) or (b); provided that, notwithstanding anything to the contrary in this Section 2.1.6 or otherwise, assignments and participations of Extended Tranches shall be governed by the same or, at the Borrower’s discretion, more restrictive assignment and participation provisions applicable to Initial Term Loans set forth in Section 14.1. No Lender shall have any obligation to agree to have any of its Existing Loans converted into an Extended Tranche or Extended Term Loan, as applicable, pursuant to any Extension Request. Any Extended Tranche shall constitute a separate Tranche of Loans from the Specified Existing Tranches and from any other Existing Tranches (together with any other Extended Tranches so established on such date).
(b)    The Borrower shall provide the applicable Extension Request at least ten (10) Business Days (or such shorter period as the Administrative Agent may agree in its reasonable discretion) but no more than sixty (60) days prior to the date on which Lenders under the applicable Existing Tranche or Existing Tranches are requested to respond. Any Lender (an “Extending Term Lender”) wishing to have all or a portion of its Specified Existing Tranche converted into an Extended Tranche shall notify the Administrative Agent (each, an “Extension Election”) on or prior to the date specified in such Extension Request of the amount of its Specified Existing Tranche that it has elected to convert into an Extended Tranche. In the event that the aggregate amount of the Specified Existing Tranche subject to Extension Elections exceeds the amount of Extended Tranches requested pursuant to the Extension Request, the Specified Existing Tranches subject to Extension Elections shall be converted to Extended Tranches on a pro rata basis based on the amount of Specified Existing Tranches included in each such Extension Election. In connection with any extension of Loans pursuant to this Section 2.1.6 (each, an “Extension”), the Borrower shall agree to such procedures regarding timing, rounding and other administrative adjustments to ensure reasonable administrative management of the credit facilities hereunder after such Extension, as may be established by, or acceptable to, the Administrative Agent, in each case acting reasonably to accomplish the purposes of this Section 2.1.6. The Borrower may amend, revoke or replace an Extension Request pursuant to procedures reasonably acceptable to the Administrative Agent at any time prior to the date (the “Extension Request Deadline”) on which Lenders under the applicable Existing Tranche or Existing Tranches are requested to respond to the Extension Request. Any Lender may revoke an Extension Election at any time prior to 5:00 p.m. New York time on the date that is two (2) Business Days prior to the Extension Request Deadline, at which point the Extension Request becomes irrevocable (unless otherwise agreed by the Borrower). The revocation of an Extension Election prior to the Extension Request Deadline shall not prejudice any Lender’s right to submit a new Extension Election prior to the Extension Request Deadline.
(c)    Extended Tranches shall be established pursuant to an amendment in form and substance reasonably satisfactory to the Administrative Agent (an “Extension Amendment”) to this Agreement (which may include amendments to provisions as set forth in Section 2.1.6(a), and which, in each case, except to the extent expressly contemplated by the last sentence of this Section 2.1.6(c) and notwithstanding anything to the contrary set forth in Section 15.1, shall not require the consent of any Lender other than the Extending Term Lenders with respect to the Extended Tranches established thereby) executed by the Obligors, the Administrative Agent, and the Extending Term Lenders. For the avoidance of doubt, the failure of a Lender to respond to a request for an Extension shall be treated as if such non-responding Lender had affirmatively declined to participate in such Extension. No Extension Amendment may provide for any Extended Tranche to be secured by any Collateral or other assets of any Obligor that does not also secure the Existing Tranches or be guaranteed by any Person other than the Guarantors. Notwithstanding anything to the contrary in Section 15.1, any such Extension Amendment may, without the consent of any other Lenders, effect such amendments to any Loan Documents as may be necessary, in the reasonable judgment of the Borrower and the Administrative Agent, to effect the provisions of this Section 2.1.6.
(d)    Such Extended Tranche shall become effective as of the applicable Extension Date; provided that (i) no Default or Event of Default shall have occurred and be continuing or would result after giving effect to such Extended Tranche or the incurrence of Extended Term Loans thereunder, (ii) after giving effect to the making of any Extended Term Loans, the conditions set forth in Section 6.2 shall be satisfied, (iii) an Extension Amendment shall have been executed and delivered by the Obligors, the Administrative Agent, and the Extending Term Lenders, (iv) the Borrower shall have delivered a certificate dated as of the Extension Date signed by a Senior Officer of the Borrower certifying that the conditions precedent set forth in subclauses (i) and (ii) have been satisfied, (v) to the extent reasonably requested by the Administrative Agent, the Administrative Agent shall have received legal opinions, board resolutions, officers’ certificates (including solvency certificates), good standing certificates and/or reaffirmation agreements (and/or such amendments to the Security Documents) consistent in all material respects with those delivered on the Effective Date under Section 6.1 with respect to the Borrower and all Guarantors (other than changes to such legal opinions resulting from a Change in Law or change in fact) and evidencing the approval of such extension by the Borrower and each Guarantor, (vi) the Administrative Agent and each Lender shall have completed to its respective satisfaction all due diligence and compliance requirements pursuant to or in respect of Flood Insurance Laws and (vii) all fees and expenses owing in respect of such Extended Tranche to the Administrative Agent and the applicable Lenders shall have been paid.
(e)    Notwithstanding anything to the contrary contained in this Agreement, on any date on which any Existing Tranche is converted to extend the related scheduled maturity date(s) in accordance with clause (a) above (an “Extension Date”), in the case of the Specified Existing Tranche of each Extending Term Lender, the aggregate principal amount of such Specified Existing Tranche shall be deemed reduced by an amount equal to the aggregate principal amount of Extended Tranche so converted by such Lender on such date, and such Extended Tranches shall be established as a separate Tranche from the Specified Existing Tranche and from any other Existing Tranches (together with any other Extended Tranches so established on such date).
(f)    If, in connection with any proposed Extension Amendment, any Lender declines to consent to the applicable extension on the terms and by the deadline set forth in the applicable Extension Request (each such other Lender, a “Non-Extending Lender”) then the Borrower may, on notice to the Administrative Agent and the Non-Extending Lender, replace such Non-Extending Lender by causing such Lender to (and such Lender shall be obligated to) assign pursuant to Section 14.3 (with the assignment fee and any other costs and expenses to be paid by the Borrower in such instance) all of its rights and obligations under this Agreement to one or more Eligible Assignees; provided that neither the Administrative Agent nor any Lender shall have any obligation to the Borrower to find a replacement Lender; provided, further, that the applicable assignee shall have agreed to provide Extended Term Loans on the terms set forth in such Extension Amendment; provided, further, that all obligations of the Borrower owing to the Non-Extending Lender relating to the Existing Loans so assigned shall be paid in full by the assignee Lender to such Non-Extending Lender concurrently with such Assignment and Acceptance. In connection with any such replacement under this Section 2.1.6, if the Non-Extending Lender does not execute and deliver to the Administrative Agent a duly completed Assignment and Acceptance by the later of (A) the date on which the replacement Lender executes and delivers such Assignment and Acceptance and (B) the date as of which all obligations of the Borrower owing to the Non-Extending Lender relating to the Existing Loans so assigned shall be paid in full by the assignee Lender to such Non-Extending Lender, then such Non-Extending Lender shall be deemed to have executed and delivered such Assignment and Acceptance as of such date and the Borrower shall be entitled (but not obligated) to execute and deliver such Assignment and Acceptance on behalf of such Non-Extending Lender.
(g)    Following any Extension Date, with the written consent of the Borrower, any Non-Extending Lender may elect to have all or a portion of its Existing Loans deemed to be an Extended Term Loan under the applicable Extended Tranche on any date (each date a “Designation Date”) prior to the maturity date of such Extended Tranche; provided that such Lender shall have provided written notice to the Borrower and the Administrative Agent at least ten (10) Business Days prior to such Designation Date (or such shorter period as the Administrative Agent may agree in its reasonable discretion); provided, further, that no greater amount shall be paid by or on behalf of the Borrower or any of its Affiliates to any such Non-Extending Lender as consideration for its extension into such Extended Tranche than was paid to any Extending Term Lender as consideration for its Extension into such Extended Tranche. Following a Designation Date, the Existing Loans held by such Lender so elected to be extended will be deemed to be Extended Term Loans of the applicable Extended Tranche, and any Existing Loans held by such Lender not elected to be extended, if any, shall continue to be “Existing Loans” of the applicable Tranche.
(h)    With respect to all Extensions consummated by the Borrower pursuant to this Section 2.1.6, (i) such Extensions shall not constitute optional or mandatory payments or prepayments for purposes of Sections 5.3.1(a) and (b) and (ii) no Extension Request is required to be in any minimum amount or any minimum increment; provided that the Borrower may at its election specify as a condition (a “Minimum Extension Condition”) to consummating any such Extension that a minimum amount (to be determined and specified in the relevant Extension Request in the Borrower’s sole discretion and may be waived by the Borrower) of Existing Loans of any or all applicable Tranches be extended. The Administrative Agent and the Lenders hereby consent to the transactions contemplated by this Section 2.1.6 (including, for the avoidance of doubt, payment of any interest, fees or premium in respect of any Extended Term Loans on such terms as may be set forth in the relevant Extension Request) and hereby waive the requirements of any provision of this Agreement (including, without limitation, Sections 5.2 and 5.3.1(a) and (b)) or any other Loan Document that may otherwise prohibit any such Extension or any other transaction contemplated by this Section 2.1.6.
SECTION 3.    INTEREST, FEES AND CHARGES
3.1.    Interest.
3.1.1.    Rates and Payment of Interest.
(a)    The Loans shall bear interest (i) if a Base Rate Loan, at the Base Rate in effect from time to time, plus the Applicable Margin, (ii) if a LIBOR Loan, at LIBOR for the applicable Interest Period, plus the Applicable Margin; and (iii) if any other overdue Obligation (including, to the extent permitted by law, interest not paid when due), at the Base Rate in effect from time to time, plus the Applicable Margin for Base Rate Loans. Interest shall accrue from the date the Loan is advanced or the Obligation is incurred or payable, until paid by the Borrower. If a Loan is repaid on the same day made, one day’s interest shall accrue.
(b)    During an Insolvency Proceeding with respect to the Borrower, or during any other Event of Default if Required Lenders in their discretion so elect, Obligations shall bear interest at the Default Rate (whether before or after any judgment). The Borrower acknowledges that the cost and expense to Administrative Agent and Lenders due to an Event of Default are difficult to ascertain and that the Default Rate is a fair and reasonable estimate to compensate Administrative Agent and Lenders for this.
(c)    Interest shall accrue from the date a Loan is advanced or Obligation is incurred or payable, until repaid by the Borrower. Interest accrued on the Loans shall be due and payable in arrears, (i) (x) in the case of LIBOR Loans, on the last day of each Interest Period (or, if any Interest Period for a LIBOR Loan exceeds (3) months, the respective dates that fall every three (3) months after the beginning of such Interest Period) and (y) in the case of Base Rate Loans, the last Business Day of each of March, June, September and December; (ii) on any date of prepayment, with respect to the principal amount of Loans being prepaid; and (iii) on the applicable Maturity Date. Interest accrued on any other Obligations shall be due and payable as provided in the Loan Documents and, if no payment date is specified, shall be due and payable on demand. Notwithstanding the foregoing, interest accrued at the Default Rate shall be due and payable on demand.
3.1.2.    Application of LIBOR to Outstanding Loans.
(a)    The Borrower may on any Business Day, subject to delivery of a Notice of Conversion/Continuation, elect to convert any portion of the Base Rate Loans to, or to continue any LIBOR Loan at the end of its Interest Period as, a LIBOR Loan. During any Event of Default, Administrative Agent may (and shall at the direction of Required Lenders) declare that no Loan may be made, converted or continued as a LIBOR Loan.
(b)    Whenever the Borrower desires to convert or continue Loans as LIBOR Loans, the Borrower shall give Administrative Agent a Notice of Conversion/Continuation, no later than 11:00 a.m. New York time at least three Business Days before the requested conversion or continuation date; provided, however, that if the Borrower wishes to convert or continue Loans as LIBOR Loans having an Interest Period other than 1, 2, 3 or 6 months in duration as provided in Section 3.1.3, the applicable notice must be received by the Administrative Agent not later than 11:00 a.m. New York time at least four Business Days prior to the requested date of such conversion or continuation, whereupon the Administrative Agent shall give prompt notice to the relevant Lenders of such request and determine whether the requested Interest Period is acceptable to all of them. Not later than 11:00 a.m. New York time, three Business Days before the requested date of such Borrowing, conversion or continuation, the Administrative Agent shall notify the Borrower (which notice may be by telephone) whether or not the requested Interest Period has been consented to by all the Lenders. Promptly after receiving any such notice, Administrative Agent shall notify each Lender thereof. Subject to Section 3.5 and Section 3.6, each Notice of Conversion/Continuation shall be irrevocable, and shall specify the amount of Loans to be converted or continued, the conversion or continuation date (which shall be a Business Day), and the duration of the Interest Period (which shall be deemed to be 30 days if not specified). If, upon the expiration of any Interest Period in respect of any LIBOR Loans, the Borrower shall have failed to deliver a Notice of Conversion/Continuation, they shall be deemed to have elected to convert such Loans into Base Rate Loans. Administrative Agent does not warrant or accept responsibility for, nor shall it have any liability with respect to, administration, submission or any other matter related to any rate described in the definition of LIBOR.
3.1.3.    Interest Periods. In connection with the making, conversion or continuation of any LIBOR Loans, the Borrower shall select an interest period (“Interest Period”) to apply, which interest period shall be 1, 2, 3 or 6 months (or, if agreed by all relevant Lenders, 12 months or a shorter period); provided, however, that:
(a)    the Interest Period shall begin on the date the Loan is made or continued as, or converted into, a LIBOR Loan, and shall expire on the numerically corresponding day in the calendar month at its end;
(b)    if any Interest Period begins on a day for which there is no corresponding day in the calendar month at its end or if such corresponding day falls after the last Business Day of such month, then the Interest Period shall expire on the last Business Day of such month; and if any Interest Period would otherwise expire on a day that is not a Business Day, the period shall expire on the next Business Day; and
(c)    no Interest Period shall extend beyond the scheduled Maturity Date of the Facility under which such Loan was made.
3.1.4.    Interest Rate Not Ascertainable. If, due to any circumstance affecting the London interbank market, Administrative Agent determines that adequate and fair means do not exist for ascertaining LIBOR on any applicable date or any Interest Period is not available on the basis provided herein, then Administrative Agent shall immediately notify the Borrower of such determination. Until Administrative Agent notifies the Borrower that such circumstance no longer exists, the obligation of Lenders to make affected LIBOR Loans shall be suspended and no further Loans may be converted into or continued as such LIBOR Loans. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of a LIBOR Loan or, failing that, will be deemed to have submitted a request for a Base Rate Loan.
3.2.    Fees.
3.2.1.    Fees Generally. Borrower shall pay to Administrative Agent such fees as have been separately agreed.
3.2.2.    Effective Date Fee. Borrower shall pay to Administrative Agent, for the account of each Lender on the Effective Date in accordance with its Initial Term Loan Commitment, a fee (which may take the form of original issue discount) in an amount equal to 2.00% of the stated principal amount of such Lender’s Initial Term Loans, payable to such Lender from the proceeds of its Initial Term Loans as and when funded on the Effective Date.  Such fee will be in all respects fully earned, due and payable on the Effective Date and non-refundable and non-creditable thereafter.
3.3.    Computation of Interest, Fees, Yield Protection. All interest in respect of LIBOR Loans, as well as fees and other charges calculated on a per annum basis, shall be computed for the actual days elapsed, based on a year of 360 days. Fees, interest and charges in respect of Base Rate Loans shall be calculated for the actual days elapsed, based on a year of 365 days (or 366 days as applicable) and shall be payable in Dollars. Each determination by Administrative Agent of any interest, fees or interest rate hereunder shall be final, conclusive and binding for all purposes, absent manifest error. All fees shall be fully earned when due and shall not be subject to rebate, refund or proration. All fees payable under Section 3.2 are compensation for services and are not, and shall not be deemed to be, interest or any other charge for the use, forbearance or detention of money. A certificate setting forth amounts payable by the Borrower under Section 3.4, 3.6, 3.7, 3.9 or 5.9, submitted to the Borrower by Administrative Agent or the affected Lender, as applicable, shall be final, conclusive and binding for all purposes, absent manifest error, and the Borrower shall pay such amounts to the appropriate party within 10 Business Days following receipt of the certificate.
3.4.    Reimbursement Obligations. The Borrower shall reimburse Administrative Agent any each Lender for all Extraordinary Expenses promptly upon written request (including documentation reasonably supporting such request). The Borrower shall also reimburse Administrative Agent for all (a) reasonable out-of-pocket legal, accounting, appraisal, consulting, and other fees, costs and expenses incurred by it in connection with negotiation and preparation of any Loan Documents, including any amendment or other modification thereof; (b) legal, accounting, appraisal, consulting and other fees, costs and expenses in connection with administration of and actions relating to any Collateral, Loan Documents and transactions contemplated thereby, including any actions taken to perfect or maintain priority of Administrative Agent’s Liens on any Collateral, to maintain any insurance required hereunder or to verify Collateral; and (c) subject to the limits of Section 10.1.1(b), all fees, costs and expenses in connection with each inspection, audit or appraisal with respect to any Obligor or Collateral, whether prepared by Administrative Agent’s personnel or a third party. The Borrower acknowledges that counsel may provide Administrative Agent with a benefit (such as a discount, credit or accommodation for other matters) based on counsel’s overall relationship with Administrative Agent, including fees paid hereunder. If, for any reason (including inaccurate reporting in any Borrower Materials), it is determined that a higher Applicable Margin should have applied to a period than was actually applied, then the proper margin shall be applied retroactively and within two (2) Business Days of written notice from Administrative Agent the Borrower shall pay to Administrative Agent, for the ratable benefit of Lenders, an amount equal to the difference between the amount of interest and fees that would have accrued using the proper margin and the amount actually paid. If, for any reason (including inaccurate reporting in any Borrower Materials), it is determined that a lower Applicable Margin should have applied to a period than was actually applied, then the proper margin shall be applied retroactively (such retroactivity not to exceed 90 days from the date of such determination) and Administrative Agent shall establish a credit for the Borrower in an amount equal to the difference between the amount of interest and fees that would have accrued using the proper margin and the amount actually paid for such period to Lenders; provided that nonpayment of such amount by the Borrower as a result of any such inaccuracy shall not constitute a Default or Event of Default (whether retroactive or otherwise), and no such amount shall be deemed overdue (and no amount shall accrue interest at the applicable Default Rate), at any time prior to the third (3rd) Business Day following written notice thereof from Administrative Agent. All amounts payable by the Borrower under this Section shall be due and payable promptly following demand therefor.
3.5.    Illegality. If any Lender determines that any Applicable Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender to perform any of its obligations hereunder, to make, maintain, fund or charge applicable interest or fees with respect to any Loan, or to determine or charge interest based on LIBOR, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to Administrative Agent, any obligation of such Lender to perform such obligations, to make, maintain or fund the Loan (or to charge interest or fees with respect thereto), or to continue or convert Loans as LIBOR Loans, shall be suspended until such Lender notifies Administrative Agent that the circumstances giving rise to such determination no longer exist. Upon delivery of such notice, the Borrower shall prepay the applicable Loan, or, if applicable, convert LIBOR Loan(s) of such Lender to Base Rate Loan(s), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain the LIBOR Loan to such day, or immediately, if such Lender may not lawfully continue to maintain the LIBOR Loan. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.
3.6.    Inability to Determine Rates. If Administrative Agent determines, or if Required Lenders notify Administrative Agent, for any reason in connection with a request for a Borrowing of, or conversion to or continuation of, a LIBOR Loan that (a) Dollar deposits are not being offered to banks in the London interbank Eurodollar market for the applicable amount and Interest Period of such Loan, (b) adequate and reasonable means do not exist for determining LIBOR for the requested Interest Period, or (c) LIBOR for the requested Interest Period does not adequately and fairly reflect the cost to such Lenders of funding such Loan, then Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, the obligation of Lenders to make or maintain LIBOR Loans shall be suspended until Administrative Agent (upon instruction by Required Lenders) revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of a LIBOR Loan or, failing that, will be deemed to have submitted a request for a Base Rate Loan.
3.7.    Increased Costs; Capital Adequacy.
3.7.1.    Increased Costs Generally. If any Change in Law shall:
(a)    impose modify or deem applicable any reserve, liquidity, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in LIBOR);
(b)    subject any Recipient to Taxes (other than (i) Indemnified Taxes, (ii) Taxes described in clauses (b), (c) or (d) of the definition of Excluded Taxes, or (iii) Connection Income Taxes) with respect to any Loan, Term Loan Commitment or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or
(c)    impose on any Lender or the London interbank market any other condition, cost or expense affecting any Loan, Loan Document or Term Loan Commitment;
and the result thereof shall be to increase the cost to a Lender of making or maintaining any LIBOR Loan (or of maintaining its obligation to make any such Loan), or converting to or continuing any interest option for a Loan, or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or any other amount) then, within 10 Business Days of receiving the request from such Lender, the Borrower will pay to such Lender, such additional amount or amounts as will compensate such Lender, for such additional costs incurred or reduction suffered.
3.7.2.    Capital Requirements. If any Lender determines that a Change in Law affecting such Lender or any Lending Office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender or holding company’s capital as a consequence of this Agreement, or such Lender’s Term Loan Commitments, Loans or participations in Loans, to a level below that which such Lender’s or holding company could have achieved but for such Change in Law (taking into consideration such Lender and holding company’s policies with respect to capital adequacy), then within 10 Business Days of receiving the request from such Lender, the Borrower will pay to such Lender such additional amount or amounts as will compensate it or its holding company for any such reduction suffered.
3.7.3.    Compensation. Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of its right to demand such compensation, but the Borrower shall not be required to compensate a Lender for any increased costs incurred or reductions suffered more than nine months prior to the date that Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).
3.7.4.    LIBOR Loan Reserves. If any Lender is required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits, the Borrower shall pay additional interest to such Lender on each LIBOR Loan equal to the costs of such reserves allocated to the Loan by the Lender (as determined by it in good faith, which determination shall be conclusive). The additional interest shall be due and payable on each interest payment date for the Loan; provided, however, that if the Lender notifies the Borrower (with a copy to Administrative Agent) of the additional interest less than 10 days prior to the interest payment date, then such interest shall be payable 10 days after the Borrower’s receipt of the notice.
3.8.    Mitigation. If any Lender gives a notice under Section 3.5 or requests compensation under Section 3.7, or if the Borrower is required to pay any Indemnified Taxes or additional amounts with respect to a Lender under Section 5.9, then at the request of the Borrower, such Lender shall use reasonable efforts to designate a different Lending Office or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the judgment of such Lender, such designation or assignment (a) would eliminate the need for such notice or reduce amounts payable or to be withheld in the future, as applicable; and (b) would not subject Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to it or unlawful. The Borrower shall promptly following request therefor pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
3.9.    Funding Losses. If for any reason (a) any Borrowing of, or conversion to or continuation of, a LIBOR Loan does not occur on the date specified therefor in a Notice of Borrowing or Notice of Conversion/Continuation (whether or not withdrawn), (b) any repayment or conversion of a LIBOR Loan occurs on a day other than the end of its Interest Period, or (c) the Borrower fails to repay a LIBOR Loan when required hereunder, then the Borrower shall pay to Administrative Agent its customary administrative charge and to each Lender all losses and expenses that it sustains as a consequence thereof, including loss of anticipated profits and any loss or expense arising from liquidation or redeployment of funds or from fees payable to terminate deposits of matching funds. Lenders shall not be required to purchase Dollar deposits in the London interbank market or any other offshore Dollar market to fund any LIBOR Loan, but the provisions hereof shall be deemed to apply as if each Lender had purchased such deposits to fund its LIBOR Loans.
3.10.    Maximum Interest. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by Applicable Law (“maximum rate”). If Administrative Agent or any Lender shall receive interest in an amount that exceeds the maximum rate, the excess interest shall be applied to the principal of the Obligations or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged or received by Administrative Agent or a Lender exceeds the maximum rate, such Person may, to the extent permitted by Applicable Law, (a) characterize any payment that is not principal as an expense, fee or premium rather than interest; (b) exclude voluntary prepayments and the effects thereof; and (c) amortize, prorate, allocate and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.
SECTION 4.    LOAN ADMINISTRATION
4.1.    Manner of Borrowing and Funding Term Loans.
4.1.1.    Notice of Borrowing. Whenever the Borrower desires funding of a Borrowing of Term Loans, the Borrower shall give Administrative Agent notice by telephone (provided that any telephonic notice by the Borrower must be confirmed immediately by delivery to the Administrative Agent of a Notice of Borrowing) or a Notice of Borrowing. Such Notice of Borrowing must be received by Administrative Agent no later than 11:00 a.m. New York time (i) on the Business Day of the requested funding date, in the case of Base Rate Loans, and (ii) at least three Business Days prior to the requested funding date, in the case of LIBOR Loans; provided, however, that if the Borrower wishes to request LIBOR Loans having an Interest Period other than 1, 2, 3 or 6 months in duration as provided in Section 3.1.3, the applicable notice must be received by the Administrative Agent not later than 11:00 a.m. New York time at least four Business Days prior to the requested date of such funding date, whereupon the Administrative Agent shall give prompt notice to the relevant Lenders of such request and determine whether the requested Interest Period is acceptable to all of them. Notices received after 11:00 a.m. New York time shall be deemed received on the next Business Day. Subject to Section 3.5 and Section 3.6, each Notice of Borrowing shall be irrevocable and shall specify (A) the amount of the Borrowing, (B) the requested funding date (which must be a Business Day), (C) whether the Borrowing is to be made as Base Rate Loans, or LIBOR Loans, and (D) in the case of LIBOR Loans, the duration of the applicable Interest Period (which shall be deemed to be 30 days if not specified).
4.1.2.    Fundings by Lenders. Each Lender shall timely honor its Term Loan Commitment by funding its Pro Rata share of each Borrowing of Term Loans that is properly requested hereunder. Administrative Agent shall promptly notify Lenders of each Notice of Borrowing. Each Lender shall fund to Administrative Agent at the Administrative Agent’s Office such Lender’s Pro Rata share of the Borrowing to the account specified by Administrative Agent in immediately available funds not later than 1:00 p.m. New York time on the requested funding date. Subject to its receipt of such amounts from Lenders, Administrative Agent shall disburse the proceeds of the Term Loans as directed by the Borrower. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of LIBOR Loans (or, in the case of any Borrowing of Base Rate Loans, prior to 12:00 noon New York time on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with this Section 4.1 (or, in the case of a Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by this Section 4.1) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent. A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this Section 4.1.2 shall be conclusive, absent manifest error.
4.1.3.    [Reserved].
4.1.4.    Notices. The Borrower authorizes Administrative Agent and Lenders (and Administrative Agent and Lenders hereby agree) to extend, convert or continue Loans, effect selections of interest rates, and transfer funds to or on behalf of the Borrower based on telephonic or e-mailed instructions to Administrative Agent. The Borrower shall confirm each such request by prompt delivery to Administrative Agent of a Notice of Borrowing or Notice of Conversion/Continuation, if applicable, but if it differs materially from the action taken by Administrative Agent or Lenders, the records of Administrative Agent and Lenders shall govern. Neither Administrative Agent nor any Lender shall have any liability for any loss suffered by the Borrower as a result of Administrative Agent or any Lender acting upon its understanding of telephonic or e-mailed instructions from a person believed in good faith by Administrative Agent or any Lender to be a person authorized to give such instructions on the Borrower’s behalf.
4.2.    Defaulting Lender. Notwithstanding anything herein to the contrary:
4.2.1.    Reallocation of Pro Rata Share; Amendments. For purposes of determining Lenders’ obligations or rights to fund, participate in or receive collections with respect to Loans, Administrative Agent shall reallocate Pro Rata shares by excluding the Term Loan Commitments and Loans of a Defaulting Lender from the calculation of such shares. A Defaulting Lender shall have no right to vote on any amendment, waiver or other modification of a Loan Document until all of its defaulted obligations have been cured.
4.2.2.    Payments; Fees. Administrative Agent shall receive and retain any amounts payable to a Defaulting Lender under the Loan Documents, and a Defaulting Lender shall be deemed to have assigned to Administrative Agent such amounts until all Obligations owing to Administrative Agent, non-Defaulting Lenders and other Secured Parties have been paid in full. Administrative Agent shall use such amounts to cover the Defaulting Lender’s defaulted obligations, to readvance the amounts to the Borrower or to repay Obligations. A Lender shall not be entitled to receive any fees accruing hereunder during the period in which it is a Defaulting Lender.
4.2.3.    Status; Cure. Administrative Agent may determine in its discretion that a Lender constitutes a Defaulting Lender and the effective date of such status shall be conclusive and binding on all parties, absent manifest error. The Borrower, and Administrative Agent may agree in writing that a Lender has ceased to be a Defaulting Lender, whereupon Pro Rata shares shall be reallocated without exclusion of the reinstated Lender’s Commitments and Loans. Unless expressly agreed by the Borrower, and Administrative Agent, as expressly provided herein with respect to Bail-In Actions and related matters, no reallocation of Commitments and Loans to non-Defaulting Lenders or reinstatement of a Defaulting Lender shall constitute a waiver or release of claims against such Lender. The failure of any Lender to fund a Loan or otherwise to perform obligations hereunder shall not relieve any other Lender of its obligations under any Loan Document, and no Lender shall be responsible for default by another Lender. For the avoidance of doubt, Lenders and Administrative Agent agree that, solely for purposes of determining a Defaulting Lender’s right to vote on matters relating to the Loan Documents and to share in payments, fees and Collateral proceeds thereunder, a Defaulting Lender shall not be deemed to be a “Lender” until all its defaulted obligations have been cured.
4.3.    Amount of Base Rate Loans; Number and Amount of LIBOR Loans; Determination of Rate. Each Borrowing of Base Rate Loans when made shall be in a minimum amount of $500,000, plus any increment of $100,000 in excess thereof. Each Borrowing of LIBOR Loans when made shall be in a minimum amount of $5,000,000, plus any increment of $1,000,000 in excess thereof. No more than six Borrowings of LIBOR Loans may be outstanding at any time (or to the extent there has been an increase in the Term Loan Commitments pursuant to Section 2.1.4, nine Borrowings), and all LIBOR Loans denominated in the same currency and having the same length and beginning date of their Interest Periods shall be aggregated together and considered one Borrowing for this purpose. Upon determining LIBOR for any Interest Period requested by the Borrower, Administrative Agent shall promptly notify the Borrower thereof by telephone or electronically and, if requested by the Borrower, shall confirm any telephonic notice in writing.

4.4.    [Reserved].
4.5.    Effect of Termination. On the applicable Maturity Date for any Term Loans, all applicable Obligations shall be immediately due and payable. Until Full Payment of the Obligations, all undertakings of the Borrower contained in the Loan Documents shall continue, and Administrative Agent shall retain its Liens in the Collateral and all of its rights and remedies under the Loan Documents. Notwithstanding Full Payment of the Obligations, in the event Administrative Agent has incurred any damages as a result of the dishonor or return of Payment Items applied to Obligations, Administrative Agent’s Liens shall not be terminated until Administrative Agent receives (a) a written agreement, executed by the Borrower, indemnifying Administrative Agent and Lenders from any such damages; or (b) such Cash Collateral as Administrative Agent, in its reasonable discretion, deems necessary to protect against any such damages. Sections 3.4, 3.6, 3.7, 3.9, 5.5, 5.9, 5.10, 12, 15.2, 15.3 and this Section, and the obligation of each Obligor and Lender with respect to each indemnity or waiver given by it in any Loan Document, shall survive the resignation or replacement of Administrative Agent or any assignment of rights by or replacement of a Lender, the termination of the Term Loan Commitments, and the repayment, satisfaction, discharge or Full Payment of any Obligations and any release relating to this credit facility. Upon Full Payment of the Obligations, except as set forth above, all Liens of the Administrative Agent securing the Obligations shall be automatically released and terminated. Administrative Agent shall, upon reasonable request by the Borrower, execute and/or file such instruments, releases, UCC-3 filings and other documents as requested by the Borrower to evidence such release, all at the sole expense of the Borrower.
SECTION 5.    PAYMENTS
5.1.    General Payment Provisions.
(a)    All payments of Obligations shall be made in Dollars, without offset, counterclaim or defense of any kind, free and clear of (and without deduction for) any Taxes, and in immediately available funds, at the Administrative Agent’s Office not later than 2:00 p.m. New York time on the due date. Any payment after such time shall be deemed made on the next Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected on computing interest or fees, as the case may be. Any payment of a LIBOR Loan prior to the end of its Interest Period shall be accompanied by all amounts due under Section 3.9. Any prepayment of Term Loans shall be applied first to Base Rate Loans and then to LIBOR Loans.
(b)    Unless the Administrative Agent shall have received notice from the Borrower prior to the time at which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the applicable Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the applicable Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. A notice of the Administrative Agent to any Lender with respect to any amount owing under this Section 5.1(b) shall be conclusive, absent manifest error.
5.2.    Repayment of Loans.
(a)    The Borrower shall repay on the last Business Day of each Fiscal Month set forth below to the Administrative Agent, for the ratable account of the Lenders holding Initial Term Loans, the aggregate principal amount of Initial Term Loans set forth opposite each such date below (which installment payments shall, to the extent applicable, be reduced as a result of the application of prepayments in accordance with the order of priority set forth in Section 5.3 or be increased as a result of any increase in the amount of Initial Term Loans pursuant to Section 2.1.4 (such increased amortization payments to be calculated in the same manner (and on the same basis) for the Initial Term Loans made as of the Effective Date)):

Date	Amount
September 2017	$1,093,750
December 2017	$1,093,750
March 2018	$1,093,750
June 2018	$1,093,750
September 2018	$1,093,750
December 2018	$1,093,750
March 2019	$1,093,750
June 2019	$1,093,750
September 2019	$1,093,750
December 2019	$1,093,750
March 2020	$1,093,750
June 2020	$1,093,750
September 2020	$1,093,750
December 2020	$1,093,750
March 2021	$1,093,750
June 2021	$1,093,750
September 2021	$1,093,750
December 2021	$1,093,750
March 2022	$1,093,750
June 2022	$1,093,750
September 2022	$1,093,750
December 2022	$1,093,750
March 2023	$1,093,750
June 2023	$1,093,750
September 2023	$1,093,750
December 2023	$1,093,750
March 2024	$1,093,750
Initial Maturity Date	Remaining outstanding principal
All remaining and unpaid Initial Term Loans shall be due and payable in full on the Initial Maturity Date, unless payment is sooner required hereunder.
(b)     The principal amount of Incremental Term Loans of each Lender shall be repaid by the Borrower as provided in the Incremental Amendment in respect of such Incremental Term Loans as contemplated by Section 2.1.5, subject to the requirements of Section 2.1.5 (which installments shall, to the extent applicable, be reduced as a result of the application of prepayments in accordance with the order of priority set forth in Section 5.3, or be increased as a result of any increase in the amount of Incremental Term Loans pursuant to Section 2.1.4 (such increased amortization payments to be calculated in the same manner (and on the same basis) as the schedule set forth in the Incremental Amendment in respect of such Incremental Term Loans as contemplated by Section 2.1.5 for the initial incurrence of such Incremental Term Loans)). To the extent not previously paid, each Incremental Term Loan shall be due and payable on the Maturity Date applicable to such Incremental Term Loans.
(c)    The principal amount of Extended Term Loans of each Extending Term Lender shall be repaid by the Borrower as provided in the amendment to this Agreement in respect of such Extended Term Loans as contemplated by Section 2.1.6, subject to the requirements of Section 2.1.6 (which installments shall, to the extent applicable, be reduced as a result of the application of prepayments in accordance with the order of priority set forth in Section 5.3, or be increased as a result of any increase in the amount of Incremental Term Loans pursuant to Section 2.1.4 (such increased amortization payments to be calculated in the same manner (and on the same basis) as the schedule set forth in the amendment to this Agreement in respect of such Extended Term Loans as contemplated by Section 2.1.6)). To the extent not previously paid, each Extended Term Loan shall be due and payable on the Maturity Date applicable to such Extended Term Loans.
5.3.    Mandatory and Option Prepayments.
5.3.1.    Mandatory Prepayments.
(a)    In addition to any other mandatory prepayments required pursuant to this Section 5.3.1, within ten (10) Business Days after financial statements have been delivered (or were required to be delivered) pursuant to Section 10.1.2(a) and the related Compliance Certificate has been delivered (or was required to be delivered) pursuant to Section 10.1.2(c), the Borrower shall prepay, subject to Sections 5.3.1(e) and 5.3.1(f), an aggregate principal amount of Term Loans in an amount equal to 75% (as may be adjusted pursuant to the proviso below) of Excess Cash Flow, if any, for the Excess Cash Flow Period then ended; provided that such percentage shall be reduced to (x) 50% if the Total Leverage Ratio as of the end of such Fiscal Year was equal to or less than 3.00:1.00 but greater than 2.00:1.00, (y) 25% if the Total Leverage Ratio as of the end of such Fiscal Year was equal to or less than 2.00:1.00 but greater than 1.00:1.00 and (z) 0% if the Total Net Leverage Ratio as of the end of such Fiscal Year was equal to or less than 1.00:1.00.
(b)    (A)    In addition to any other mandatory prepayments required pursuant to this Section 5.3.1, if the Borrower or any Subsidiary (i) makes any Designated Permitted Asset Disposition, and any such Designated Permitted Asset Disposition or series of related Designated Permitted Asset Dispositions results in the receipt by the Borrower or such Subsidiary of aggregate Net Proceeds in excess of $2,500,000 in any Fiscal Year or (ii) receives any proceeds of casualty insurance proceeds or condemnation awards (any such proceeds, “Casualty Proceeds”) paid in respect of any Collateral (any such transaction or series of related transactions resulting in Net Proceeds, or any receipt of Casualty Proceeds, each being a “Relevant Transaction”), the Borrower shall (1) give written notice to the Administrative Agent thereof promptly after the date of receipt of such Net Proceeds or Casualty Proceeds and (2) except to the extent the Borrower elects in such notice to reinvest all or a portion of such Net Proceeds or Casualty Proceeds in accordance with Section 5.3.1(b)(B), the Borrower shall, subject to Section 5.3.1(e) and 5.3.1(f), prepay an aggregate principal amount of Term Loans in an amount equal to the Net Proceeds or Casualty Proceeds, as applicable, received from such Relevant Transaction in excess of such annual limit within ten (10) Business Days of receipt thereof by the Borrower or such Subsidiary; provided that any such Net Proceeds or Casualty Proceeds paid in respect of any ABL Facility First Lien Collateral shall first be applied to repay ABL Loans to the extent required pursuant to Section 5.2 or 5.3.1 of the ABL Credit Agreement (or any analogous provision of any ABL Loan Document).
(B)    With respect to any Net Proceeds or Casualty Proceeds, as applicable, realized or received with respect to any Relevant Transaction at the option of the Borrower, the Borrower or relevant Subsidiary may reinvest all or any portion of such Net Proceeds or Casualty Proceeds in the business of the Borrower or any Subsidiary (including to make Permitted Acquisitions) within three hundred sixty (360) days following receipt of such Net Proceeds or Casualty Proceeds (or, if the Borrower or the relevant Subsidiary, as applicable, has contractually committed within three hundred sixty (360) days following receipt of such Net Proceeds or Casualty Proceeds to reinvest such Net Proceeds or Casualty Proceeds, then within five hundred forty (540) days following receipt of such Net Proceeds or Casualty Proceeds); provided, however, that if any of such Net Proceeds or Casualty Proceeds are no longer intended to be so reinvested at any time after the occurrence of the Relevant Transaction (or are not reinvested within such three hundred sixty (360) days or five hundred forty (540) days, as applicable), an amount equal to any such Net Proceeds or Casualty Proceeds, as applicable, shall be promptly applied to the prepayment of the Term Loans as set forth in this Section 5.3.1.
(c)    In addition to any other mandatory prepayments required pursuant to this Section 5.3.1, upon the incurrence or issuance by the Borrower or any Subsidiary of any Debt not expressly permitted to be incurred or issued pursuant to Section 10.2.1, the Borrower shall prepay the Term Loans, in each case in an amount equal to 100% of all net proceeds received therefrom (net of the fees, costs and expenses incurred in connection with the incurrence thereof) immediately upon receipt thereof by the Borrower or such Subsidiary.
(d)    Subject to Sections 2.1.5(e)(E), 2.1.6 and 4.2, each prepayment of Term Loans pursuant to this Section 5.3.1 shall be (i) allocated to the Tranches of Term Loans outstanding based upon the then outstanding principal amounts of the respective Tranches of Term Loans, pro rata, (ii) applied pro rata to Term Loans of Term Lenders within each Tranche, based upon the outstanding principal amounts owing to each such Term Lender under each such Tranche of Term Loans and (iii) applied to reduce such remaining scheduled installments of principal within each such Tranche in direct order of maturity; provided that (x) with respect to the allocation of such prepayments under this clause (d) between an Existing Tranche and Extended Term Tranche of the same extension series, the Borrower may allocate such prepayments as the Borrower may specify, subject to the limitation that the Borrower shall not allocate to Extended Term Loans of any extension series any such mandatory prepayment unless such prepayment under this clause (d) is accompanied by at least a pro rata prepayment, based upon the applicable remaining scheduled installments of principal due in respect thereof, of the Term Loans of the Existing Tranche, if any, from which such Extended Term Loans were converted or exchanged (unless such Term Loans of the Existing Tranche have otherwise been repaid in full) and (y) the Borrower may allocate less than (but not more than) a pro rata amount of such prepayment to any Incremental Term Loan to the extent so provided in the applicable joinder agreement.
(e)    With respect to any prepayment of Term Loans pursuant to Section 5.3.1(a) or (b), the Lenders may decline to accept the applicable prepayment. The Borrower shall notify the Administrative Agent of any event giving rise to a prepayment under Section 5.3.1(a) or (b) at least ten (10) Business Days prior to the date of such prepayment. Each such notice shall specify the expected date of such prepayment and provide a reasonably detailed calculation of the amount of such prepayment that is required to be made under Section 5.3.1(a) or (b) (the “Prepayment Amount”). The Administrative Agent will promptly notify each Lender of the contents of any such prepayment notice so received from the Borrower, including the date on which such prepayment is to be made (the “Prepayment Date”). Any Lender may decline to accept all (but not less than all) of its share of any such prepayment (any such Lender, a “Declining Lender”) by providing written notice to the Administrative Agent no later than five (5) Business Days after the date of such Lender’s receipt of notice from the Administrative Agent regarding such prepayment. If any Lender does not give a notice to the Administrative Agent on or prior to such fifth Business Day informing the Administrative Agent that it declines to accept the applicable prepayment, then such Lender will be deemed to have accepted such prepayment. On any Prepayment Date, an amount equal to the Prepayment Amount minus the portion thereof allocable to Declining Lenders, in each case for such Prepayment Date, shall be paid to the Administrative Agent by the Borrower and applied by the Administrative Agent ratably to prepay Term Loans under the Term Loan Tranches owing to the Lenders (other than Declining Lenders) in the manner described in Section 5.3.1 for such prepayment. The remaining amount may be retained by the Borrower (such remaining amounts, the “Declined Amounts”).
(f)    Notwithstanding anything in this Section 5.3.1 to the contrary, if the Borrower determines in good faith that the repatriation to the Borrower of any amount of the relevant Excess Cash Flow, Net Proceeds or Casualty Proceeds, as the case may be, generated by any Foreign Subsidiary that would otherwise be required to be paid pursuant to Section 5.3.1(a) or 5.3.1(b) above would not be permissible under any Applicable Law, would result in adverse tax consequences (as reasonably determined by the Borrower), conflict with the fiduciary duties of such Foreign Subsidiary’s directors, or would result in, or be reasonably be expected to result in, a material risk of personal or criminal liability for any officer, director, employee, manager, member of management or consultant of such Foreign Subsidiary (such amount, a “Restricted Foreign Subsidiary Amount”), the amount that the Borrower shall be required to mandatorily prepay pursuant to Section 5.3.1(a) or 5.3.1(b), as the case may be, shall be reduced by the Restricted Foreign Subsidiary Amount.
5.3.2.    Optional Prepayments.
(a)    The Borrower may, upon notice to the Administrative Agent in substantially the form of Exhibit B or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), in each case, appropriately completed and signed by a Senior Officer of the Borrower, at any time or from time to time voluntarily prepay Loans in whole or in part without premium or penalty (except as provided below in Section 5.3.2(b) and subject to Section 3.9); provided that (1) such notice must be received by the Administrative Agent not later than 11:00 a.m. New York time (A) three (3) Business Days prior to any date of prepayment of LIBOR Loans and (B) on the date of the prepayment of Base Rate Loans; (2) any prepayment of LIBOR Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof; (3) any prepayment of Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding; and (4) such notice shall indicate whether the prepayment contemplated thereby is conditional. Each such notice shall specify the date and amount of such prepayment, the Tranche of Loans to be prepaid, the Type(s) of Loans to be prepaid and, if LIBOR Loans are to be prepaid, the Interest Period(s) of such Loans (except that if the Tranche of Loans to be prepaid includes both Base Rate Loans and LIBOR Loans, the applicable prepayment shall be applied first to Base Rate Loans to the full extent thereof before application to LIBOR Loans). The Administrative Agent shall promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s ratable portion of such prepayment (based on such Lender’s ratable share of the relevant Facility). If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein, unless any applicable condition to such prepayment has not been satisfied. Any prepayment of a LIBOR Loan shall be accompanied by all accrued interest thereon, together with any additional amounts required pursuant to Section 3.9.
(b)    If, on or prior to the date that is twelve (12) months after the Effective Date, the Borrower (x) prepays, refinances, substitutes or replaces any Initial Term Loans in connection with a Repricing Event or (y) effects any amendment of this Agreement resulting in a Repricing Event, then the Borrower shall pay to the Administrative Agent, for the ratable account of each of the Lenders holding Initial Term Loans immediately prior to the consummation of such Repricing Event (including each Lender holding Initial Term Loans immediately prior to the consummation of such Repricing Event that withholds its consent to such Repricing Event and is replaced pursuant to Section 12.10), (I) in the case of clause (x), a prepayment premium equal to 1.00% of the aggregate principal amount of the Initial Term Loans so prepaid, refinanced, substituted or replaced and (II) in the case of clause (y), a fee equal to 1.00% of the aggregate principal amount of the applicable Initial Term Loans outstanding immediately prior to such amendment. Such amounts shall be due and payable on the date of effectiveness of such Repricing Event (as applicable, the “Prepayment Fees”); provided that the Borrower shall not be subject to the requirements of this Section 5.3.2(b) with respect to any Repricing Event occurring after the date that is twelve months after the Effective Date.
(c)    Subject to Section 4.2, each prepayment of outstanding Loans pursuant to this Section 5.3.2 shall be applied to each Tranche of Loans on a pro rata basis, and shall be applied to the remaining amortization payments within each Tranche of Loans as directed by the Borrower (and absent any such direction, within each Tranche to the remaining amortization payments thereunder in direct order of maturity thereof); and each such prepayment shall be paid to the appropriate Lenders in the same Tranche on a pro rata basis.
5.4.    Payment of Other Obligations. Obligations other than Loans, including Extraordinary Expenses, shall be paid by the Borrower as provided in the Loan Documents or, if no payment date is specified, on demand.
5.5.    Marshaling; Payments Set Aside. None of Administrative Agent or Lenders shall be under any obligation to marshal any assets in favor of any Obligor or against any Obligations. If any payment by or on behalf of the Borrower is made to Administrative Agent or any Lender, or Administrative Agent or any Lender exercises a right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other Person, then to the extent of such recovery, the Obligation originally intended to be satisfied, and all Liens, rights and remedies relating thereto, shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred.
5.6.    Allocation of Payments.
5.6.1.    Allocations Generally. Absent an Event of Default, monies to be applied to Obligations from payments by Obligors shall be allocated as follows:
(a)    if a specific payment of principal, interest, fees or other sum payable under the Loan Documents, according to the instruction of the Borrower;
(b)    if a mandatory prepayment, according to Section 5.3.1; and
(c)    if any other amount, applied to the Obligations at the discretion of Administrative Agent.
5.6.2.    Post-Default Allocation. During an Event of Default, monies to be applied to the Obligations, whether arising from payments by Obligors, realization on Collateral, setoff or otherwise, shall be allocated as follows:
(a)    first, to all fees, indemnification, costs and expenses, including Extraordinary Expenses, owing to Administrative Agent;
(b)    second, to all amounts owing to Administrative Agent on Loans and participations that a Defaulting Lender has failed to settle or fund;
(c)    third, to all Obligations constituting fees, indemnification, costs or expenses owing to Lenders;
(d)    fourth, to all Obligations constituting interest;
(e)    fifth, to all other Loans;
(f)    seventh, to all remaining Obligations; and
(g)    last, to the Borrower.
5.6.3.    Application of Amounts. Amounts shall be applied to each category of Obligations set forth in Section 5.6.2 until Full Payment thereof and then to the next category. If amounts are insufficient to satisfy a category, they shall be applied on a pro rata basis among the Obligations in the category. Monies and proceeds obtained from an Obligor shall not be applied to its Excluded Swap Obligations, but appropriate adjustments shall be made with respect to amounts obtained from other Obligors to preserve the allocations in any applicable category. The allocations set forth in Section 5.6.2 are solely to determine the rights and priorities of Administrative Agent and Lenders as among themselves, and may be changed by agreement among them without the consent of any Obligor. Section 5.6.2 is not for the benefit of or enforceable by the Borrower.
5.6.4.    Erroneous Application. Administrative Agent shall not be liable for any application of amounts made by it in good faith and, if any such application is subsequently determined to have been made in error, the sole recourse of any Lender or other Person to which such amount should have been made shall be to recover the amount from the Person that actually received it (and, if such amount was received by any Lender, such Lender hereby agrees to return it).
5.7.    [Reserved].
5.8.    Loan Account; Account Stated.
5.8.1.    Loan Account. Administrative Agent shall maintain in accordance with its usual and customary practices an account or accounts (“Loan Account”) evidencing the Debt of the Borrower resulting from each Loan from time to time. Any failure of Administrative Agent to record anything in the Loan Account, or any error in doing so, shall not limit or otherwise affect the obligation of the Borrower to pay any amount owing hereunder. Administrative Agent may maintain a single Loan Account in the name of the Borrower for the account of the Obligations.
5.8.2.    Entries Binding. Entries made in the Loan Accounts shall constitute presumptive evidence of the information contained therein. If any information contained in the Loan Accounts are provided to or inspected by any Person, then such information shall be conclusive and binding on such Person for all purposes absent manifest error, except to the extent such Person notifies Administrative Agent in writing within 30 days after receipt or inspection that specific information is subject to dispute.
5.9.    Taxes.
5.9.1.    Payments Free of Taxes; Obligation to Withhold; Tax Payment.
(a)    All payments of Obligations by Obligors shall be made without deduction or withholding for any Taxes, except as required by Applicable Law. If Applicable Law (as determined by Administrative Agent in its discretion) requires the deduction or withholding of any Tax from any such payment by Administrative Agent or an Obligor, then Administrative Agent or such Obligor shall be entitled to make such deduction or withholding based on information and documentation provided pursuant to Section 5.10.
(b)    If Administrative Agent or any Obligor is required by the Code to withhold or deduct Taxes, including backup withholding and withholding taxes, from any payment, then (i) Administrative Agent shall withhold or make such deductions as are determined by Administrative Agent to be required based upon the information and documentation it has received pursuant to Section 5.10 below, (ii) Administrative Agent or such Obligor shall pay the full amount that it determines is to be withheld or deducted to the relevant Governmental Authority pursuant to the Code, and (iii) to the extent the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Obligor shall be increased as necessary so that the Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.
(c)    If Administrative Agent or any Obligor is required by any Applicable Law other than the Code to withhold or deduct Taxes from any payment, then (i) Administrative Agent or such Obligor shall withhold or make such deductions as are determined by Administrative Agent or such Obligor to be required based upon the information and documentation it has received pursuant to Section 5.10 below, (ii) Administrative Agent or such Obligor, to the extent required by Applicable Law, shall timely pay the full amount to be withheld or deducted to the relevant Governmental Authority, and (iii) to the extent the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Obligor shall be increased as necessary so that the Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.
5.9.2.    Payment of Other Taxes. Without limiting the foregoing, the Borrower shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at Administrative Agent’s option, timely reimburse Administrative Agent for payment of, any Other Taxes.
5.9.3.    Tax Indemnification.
(a)    Each of the Obligors shall indemnify and hold harmless, on a joint and several basis, each Recipient against any Indemnified Taxes (including those imposed or asserted on or attributable to amounts payable under this Section) payable or paid by a Recipient or required to be withheld or deducted from a payment to a Recipient, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. Each of the Obligors shall indemnify and hold harmless Administrative Agent against any amount that a Lender fails for any reason to pay indefeasibly to Administrative Agent as required pursuant to this Section. Each of the Obligors shall make payment within 10 days after demand for any amount or liability payable under this Section. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to Administrative Agent), or by Administrative Agent on its own behalf or on behalf of any Recipient, shall be conclusive absent manifest error.
(b)    Each Lender shall indemnify and hold harmless, on a several basis, (i) Administrative Agent against any Indemnified Taxes attributable to such Lender (but only to the extent the Borrower has not already paid or reimbursed Administrative Agent therefor and without limiting the Borrower’s obligation to do so), (ii) Administrative Agent and Obligors, as applicable, against any Taxes attributable to such Lender’s failure to maintain a Participant register as required hereunder, and (iii) Administrative Agent and Obligors, as applicable, against any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by Administrative Agent or an Obligor in connection with any Obligations, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. Each Lender shall make payment within 10 days after demand for any amount or liability payable under this Section. A certificate as to the amount of such payment or liability delivered to any Lender by Administrative Agent shall be conclusive absent manifest error.
5.9.4.    Evidence of Payments. If Administrative Agent or an Obligor pays any Taxes pursuant to this Section, then upon request, Administrative Agent shall deliver to the Borrower or the Borrower shall deliver to Administrative Agent, respectively, a copy of a receipt issued by the appropriate Governmental Authority evidencing the payment, a copy of any return required by Applicable Law to report the payment, or other evidence of payment reasonably satisfactory to Administrative Agent or the Borrower, as applicable.
5.9.5.    Treatment of Certain Refunds. Unless required by Applicable Law, at no time shall Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender, nor have any obligation to pay to any Lender, any refund of Taxes withheld or deducted from funds paid for the account of a Lender. If a Recipient determines in its discretion that it has received a refund of any Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section, it shall pay the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) incurred by such Recipient, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower agrees, upon request by the Recipient, to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Recipient if the Recipient is required to repay such refund to the Governmental Authority. Notwithstanding anything herein to the contrary, no Recipient shall be required to pay any amount to the Borrower if such payment would place the Recipient in a less favorable net after-Tax position than it would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. In no event shall Administrative Agent or any Recipient be required to make its tax returns (or any other information relating to its taxes that it deems confidential) available to any Obligor or other Person.
5.9.6.    Survival. Each party’s obligations under Sections 5.9 and 5.10 shall survive the resignation or replacement of Administrative Agent or any assignment of rights by or replacement of a Lender, the termination of the Term Loan Commitments, and the repayment, satisfaction, discharge or Full Payment of any Obligations.
5.10.    Lender Tax Information.
5.10.1.    Status of Lenders. Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments of Obligations shall deliver to the Borrower and Administrative Agent properly completed and executed documentation reasonably requested by the Borrower or Administrative Agent as will permit such payments to be made without or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrower or Administrative Agent to enable them to determine whether such Lender is subject to backup withholding or information reporting requirements. Notwithstanding the foregoing, such documentation (other than documentation described in Sections 5.10.2(a), (b) and (d)) shall not be required if a Lender reasonably believes delivery of the documentation would subject it to any material unreimbursed cost or expense or would materially prejudice its legal or commercial position.
5.10.2.    Documentation. Without limiting the foregoing, if the Borrower is a U.S. Person,
(a)    Any Lender that is a U.S. Person shall deliver to the Borrower and Administrative Agent on or prior to the date on which such Lender becomes a Lender hereunder (and from time to time thereafter upon reasonable request of the Borrower or Administrative Agent), executed copies of IRS Form W-9, certifying that such Lender is exempt from U.S. federal backup withholding Tax;
(b)    Any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender hereunder (and from time to time thereafter upon reasonable request of the Borrower or Administrative Agent), whichever of the following is applicable:
(i)    in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party, (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-BEN or IRS Form W-8BEN-E (as applicable) establishing an exemption from or reduction of U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty, and (y) with respect to other payments under the Loan Documents, IRS Form W-BEN or IRS Form W-8BEN-E (as applicable) establishing an exemption from or reduction of U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(ii)    executed originals of IRS Form W-8ECI;
(iii)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate in form satisfactory to Administrative Agent to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (“U.S. Tax Compliance Certificate”), and (y) executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E (as applicable); or
(iv)    to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-BEN or IRS Form W-8BEN-E (as applicable), a U.S. Tax Compliance Certificate in form satisfactory to Administrative Agent, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate on behalf of each such direct and indirect partner;
(c)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender hereunder (and from time to time thereafter upon the reasonable request of the Borrower or Administrative Agent), executed copies of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrower or Administrative Agent to determine the withholding or deduction required to be made; and
(d)    if payment of an Obligation to a Lender would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code), such Lender shall deliver to the Borrower and Administrative Agent at the time(s) prescribed by law and otherwise as reasonably requested by the Borrower or Administrative Agent such documentation prescribed by Applicable Law (including Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or Administrative Agent as may be necessary for them to comply with their obligations under FATCA and to determine that such Lender has complied with its obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (d), “FATCA” shall include any amendments made to FATCA after the date hereof.
5.10.3.    Redelivery of Documentation. If any form or certification previously delivered by a Lender pursuant to this Section expires or becomes obsolete or inaccurate in any respect, such Lender shall promptly update the form or certification or notify the Borrower and Administrative Agent in writing of its inability to do so.
SECTION 6.    CONDITIONS PRECEDENT
6.1.    Conditions Precedent to Effective Date. This Agreement shall not become effective until the date on which each of the following conditions is satisfied or waived in writing by Administrative Agent and the Lenders (the “Effective Date”):
(a)    This Agreement shall be executed by each Obligor party hereto, Administrative Agent and Lenders, and counterparts hereof as so executed shall have been delivered to Administrative Agent, together with:
(A)    copies of proper UCC-1 financing statements, filed or duly prepared for filing under the Uniform Commercial Code in the jurisdictions necessary to perfect the Liens on assets of each of the Obligors created under this Agreement and the other Security Documents, constituting the Collateral, and
(B)    evidence that all other actions, recordings and filings required on the Effective Date pursuant to this Agreement and the other Security Documents necessary to perfect the Liens created thereby on the Collateral (subject to no Lien other than Permitted Liens) shall have been taken, completed or otherwise provided for in a manner reasonably satisfactory to the Administrative Agent (including receipt of customary lien searches and UCC-3 termination statements);
(b)    A Guaranty shall be executed by each Subsidiary required to be a Guarantor on the Effective Date and Administrative Agent, and counterparts thereof as so executed shall have been delivered to Administrative Agent;
(c)    Each Pledge Agreement, Copyright Security Agreement, Patent Security Agreement, Trademark Security Agreement and Deposit Account Control Agreement (as applicable), in each case, shall be executed by each applicable Obligor and Administrative Agent, and counterparts thereof as so executed shall have been delivered to Administrative Agent;
(d)    Administrative Agent shall have entered into an Intercreditor Agreement with the Borrower and ABL Administrative Agent in form and substance reasonably satisfactory to Administrative Agent;
(e)    Administrative Agent shall have received certificates, in form and substance reasonably satisfactory to it, from a knowledgeable Senior Officer of Obligors certifying that, after giving effect to the initial Loans and transactions hereunder occurring on the Effective Date, (i) the Obligors (taken as a whole) are Solvent; (ii) no Default or Event of Default exists; and (iii) the representations and warranties set forth in Section 9 are true and correct in all material respects as of the Effective Date, except to the extent such representations and warranties are made on and as of a specified date (and not required to be brought down to the Effective Date), in which case the same shall continue on the Effective Date to be true and correct as of the applicable specified date (or, in the event such representations and warranties are qualified by materiality or material adverse effect or language of similar import, such representations shall be true and correct in all respects as of the Effective Date);
(f)    Administrative Agent shall have received a certificate of a duly authorized officer of each Obligor, certifying (i) that attached copies of such Obligor’s Organic Documents are true and complete, and in full force and effect, without amendment except as shown and (ii) that an attached copy of resolutions authorizing execution and delivery of the Loan Documents is true and complete, and that such resolutions are in full force and effect, were duly adopted, have not been amended, modified or revoked, and constitute all resolutions adopted with respect to this credit facility;
(g)    Administrative Agent shall have received good standing certificates, as applicable, for each Obligor, issued by the Secretary of State or other appropriate official of such Obligor’s jurisdiction of organization and each jurisdiction where such Obligor’s conduct of business or ownership of Property necessitates qualification;
(h)    Administrative Agent shall have received final executed copies of the ABL Loan Documents, and all related agreements, documents and instruments as in effect on the Effective Date all of which shall be reasonably satisfactory in form and substance to Administrative Agent and the transactions contemplated by such documentation shall be consummated prior or in simultaneously therewith the making of the initial Advance;
(i)    Administrative Agent shall have received evidence that a notice of redemption has been issued in respect of the Second Lien Notes in accordance with the terms of the Indenture;
(j)    Administrative Agent shall have received written opinions of (i) Gibson, Dunn & Crutcher LLP, (ii) Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, LLP and (iii) Ahlers & Cooney, P.C., all such opinions to be in form and substance reasonably satisfactory to Administrative Agent;
(k)    Administrative Agent shall have received a completed Perfection Certificate dated the Effective Date and signed by a Senior Officer of the Borrower, together with all attachments contemplated thereby; and
(l)    the Borrower shall have paid all reasonable and documented out-of-pocket fees and expenses of Administrative Agent and of legal counsel to Administrative Agent that have been invoiced on or prior to the Effective Date in connection with the preparation, negotiation, execution and delivery of this Agreement.
6.2.    Conditions Precedent to All Credit Extensions. Administrative Agent and Lenders shall not be required to fund any Loans unless the following conditions are satisfied:
(a)    No Default or Event of Default shall exist at the time of, or result from, such funding, issuance or grant;
(b)    The representations and warranties of each Obligor in the Loan Documents shall be true and correct in all material respects on the date of, and upon giving effect to, such funding, issuance or grant (except for representations and warranties that expressly relate to an earlier date, and, in each such case, shall be true and correct in all material respects as of such earlier date); and
(c)    All conditions precedent in any other Loan Document shall be satisfied or waived.
Each request (or deemed request) by the Borrower for funding of a Loan or grant of an accommodation shall constitute a representation by the Borrower that the foregoing conditions are satisfied or waived on the date of such request and on the date of such funding, issuance or grant.
SECTION 7.    COLLATERAL
7.1.    Grant of Security Interest. To secure the prompt payment and performance of all Obligations, the Borrower and each Guarantor hereby grant to Administrative Agent for the benefit of Secured Parties (in such capacity, a collateral agent), a continuing security interest in and Lien upon all Property of the Borrower and each Guarantor, including all of the following Property, whether now owned or hereafter acquired, and wherever located:
(a)    all Accounts;
(b)    all Chattel Paper, including electronic chattel paper;
(c)    all Commercial Tort Claims listed on Schedule 7.1 (as amended from time to time);
(d)    all Deposit Accounts;
(e)    all Documents;
(f)    all General Intangibles, including Intellectual Property (excluding applications filed in the United States Patent and Trademark Office to register trademarks or service marks on the basis of any Obligor’s “intent to use” such trademarks or service marks unless and until the filing of a “Statement of Use” or “Amendment to Allege Use” has been filed and accepted, whereupon such applications shall be automatically subject to the Lien granted herein and deemed included in the Collateral) and contracts that prohibit the granting of security interests or encumbrances);
(g)    all Goods, including Inventory, Equipment and fixtures;
(h)    all Instruments;
(i)    all Investment Property;
(j)    all Licenses;
(k)    all Letter-of-Credit Rights;
(l)    all Supporting Obligations;
(m)    all monies, whether or not in the possession or under the control of Administrative Agent, a Lender, or a bailee or Affiliate of Administrative Agent or a Lender, including any Cash Collateral;
(n)    all accessions to, substitutions for, and all replacements, products, and cash and non-cash proceeds of the foregoing, including proceeds of and unearned premiums with respect to insurance policies, and claims against any Person for loss, damage or destruction of any Collateral; and
(o)    all books and records (including customer lists, files, correspondence, tapes, computer programs, print-outs and computer records) pertaining to the foregoing.
Notwithstanding the foregoing, in no event shall any of the following Property be subject to the grant of security pursuant to this Section 7.1 or otherwise constitute Collateral: (i) all motor vehicles and other assets subject to a certificate of title the perfection of a security interest in which is excluded from the UCC in the relevant jurisdiction; (ii) any General Intangible or other rights arising under contracts, Instruments, licenses, license agreements (including Licenses) or other documents, and any joint venture or minority Equity Interests, in each case, to the extent (and only to the extent) that the grant of a security interest would (x) constitute a violation of a restriction (so long as such restriction is not entered into in contemplation of the grant by a Grantor of a security interest pursuant to this Agreement or, in the case of the Acquisition of any such Property after the date hereof, in contemplation of such Acquisition) in favor of a third party on such grant, unless and until any required consents shall have been obtained, (y) give any other party the right to terminate its obligations thereunder, or (z) violate any law, provided, however, that (1) any portion of any such General Intangible or other right or Equity Interests shall cease to be excluded pursuant to this clause (ii) at the time and to the extent that the grant of a security interest therein does not result in any of the consequences specified above and (2) the limitation set forth in this clause (ii) above shall not affect, limit, restrict or impair the grant by a Grantor of a security interest pursuant to this Agreement in any such General Intangible or other right or Equity Interests, to the extent that an otherwise applicable prohibition or restriction on such grant is rendered ineffective by any applicable law, including the New York UCC, (iii) Property (and proceeds thereof) owned by any Obligor on the date hereof or hereafter acquired that is subject to a Lien securing a purchase money obligation or Capital Lease permitted to be incurred pursuant to this Agreement, for so long as the contract or other agreement in which such Lien is granted (or the documentation providing for such purchase money obligation or Capital Lease) validly prohibits the creation of any other Lien on such Property (and, in the case of Property hereafter acquired, so long as such prohibition was not entered into in contemplation of such acquisition); (iv) applications filed in the United States Patent and Trademark Office to register trademarks or service marks on the basis of any Obligor’s “intent to use” such trademarks or service marks unless and until the filing of a “Statement of Use” or “Amendment to Allege Use” has been filed and accepted, whereupon such applications shall be automatically subject to the Lien granted herein and deemed included in the Collateral; (v) any property or assets to the extent that such grant of a security interest is prohibited by any Applicable Law or requires a consent not obtained of any Governmental Authority pursuant to such Applicable Law; (vi) more than 65% of the Equity Interests of any Foreign Subsidiary or any Foreign Holding Company which represent Voting Stock to the extent a greater percentage would result in adverse tax consequences to the Borrower; (vii) all tax, payroll, employee benefit, fiduciary and trust accounts; (viii) accounts receivable and any assets related thereto owned by an Excluded Receivables Subsidiary or which the Borrower or its Subsidiaries have agreed to transfer to an Excluded Receivables Subsidiary; (ix) de minimus Equity Interests of any indirect Foreign Subsidiary or other foreign Person directly held by the Borrower or any Guarantor solely for the benefit of any Person other than the Borrower or any Guarantor; (x) cash collateral that is the subject of a deposit or pledge constituting a Permitted Lien, but only to the extent the agreements governing such deposit or pledge prohibit the existence of a Lien therein in favor of the Administrative Agent; (xi) Margin Stock; (xii) any leasehold interest in Real Estate; or (xiii) Property in circumstances where the Administrative Agent and the Borrower reasonably agree that the cost of obtaining or perfecting a security interest in such Property is excessive in relation to the benefit to the Lenders of the security to be afforded thereby (clauses (i) through (xiii) collectively, the “Excluded Collateral”). Furthermore, any assets or Property constituting “Excluded Collateral” are expressly excluded from each term used in the definition of Collateral (and any component definition thereof).
7.2.    [Reserved].
7.3.    Lien on Deposit Accounts; Cash Collateral.
7.3.1.    Deposit Accounts. To further secure the prompt payment and performance of all Obligations, the Borrower and each Guarantor hereby grants to Administrative Agent, for the benefit of Secured Parties, a continuing security interest in and Lien upon all amounts credited to any Deposit Account of the Borrower or such Guarantor that otherwise constitutes Collateral hereunder, including any sums in any blocked or lockbox account into which sums are swept.
7.3.2.    Cash Collateral. Any Cash Collateral shall be invested, at the Borrower’s election, in Cash Equivalents, and Administrative Agent shall have no responsibility for any investment or loss. The Borrower and each Guarantor hereby grant to Administrative Agent, for the benefit of Secured Parties, a security interest in all Cash Collateral held from time to time and all proceeds thereof, as security for the Obligations, whether such Cash Collateral is held in a Cash Collateral Account or elsewhere. Administrative Agent may apply Cash Collateral in Deposit Accounts to the payment of any Obligations in accordance with the provisions of Section 5.6, as they become due and payable. Each Cash Collateral Account and all Cash Collateral shall be under the sole dominion and control of Administrative Agent. None of the Borrower, any Guarantor or any other Person claiming through or on behalf of the Borrower or any Guarantor shall have any right to any Cash Collateral, until Full Payment of all Obligations or such amounts are due to be returned to the Borrower in accordance with the terms of this Agreement.
7.4.    Real Estate Collateral.
7.4.1.    Lien on Real Estate (Post-Closing). The Obligations shall also be secured by Mortgages upon all Mortgaged Properties owned in fee by the applicable Obligor, as listed on Schedule 7.4 hereto. With respect to such Mortgaged Properties, within 90 days after the Effective Date, or such longer period as the Administrative Agent may reasonably agree, the Mortgages shall be duly recorded, at the Borrower’s or such other applicable Obligor’s expense, in each office where such recording is required to constitute a fully perfected Lien on the Real Estate covered thereby, and all other Real Estate Documents shall be delivered to the Administrative Agent. No Mortgages on leasehold interests in Real Estate shall be required.
7.4.2.    Lien on Real Estate (After-Acquired). If the Borrower or any other Obligor acquires any fee owned Real Estate hereafter that constitutes Mortgaged Property, the Borrower or such other Obligor shall promptly notify Administrative Agent of such acquisition and shall, no earlier than 45 days after Administrative Agent’s request (and, in any case, only after confirmation from all Lenders of satisfactory completion of flood due diligence and flood insurance compliance procedures in respect of Flood Insurance Laws), but no later than 90 days after Administrative Agent’s request (or such longer period as the Administrative Agent may reasonably agree or as may be required for completion of such flood due diligence and flood insurance compliance procedures in respect of Flood Insurance Laws), execute, deliver and record a Mortgage sufficient to create a first priority Lien (subject to Permitted Liens) in favor of Administrative Agent on such Real Estate, and deliver all other Real Estate Documents.
7.5.    Other Collateral.
7.5.1.    Commercial Tort Claims. Concurrently with the delivery of each Compliance Certificate pursuant to Section 10.1.2(c), the Borrower and each Guarantor shall notify Administrative Agent in writing of any Commercial Tort Claim (other than, as long as no Default or Event of Default exists, a Commercial Tort Claim for less than $1,000,000) that is held by the Borrower or such Guarantor to the extent Agent was not previously notified about the existence of such Commercial Tort Claim and, upon Administrative Agent’s request, shall promptly take such actions as Administrative Agent deems appropriate to confer upon Administrative Agent (for the benefit of Secured Parties) a duly perfected, first priority Lien (subject to Permitted Liens) upon such claim.
7.5.2.    Certain After-Acquired Collateral. Concurrently with the delivery of each Compliance Certificate pursuant to Section 10.1.2(c), the Borrower and each Guarantor shall notify Administrative Agent in writing if, after the Effective Date, the Borrower or such Guarantor obtains any interest in any Collateral consisting of Deposit Accounts, Chattel Paper, Documents, Instruments, Investment Property or Letter-of-Credit Rights to the extent Administrative Agent was not previously notified about the existence of such Collateral, and, upon Administrative Agent’s request, shall promptly take such actions as Administrative Agent deems appropriate to effect Administrative Agent’s duly perfected, first priority (subject to Permitted Liens) Lien upon such Collateral (which is not yet subject to a Lien in favor of Administrative Agent), including, to the extent obtained in connection with the ABL Loan Documents, any appropriate possession, control agreement or lien waiver. Concurrently with the delivery of each Compliance Certificate pursuant to Section 10.1.2(c), the Borrower and each Guarantor shall notify Administrative Agent of any registrations or applications for registration of Intellectual Property obtained by the Borrower or such Guarantor (whether by application with the United States Patent and Trademark Office the United States Copyright Office, or an equivalent thereof in any state of the United States or foreign jurisdiction, or acquisition of an Intellectual Property application or registration by purchase or assignment, or where a registration of a Trademark is issued hereafter to any Obligor resulting from a pending intent to use trademark application, or where registration of any Intellectual Property is issued hereafter to any Obligor as a result of any application now or hereafter pending to the extent a security interest in such application has not already been granted to or recorded on behalf of the Administrative Agent (collectively, “After-Acquired Intellectual Property”)) since the last day of the previous Fiscal Quarter to the extent Administrative Agent was not previously notified about the existence of such Intellectual Property, including the owner of such Intellectual Property and a detailed description thereof. At the time of notification of After-Acquired Intellectual Property, each relevant Obligor shall deliver to the Administrative Agent, at such Obligor’s expense, a Patent Security Agreement, Trademark Security Agreement and/or Copyright Security Agreement, as applicable, covering such After-Acquired Intellectual Property, for recording with the United States Patent and Trademark Office or United States Copyright Office, as applicable.
7.5.3.    [Reserved].
7.6.    No Assumption of Liability. The Lien on Collateral granted hereunder is given as security only and shall not subject Administrative Agent or any Lender to, or in any way modify, any obligation or liability of the Borrower or any Guarantor relating to any Collateral. In no event shall the grant of any Lien under any Loan Document secure an Excluded Swap Obligation of the granting Obligor.
7.7.    Further Assurances. All Liens granted to Administrative Agent under the Loan Documents are for the benefit of Secured Parties. Promptly following written request, the Borrower and each Guarantor shall deliver such instruments, collateral assignments, or other documents or agreements, and shall take such actions, as Administrative Agent deems appropriate under Applicable Law to evidence or perfect its Lien on any Collateral, or otherwise to give effect to the intent of this Agreement. The Borrower and each Guarantor authorizes Administrative Agent to file any financing statement that indicates the Collateral as “all assets” or “all personal property” of the Borrower or such Guarantor, as applicable, or words to similar effect. Anything contained herein or in any other Loan Document to the contrary notwithstanding, neither the Borrower nor any other Obligor shall be required (i) to execute and deliver any document or instrument governed by any law other than the laws of the United States or a political subdivision thereof, (ii) with respect to any interests in Intellectual Property of the Borrower or any other Obligor, to file or record in favor of the Administrative Agent any agreement, notice or instrument with any office other than the United States Patent and Trademark Office, the United States Copyright Office, or any applicable office of a political subdivision of the United States, and (iii) to obtain any landlord, collateral access, warehousemen, carrier or similar agreement except to the extent required pursuant to the ABL Loan Documents.
7.8.    Foreign Subsidiary Stock. The Collateral shall include only 65% of the Voting Stock of any Foreign Subsidiary to the extent such Voting Stock secures any Obligation.
SECTION 8.    COLLATERAL ADMINISTRATION
8.1.    Administration of Equipment.
8.1.1.    Records and Schedules of Equipment. The Borrower and each Guarantor shall keep accurate and complete records of its Equipment, including kind, quantity, cost, acquisitions and dispositions thereof.
8.1.2.    Dispositions of Equipment. Neither Borrower or any Guarantor shall sell, lease or otherwise dispose of any Equipment, without the prior written consent of Administrative Agent, other than in connection with a Permitted Asset Disposition.
8.1.3.    Condition of Equipment. The Equipment is in satisfactory operating condition and repair, and all necessary replacements and repairs have been made so that the value and operating efficiency of the Equipment is preserved at all times, reasonable wear, tear, casualty and condemnation excepted.
8.2.    Administration of Deposit Accounts. Schedule 8.2 sets forth all Deposit Accounts maintained by the Borrower and each Guarantor as of the Effective Date. The Borrower and each Guarantor shall take all actions necessary to establish Administrative Agent’s control of each such Deposit Account (other than an account exclusively used for payroll, payroll taxes, taxes, employee benefits, fiduciary or trust accounts or an account containing not more than $10,000 at any time (other than petty cash accounts in an aggregate amount for all such accounts not to exceed $200,000)). The Borrower or the applicable Guarantor shall be the sole account holder of each Deposit Account and shall not allow any other Person (other than (i) Administrative Agent, (ii) ABL Administrative Agent on a first priority basis and (iii) the depositary bank maintaining the account for the applicable Obligor) to have control over a Deposit Account or any Property deposited therein. Concurrently with the delivery of each Compliance Certificate pursuant to Section 10.1.2(c), the Borrower and each Guarantor shall promptly notify Administrative Agent of any opening or closing of a Deposit Account and, with the consent of Administrative Agent, will amend Schedule 8.2 to reflect same.
8.3.    General Provisions.
8.3.1.    Insurance of Collateral; Condemnation Proceeds.
(a)    The Borrower and each Guarantor shall maintain insurance with respect to the Collateral and the Properties and businesses of the Borrower and the Subsidiaries, in each case, with financially sound and reputable insurance companies insurance on all such property and against all such risks as is consistent and in accordance with industry practice for companies similarly situated owning similar properties and engaged in similar businesses as the Borrower. From time to time upon Administrative Agent’s reasonable request, the Borrower and each Guarantor shall promptly deliver to Administrative Agent the certified copies of its insurance policies and updated flood plain searches. Unless Administrative Agent shall agree otherwise, each policy shall include endorsements reasonable satisfactory to Administrative Agent (i) showing Administrative Agent as additional insured or loss payee; (ii) to the extent available requiring 30 days prior written notice to Administrative Agent in the event of cancellation of the policy for any reason whatsoever; and (iii) to the extent available specifying that the interest of Administrative Agent shall not be impaired or invalidated by any act or neglect of the Borrower, any Guarantor or the owner of the Property, nor by the occupation of the premises for purposes more hazardous than are permitted by the policy. If the Borrower or any Guarantor fails to provide and pay for any insurance required by this Section, Administrative Agent may, at its option, but shall not be required to, procure the insurance and charge the Borrower therefor. While no Event of Default exists, the Borrower and each Guarantor may settle, adjust or compromise any insurance claim, as long as the proceeds are delivered to Administrative Agent to the extent required by Section 5.3.1(a). If an Event of Default exists, only Administrative Agent shall be authorized to settle, adjust and compromise such claims, in any case subject to the Intercreditor Agreement.
(b)    Any proceeds of insurance (other than proceeds from workers’ compensation or D&O insurance or business interruption insurance) relating to any Collateral and any awards arising from condemnation of any Collateral shall be applied to the extent required by, and otherwise in accordance with, Section 5.3.1(b).
8.3.2.    Protection of Collateral. All expenses of protecting, storing, warehousing, insuring, handling, maintaining and shipping any Collateral, all Taxes payable with respect to any Collateral (including any sale thereof), and all other payments required to be made by Administrative Agent to any Person to realize upon any Collateral, shall be borne and paid by the Borrower. Administrative Agent shall not be liable or responsible in any way for the safekeeping of any Collateral, for any loss or damage thereto (except for reasonable care in its custody while Collateral is in Administrative Agent’s actual possession), for any diminution in the value thereof, or for any act or default of any warehouseman, carrier, forwarding agency or other Person whatsoever, but the same shall be at the Borrower’s sole risk.
8.3.3.    Defense of Title to Collateral. The Borrower and each Guarantor shall at all times defend its title to Collateral and Administrative Agent’s Liens therein against all Persons, claims and demands whatsoever, except Permitted Liens and other claims or demands permitted to exist hereunder.
8.4.    Power of Attorney. The Borrower and each Guarantor hereby irrevocably constitutes and appoints Administrative Agent (and all Persons designated by Administrative Agent) as the Borrower’s and such Guarantor’s true and lawful attorney (and agent-in-fact) for the purposes provided in this Section 8.4. Administrative Agent, or Administrative Agent’s designee, may, without notice and in either its or the Borrower’s or such Guarantor’s name, but at the cost and expense of the Borrower:
(a)    Endorse the Borrower’s or such Guarantor’s name on any Payment Item or other proceeds of Collateral (including proceeds of insurance) that come into Administrative Agent’s possession or control in accordance with the terms of the Loan Documents; and
(b)    During an Event of Default, (i) settle, adjust, modify, compromise, discharge or release any Collateral, or any legal proceedings brought to collect Collateral; (ii) sell or assign any Collateral upon such terms, for such amounts and at such times as Administrative Agent deems advisable; (iii) collect, liquidate and receive balances in Deposit Accounts or investment accounts, and take control, in any manner, of proceeds of Collateral; (iv) prepare, file and sign the Borrower’s or such Guarantor’s name to any notice, assignment or satisfaction of Lien or similar document (including, without limitation, in respect of any assignment of Intellectual Property); (v) receive, open and dispose of mail addressed to the Borrower or such Guarantor, and notify postal authorities to deliver any such mail to an address designated by Administrative Agent; (vi) endorse any Chattel Paper, Document, Instrument, bill of lading, or other document or agreement relating to any Inventory or other Collateral; (vii) to the extent the Borrower or such Guarantor has rights sufficient to allow Administrative Agent to do so, use information contained in any data processing, electronic or information systems relating to Collateral; (viii) make and adjust claims under insurance policies; (ix) take any action as may be necessary or appropriate to obtain payment under any letter of credit, banker’s acceptance or other instrument for which the Borrower or such Guarantor is a beneficiary; and (x) take all other actions as Administrative Agent deems appropriate to fulfill the Borrower’s and each Guarantor’s obligations under the Loan Documents.
SECTION 9.    REPRESENTATIONS AND WARRANTIES
9.1.    General Representations and Warranties. To induce Administrative Agent and Lenders to enter into this Agreement and to make available the Term Loan Commitments and Loans, the Borrower and each Guarantor represents and warrants that:
9.1.1.    Organization and Qualification. Each Obligor is duly organized, validly existing and in good standing (if applicable) under the laws of the jurisdiction of its organization. Each Obligor is duly qualified, authorized to do business and in good standing (if applicable) as a foreign corporation or company in each jurisdiction where failure to be so qualified could reasonably be expected to have a Material Adverse Effect. No Obligor is an EEA Financial Institution.
9.1.2.    Power and Authority. Each Obligor is duly authorized to execute, deliver and perform its Loan Documents. The execution, delivery and performance of the Loan Documents have been duly authorized by all necessary action, and do not (a) require any consent or approval of any holders of Equity Interests of any Obligor, other than those already obtained; (b) contravene the Organic Documents of any Obligor; (c) violate or cause a default under any Applicable Law, Material Contract or Restrictive Agreement, including the ABL Loan Documents, except to the extent such violation or default could not reasonably be expected to result in a Material Adverse Effect; or (d) result in or require the imposition of any Lien (other than Permitted Liens) on any Property of any Obligor.
9.1.3.    Enforceability. Each Loan Document is a legal, valid and binding obligation of each Obligor party thereto, enforceable in accordance with its terms, except as enforceability may be limited by (i) bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally and (ii) with respect to enforceability against Foreign Subsidiaries or under foreign laws, the effect of foreign laws, rules and regulation as they relate to pledges, if any, of Equity Interests in Foreign Subsidiaries and intercompany Debt owed by Foreign Subsidiaries.
9.1.4.    Capital Structure. Schedule 9.1.4 shows, for each Obligor, its name, its jurisdiction of organization, its authorized and issued Equity Interests, (except in the case of the Borrower) the holders of its Equity Interests, and (to the extent the Borrower or another Obligor is a party thereto) all agreements binding on such holders with respect to their Equity Interests as of the Effective Date. Except as disclosed on Schedule 9.1.4, in the five years preceding the Effective Date, no Obligor has acquired any substantial assets outside the Ordinary Course of Business from any other Person nor been the surviving entity in a merger or combination. The Borrower and each Guarantor has good title to its Equity Interests in its Subsidiaries, subject only to Administrative Agent’s Lien and other Permitted Liens, and all such Equity Interests are duly issued, (and in the case of any Subsidiary that is a United States corporation) fully paid and non-assessable to the extent applicable. Except as set forth on Schedule 9.1.4, as of the Effective Date, there are no outstanding purchase options, warrants, subscription rights, agreements to issue or sell, convertible interests, phantom rights or powers of attorney relating to Equity Interests of any Subsidiary.
9.1.5.    Title to Properties; Priority of Liens. The Borrower and each applicable Subsidiary has good and marketable title to (or valid leasehold interests in) all of its material Real Estate, and good and marketable title to all of its material personal Property, including all such Property reflected in any financial statements delivered to Administrative Agent or Lenders, in each case free of Liens except Permitted Liens and minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such Property for its intended purposes. To the extent required by the Loan Documents, all Liens of Administrative Agent in the Collateral are duly perfected, valid and enforceable first priority Liens (subject to the terms of the Intercreditor Agreement), subject only to Permitted Liens and minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such Property for its intended purposes (provided, however, that (i) for registered United States copyrights, the security interest will be perfected upon filing, to the extent perfection of a security interest can be accomplished by such a filing, of the Copyright Security Agreement with the United States Copyright Office and (ii) for Real Estate that is subject to a Mortgage, the security interest will be perfected upon the recording of a Mortgage, to the extent perfection of a security interest can be accomplished by such a filing), and such perfected security interest is to such extent enforceable as such against any and all creditors of and purchasers from Obligors in the United States.
9.1.6.    [Reserved].
9.1.7.    Financial Statements. The consolidated balance sheets, and related statements of income, cash flow and shareholder’s equity, of the Borrower and Subsidiaries that have been and are hereafter delivered to Administrative Agent and Lenders, are prepared in accordance with GAAP, and fairly present in all material respects the financial positions and results of operations of the Borrower and Subsidiaries at the dates and for the periods indicated, subject to, in the case of monthly or quarterly balance sheets and related statements, the absence of footnotes and year end audit adjustments. All projections delivered by the Obligors to Administrative Agent and Lenders have been prepared in good faith, based on reasonable assumptions in light of the circumstances at such time, it being acknowledged, and agreed by Lenders, however, that projections as to future events are not viewed as facts and that the actual results during the period or periods covered by said projections may differ from the projected results and that the differences may be material. Since December 31, 2016, there has been no change in the condition (financial or otherwise) of the Obligors, taken as a whole, that could reasonably be expected to have a Material Adverse Effect. The Obligors and their Subsidiaries, taken as a whole, are Solvent.
9.1.8.    Surety Obligations. Neither the Borrower nor any Subsidiary is obligated as surety or indemnitor under any bond or other contract that assures payment or performance of any obligation of any Person, except as permitted hereunder.
9.1.9.    Taxes. The Borrower and each Subsidiary has filed all federal, state, national, regional, provincial and material local tax returns and other material reports and all other tax returns and reports and all state and foreign income reports and declarations required by any jurisdiction to which any of them is subject that it is required by law to file, and has paid, or made provision for the payment of, all material Taxes upon it, its income and its Properties that are due and payable, except to the extent being Properly Contested. The provision for Taxes on the books of the Borrower and each Subsidiary is adequate for all years not closed by applicable statutes, and for its current Fiscal Year.
9.1.10.    [Reserved].
9.1.11.    Intellectual Property. Each Obligor owns or otherwise has the lawful right to use all Intellectual Property used in the conduct of its business, except to the extent that any failure to own or have such rights to use any Intellectual Property would not reasonably be expected to result in a Material Adverse Effect. There is no pending or, to the Borrower’s or any Guarantor’s knowledge, threatened Intellectual Property Claim with respect to any Obligor or any of their Property that could reasonably be expected to have a Material Adverse Effect. All Intellectual Property registered or applied for with the United States Patent and Trademark Office, the United States Copyright Office, or an equivalent thereof in any state of the United States or any foreign jurisdiction, that is owned by any Obligor as of the Effective Date is shown on Schedule 9.1.11.
9.1.12.    Governmental Approvals. The Borrower and each Subsidiary has, is in compliance with, and is in good standing with respect to, all Governmental Approvals necessary to conduct its business and to own, lease and operate its Properties except to the extent the failure to have such Governmental Approval, to be in compliance therewith or otherwise to be in good standing in respect thereof would not reasonably be expected to result in a Material Adverse Effect. All necessary import, export or other licenses, permits or certificates for the import or handling of any goods or other Collateral have been procured and are in effect, and the Borrower and Subsidiaries have complied with all foreign and domestic laws with respect to the shipment and importation of any goods or Collateral, except where the failure to possess any such effective license, permit or certificate, or any noncompliance therewith, could not reasonably be expected to have a Material Adverse Effect.
9.1.13.    Compliance with Laws. The Borrower and each Subsidiary has duly complied, and its Properties and business operations are in compliance, in all material respects with all Applicable Law, except where noncompliance could not reasonably be expected to have a Material Adverse Effect. There have been no citations, notices or orders of material noncompliance issued to the Borrower or any Subsidiary under any Applicable Law which could reasonably be expected to have a Material Adverse Effect. No Inventory has been produced in violation of the FLSA.
9.1.14.    Compliance with Environmental Laws. Except as disclosed on Schedule 9.1.14, as of the Effective Date, no Obligor’s past or present operations, Real Estate or other Properties are subject to any federal, state or local investigation to determine whether any remedial action of a material nature is needed to address any environmental pollution, hazardous material or environmental clean-up. No Obligor has received any Environmental Notice which would reasonably be expected to result in a material liability to the Borrower or any Guarantor. No Obligor has any contingent liability with respect to any Environmental Release, environmental pollution or hazardous material on any Real Estate now or previously owned, leased or operated by it where such liability could reasonably be expected to result in a Material Adverse Effect.
9.1.15.    Burdensome Contracts. Neither the Borrower nor any Subsidiary is a party or subject to any contract, agreement or charter restriction that could reasonably be expected to have a Material Adverse Effect. Neither the Borrower nor any Subsidiary is party or subject to any Restrictive Agreement, except as shown on Schedule 9.1.15 as of the date hereof or as otherwise permitted pursuant to Section 10.2.15. No such Restrictive Agreement prohibits the execution, delivery or performance of any Loan Document by an Obligor.
9.1.16.    Litigation. Except as shown on Schedule 9.1.16, there are no proceedings or investigations pending or, to the Borrower’s or any Guarantor’s knowledge, threatened against the Borrower or any Subsidiary, or any of their businesses, operations, Properties, prospects or conditions, that (a) relate to any Loan Documents or transactions contemplated thereby; or (b) could reasonably be expected to have a Material Adverse Effect.
9.1.17.    No Defaults. No event or circumstance has occurred or exists that constitutes a Default or Event of Default. No Obligor is in default, and no event or circumstance has occurred or exists that with the passage of time or giving of notice would constitute a default (after giving effect to any cure or grace period and waivers or amendments thereof), under any Material Contract or any Restrictive Agreement that (in the case of any Restrictive Agreement) could reasonably be expected to have a Material Adverse Effect. As of the date hereof, there is no basis upon which any party (other than the Borrower or Subsidiary) could terminate a Material Contract prior to its scheduled termination date.
9.1.18.    ERISA.
(a)    Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code, and other federal and state laws. Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter or prototype opinion from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the knowledge of the Borrower or any Guarantor, nothing has occurred which would reasonably be expected to prevent, or cause the loss of, such qualification. Each Obligor and ERISA Affiliate has made all required contributions to each Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.
(b)    There are no pending or, to the knowledge of the Borrower or any Guarantor, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted in or could reasonably be expected to have a Material Adverse Effect.
(c)    (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability that could reasonably be expected to have a Material Adverse Effect; (iii) no Obligor or ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) no Obligor or ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) no Obligor or ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.
(d)    Except as disclosed on Schedule 9.1.18 or as could not reasonably be expected to have a Material Adverse Effect, with respect to any Foreign Plan, (i) all employer and employee contributions required by law or by the terms of the Foreign Plan have been made, or, if applicable, accrued, in accordance with normal accounting practices; (ii) the fair market value of the assets of each funded Foreign Plan, the liability of each insurer for any Foreign Plan funded through insurance, or the book reserve established for any Foreign Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations with respect to all current and former participants in such Foreign Plan according to the actuarial assumptions and valuations most recently used to account for such obligations in accordance with applicable generally accepted accounting principles; and (iii) it has been registered as required and has been maintained in good standing with applicable regulatory authorities.
9.1.19.    Trade Relations. There exists no actual or threatened termination, limitation or modification of any business relationship between the Borrower or any Subsidiary and any customer or supplier, or any group of customers or suppliers, that could reasonably be expected to result in a Material Adverse Effect.
9.1.20.    Labor Relations. Except as described on Schedule 9.1.20, as of the date hereof no Obligor is party to or bound by any collective bargaining agreement, or material management agreement or consulting agreement. Except as described on Schedule 9.1.20, as of the date hereof there are no material grievances, disputes or controversies with any union or other organization of any Obligor’s employees, or, to the Borrower’s or any Guarantor’s knowledge, any asserted or threatened strikes, work stoppages or demands for collective bargaining.
9.1.21.    [Reserved]
9.1.22.    Not a Regulated Entity. No Obligor is (a) an “investment company” or a “person directly or indirectly controlled by or acting on behalf of an investment company” within the meaning of the Investment Company Act of 1940; or (b) subject to regulation under the Federal Power Act, the Interstate Commerce Act, any public utilities code or any other Applicable Law regarding its authority to incur Debt.
9.1.23.    Margin Stock. Neither the Borrower nor any Subsidiary is engaged, principally or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. No Loan proceeds will be used by the Borrower or any Guarantor to purchase or carry, or to reduce or refinance any Debt incurred to purchase or carry, any Margin Stock or for any related purpose governed by Regulations T, U or X of the Board of Governors.
9.1.24.    OFAC. Neither the Borrower nor any Subsidiary, nor to the knowledge of the Borrower or any Subsidiary, any director, officer, employee, agent, affiliate or representative thereof, is an individual or entity that is currently the subject or target of any Sanction or is located, organized or resident in a Designated Jurisdiction.
9.1.25.    Anti-Corruption Laws. The Borrower and each Subsidiary and their respective directors, officers and employees and, to the knowledge of the Borrower and each Guarantor, the agents of the Borrower and the Subsidiaries, are in compliance with the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”) and any other applicable anti-corruption law in all material respects. The Obligors have instituted and maintain policies and procedures designed to promote and achieve continued compliance with such laws.
9.1.26.    Delivery of ABL Loan Documents. Administrative Agent has received complete copies of the ABL Credit Agreement and each “Security Document” (as such term, or any analogous term, is defined in the ABL Credit Agreement) and all material amendments thereto, other than such documents as are the subject of a customary confidentiality undertaking (it being understood that if any information is withheld in reliance on the foregoing exception, the Borrower shall advise the Administrative Agent of such fact and the Borrower or any of the Obligors shall, following a reasonable request from the Administrative Agent or a Lender, use commercially reasonable efforts to furnish the relevant information by alternative means that would not violate the relevant obligation of confidentiality, including by requesting consent from the applicable counterparty to disclose such information). None of such documents and agreements has been amended or supplemented, nor have any of the provisions thereof been waived, except in accordance with the Intercreditor Agreement.
9.1.27.    Insurance. The Properties and businesses of the Borrower and the Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of the Borrower, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrower or the applicable Subsidiary operate. All such insurance policies are in full force and effect, all premiums have been duly paid and none of the Borrower or the Subsidiaries has received a written notice of violation or cancelation thereof.
9.1.28.    EEA Financial Institutions. Neither the Borrower nor any Guarantor is an EEA Financial Institution.
9.1.29.    Use of Proceeds. The proceeds of the Loans shall be used only in accordance with Section 2.1.3.
9.2.    Complete Disclosure. No Loan Document (as amended, restated, amended and restated, supplemented, modified or updated as provided for herein) (including, without limitation, any financial statements delivered to Administrative Agent or Lenders at any time), other than (i) projections, budgets, estimates and other forward looking statements, and (ii) information of a general economic or general industry nature, contained, when delivered to Administrative Agent or Lenders and taken as a whole, any untrue statement of a material fact, nor fails to disclose any material fact necessary to make the statements contained therein not materially misleading in light of all of the circumstances under which such statements are made (after giving effect to all supplements and updates thereto). There is no fact or circumstance that any Obligor has failed to disclose to Administrative Agent in writing that could reasonably be expected to have a Material Adverse Effect.
SECTION 10.    COVENANTS AND CONTINUING AGREEMENTS
10.1.    Affirmative Covenants. As long as any Term Loan Commitments or Term Loans remain outstanding (other than contingent obligations), the Borrower shall, and shall cause each Subsidiary to:
10.1.1.    Inspections; Appraisals.
(a)    Permit Administrative Agent from time to time, subject (except when an Event of Default exists) to reasonable prior notice and normal business hours, to visit and inspect the Properties of the Borrower or any Subsidiary, inspect, audit and make extracts from the Borrower’s or any Subsidiary’s books and records (other than information which is subject to attorney-client privilege or would result in a breach of a confidentiality obligation of the Obligors to any other Person), and discuss with its officers, employees, agents, advisors and independent accountants the Borrower’s or Subsidiary’s business, financial condition, assets, prospects and results of operations. Lenders may participate in any such visit or inspection, at their own expense; provided, however, the Obligors shall, absent a continuing Event of Default, be given the opportunity to be present at any communications with their accountants. Neither Administrative Agent nor any Lender shall have any duty to the Borrower to make any inspection, nor to share any results of any inspection, appraisal or report with the Borrower.
(b)    Reimburse Administrative Agent for all reasonable charges, costs and expenses of Administrative Agent in connection with examinations of any Obligor’s books and records or any other financial or Collateral matters as Administrative Agent deems appropriate, limited to once per Fiscal Year except following the occurrence and during the continuance of any Default or Event of Default.
10.1.2.    Financial and Other Information. Keep adequate records and books of account with respect to its business activities, in which proper entries are made in accordance with GAAP in all material respects reflecting all financial transactions; and furnish to Administrative Agent and Lenders:
(a)    as soon as available, and in any event within 90 days after the close of each Fiscal Year, balance sheets as of the end of such Fiscal Year and the related statements of income, cash flow and shareholders’ equity for such Fiscal Year, on a consolidated basis for the Borrower and Subsidiaries, which consolidated statements shall be audited and certified (without any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit, other than any such qualification or exception that is expressly solely with respect to, or expressly resulting solely from, (x) an upcoming maturity date under any Debt occurring within one year from the time such report is delivered or (y) any potential inability to satisfy the financial covenants set forth in Section 10.3 on a future date or in a future period) by any independent certified public accountants of nationally recognized standing selected by the Borrower, and shall set forth in comparative form corresponding figures for the preceding Fiscal Year;
(b)    as soon as available, and in any event within 45 days after the end of the first three Fiscal Quarters of each Fiscal Year, unaudited balance sheets as of the end of such Fiscal Quarter and the related statements of income and cash flow for such Fiscal Quarter and for the portion of the Fiscal Year then elapsed, on consolidated basis for the Borrower and Subsidiaries, setting forth in comparative form corresponding figures for the preceding Fiscal Year and certified by a Senior Officer of the Borrower as prepared in accordance with GAAP and fairly presenting in all material respects the financial position and results of operations for such Fiscal Quarter and period, subject to normal year‑end adjustments and the absence of footnotes;
(c)    concurrently with delivery of financial statements under clauses (a) and (b) above, or more frequently if requested by Administrative Agent while an Event of Default exists a Compliance Certificate executed by a Senior Officer of the Borrower;
(d)    concurrently with delivery of financial statements under clause (a) above, copies of all management letters (if any) and other material reports submitted to the Borrower or any Guarantor by its accountants in connection with such financial statements;
(e)    concurrently with delivery of financial statements under clause (b) above, at the end of any Fiscal Quarter, a written report satisfactory in form and scope to Administrative Agent, as to all Hedging Agreements entered into by the Borrower or any Guarantor, including, without limitation, detailed calculations with respect to the conversion values of all currency exchange Hedging Agreements and such other items as Administrative Agent, in its sole discretion, may from time to time request;
(f)    not later than 30 days after the end of each Fiscal Year, projections of Borrower’s consolidated balance sheets, results of operations, and cash flow, quarter by quarter for the next Fiscal Year;
(g)    promptly upon availability, copies of the Borrower’s five-year strategic plan and any updates thereto;
(h)    promptly after the sending or filing thereof, copies of any proxy statements, financial statements or reports that the Borrower has made generally available to its shareholders; copies of any regular, periodic and special reports or registration statements or prospectuses that the Borrower or any Guarantor files with the Securities and Exchange Commission or any other Governmental Authority, or any securities exchange; and copies of any press releases or other statements made available by the Borrower or any Guarantor to the public concerning material changes to or developments in the business of the Borrower or any Guarantor;
(i)    promptly after the sending or filing thereof, copies of any annual report to be filed in connection with any Pension Plan, and promptly following Administrative Agent’s request, after the sending or filing thereof, copies of any annual report to be filed in connection with each other Plan or Foreign Plan;
(j)    to the extent not already provided, copies of all notices sent to the ABL Lenders pursuant to the ABL Loan Documents in respect of any default or other material event thereunder;
(k)    concurrently with delivery of financial statements under clause (a) above, a supplemental or updated Perfection Certificate; and
(l)    such other reports and information (financial or otherwise, including, without limitation, consolidating balance sheets, related statements of income, cash flow and shareholder’s equity, but excluding any information subject to the attorney-client privilege or other confidentiality arrangements with third parties) promptly following Administrative Agent’s request therefor from time to time in connection with any Collateral or the Borrower’s, Subsidiary’s or other Obligor’s financial condition or business.
Subject to the next succeeding sentence, information delivered pursuant to this Section 10.1.2 to Administrative Agent may be made available by Administrative Agent to Lenders by posting such information on the Platform. Information delivered pursuant to this Section 10.1.2 may also be delivered by electronic communication pursuant to procedures approved by Administrative Agent pursuant to Section 15.4 hereto. Information required to be delivered pursuant to this Section 10.1.2 (to the extent not made available as set forth above) shall be deemed to have been delivered to Administrative Agent on the date on which such information has been posted on (i) the Borrower’s website on the Internet at http://www.cvgrp.com or (ii) are made available via EDGAR, or any successor system of the SEC, on the Borrower’s Annual Report on Form 10-K, Quarterly Report on Form 10-Q, or 8-K, as applicable. Information required to be delivered pursuant to this Section 10.1.2 shall be in a format which is suitable for transmission.
Unless (i) expressly marked by the Borrower as “PUBLIC” or (ii) copies of the Borrower’s public filings with the SEC, any notice or other communication delivered pursuant to this Section 10.1.2, or otherwise pursuant to this Agreement, shall be deemed to contain material non-public information.
10.1.3.    Notices. Notify Administrative Agent (for further distribution to Lenders) in writing, promptly after the Borrower’s or any Guarantor’s obtaining knowledge thereof, of any of the following that affects an Obligor: (a) the threat or commencement of any proceeding or investigation, whether or not covered by insurance, that could reasonably be expected to have a Material Adverse Effect; (b) any pending or threatened labor dispute, strike or walkout, or the expiration of any material labor contract that could reasonably be expected to have a Material Adverse Effect; (c) any default under or termination of a Material Contract, the ABL Credit Agreement or any other ABL Loan Document, any Subordinated Debt, or any contract that relates to Debt (other than intercompany Debt) in any aggregate amount of $5,000,000 or more; (d) the existence of any Default or Event of Default; (e) any judgment in an amount exceeding $2,500,000; (f) the assertion of any Intellectual Property Claim that could reasonably be expected to have a Material Adverse Effect; (g) any violation or asserted violation of any Applicable Law (including ERISA, OSHA, FLSA, or any Environmental Laws), that could reasonably be expected to have a Material Adverse Effect; (h) any Environmental Release by an Obligor or on any Property owned, leased or occupied by an Obligor that could reasonably be expected to have a Material Adverse Effect; or receipt of any Environmental Notice that could reasonably be expected to have a Material Adverse Effect or materially impact the value of any Property of the Borrower or such Guarantor; (i) the occurrence of any ERISA Event that could reasonably be expected to have a Material Adverse Effect, either individually or in the aggregate; or (j) the discharge of or any withdrawal or resignation by the Borrower’s independent accountants.
10.1.4.    [Reserved].
10.1.5.    Compliance with Laws. Comply with all Applicable Laws, including ERISA, Environmental Laws, FLSA, OSHA, Anti-Terrorism Law (in all material respects), and laws regarding collection and payment of Taxes, and maintain all Governmental Approvals necessary to the ownership of its Properties or conduct of its business, unless failure to comply (other than failure to comply with Anti-Terrorism Law Laws, which shall not be subject to the “Material Adverse Effect” qualification in this sentence) or maintain could not reasonably be expected to have a Material Adverse Effect. Without limiting the generality of the foregoing, if any Environmental Release occurs at or on any Properties of the Borrower or any Subsidiary, it shall act promptly and diligently to investigate and report to Administrative Agent and all appropriate Governmental Authorities the extent of, and to make appropriate remedial action to eliminate, such Environmental Release, whether or not directed to do so by any Governmental Authority, if, as required by Environmental Law or necessary to preserve the value as a whole of such Properties.
10.1.6.    Taxes. Pay and discharge all Taxes on or prior to the date which they become delinquent or penalties attach, unless such Taxes are being Properly Contested.
10.1.7.    Insurance.
(a)    In addition to the insurance required hereunder with respect to Collateral, maintain insurance, with financially sound and reputable insurance companies, with respect to the Properties and business of the Borrower and Subsidiaries of such type, in such amounts, and with such coverages and deductibles as required pursuant to Section 8.3.1.
(b)    If any improvements on any Mortgaged Property are at any time located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a Special Flood Hazard Area with respect to which flood insurance has been made available under the National Flood Insurance Act of 1968 (as now or hereafter in effect or successor act thereto), then the Borrower shall, or shall cause each Obligor to, (i) maintain, or cause to be maintained, with a financially sound and reputable insurer, flood insurance in an amount, with endorsements and by an insurer reasonably acceptable to Administrative Agent, and in compliance in all other respects with the Flood Insurance Laws and Regulation H of the Board of Governors, and (ii) deliver to the Administrative Agent evidence of such compliance and/or insurance in form and substance reasonably acceptable to the Administrative Agent.
10.1.8.    Licenses. Keep each License materially affecting any Collateral (including the manufacture, distribution or disposition of Inventory) in full force and effect except (i) to the extent not otherwise required herein, (ii) for any Permitted Asset Disposition or (iii) to the extent any failure to so maintain such License would not reasonably be expected to result in a Material Adverse Effect.
10.1.9.    Future Subsidiaries and Property. (a) Notify Administrative Agent within five Business Days (or such later date as agreed to by Administrative Agent) of any Person becoming a Subsidiary and cause such Subsidiary (other than an Excluded Subsidiary) within 30 days of such notice being delivered to Administrative Agent (or such longer period as the Administrative Agent may reasonably agree, or solely with respect to Mortgages, as may be required pursuant to Section 10.1.9(c)) to guaranty the Obligations and to execute and deliver such documents (including with respect to any and all applicable “know your customer” requirements, which information shall be delivered to Administrative Agent and the Lenders prior to such Subsidiary being joined as a party hereto), instruments and agreements and to take such other actions as Administrative Agent shall require to evidence and perfect a Lien in favor of Administrative Agent (for the benefit of Secured Parties) on all assets (other than Excluded Assets) of such Person, including delivery of a Perfection Certificate, all Real Estate Documents (if applicable) and such legal opinions, each in form and substance reasonably satisfactory to Administrative Agent, as it shall deem appropriate. If at any time any Subsidiary that is an Excluded Subsidiary as of the Effective Date, shall cease to be an Excluded Subsidiary, such Subsidiary shall be required, no later than 30 days after the delivery of the financial statements pursuant to Section 10.1.2(b) hereof reflecting such occurrence, to guaranty the Obligations in accordance with this Section 10.1.
(b)    Upon the acquisition of any property (other than Excluded Collateral and any Real Estate that does not constitute Mortgaged Property) by the Borrower or any Guarantor, which property, in the reasonable judgment of the Administrative Agent, is not already subject to a perfected Lien in favor of the Administrative Agent for the benefit of the Secured Parties (and where such a perfected Lien would be required in accordance with the terms of this Agreement or the other Security Documents), the Borrower and each Guarantor shall, in each case at the Borrower’s expense, execute and deliver any and all further instruments and documents and take all such other action as the Administrative Agent in its reasonable judgment may deem necessary or desirable in obtaining the full benefits of, or in perfecting and preserving Liens over, such property (including, without limitation, Mortgages and other Real Estate Documents with respect to Real Estate constituting Mortgaged Property, supplements to the Security Documents and other security agreements), in each case, subject to the terms and conditions otherwise set forth in the Loan Documents with respect to any class of Collateral.
(c)    Notwithstanding anything herein to the contrary, no Mortgage will be recorded with respect to Mortgaged Property pursuant to the foregoing until each Lender expressly requesting flood due diligence has received written notice of such Mortgage at least 45 days prior to such recording and each such Lender has confirmed satisfactory completion of flood due diligence and flood insurance compliance procedures in respect of Flood Insurance Laws.
10.1.10.    Anti-Corruption and Sanctions Laws. Maintain in effect policies and procedures designed to promote compliance by the Borrower, the Subsidiaries, and their respective directors, officers, employees, and agents with the FCPA and any other applicable anti-corruption laws.
10.1.11.    Maintenance of Properties. (a) Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted; (b) make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) use the standard of care typical in the industry in the operation and maintenance of its facilities.
10.1.12.    Further Assurances. Promptly upon request by the Administrative Agent, or any Lender through the Administrative Agent, (a) correct any material defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof, and (b) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent, or any Lender through the Administrative Agent, may reasonably require from time to time in order to (i) carry out more effectively the purposes of the Loan Documents, (ii) to the fullest extent permitted by applicable law, subject the Borrower’s or any Subsidiaries’ properties, assets, rights or interests to the Liens now or hereafter intended to be covered by this Agreement or the other Security Documents, (iii) perfect and maintain the validity, effectiveness and priority of this Agreement and any of the other Security Documents and any of the Liens intended to be created thereunder and (iv) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Secured Parties the rights granted or now or hereafter intended to be granted to the Secured Parties under any Loan Document or under any other instrument executed in connection with any Loan Document to which the Borrower or Subsidiary is or is to be a party.
10.1.13.    Use of Proceeds. Use the proceeds of the Loans only in accordance with Section 2.1.3.
10.1.14.    Intellectual Property.
(a)    Process all documents reasonably required to maintain all registrations and applications for registration of all of each Obligor’s Intellectual Property, including but not limited to (a) the prompt filing of affidavits of use and applications for renewals of registration in the United States Patent and Trademark Office for all of its material registered Trademarks, (b) the timely payment of all fees and disbursements in connection therewith as well as any post-issuance fees due in connection with Patents, and (c) refraining from the abandonment of any filing of affidavit of use or any application of renewal prior to the exhaustion of all administrative and judicial remedies without prior written consent of the Administrative Agent (other than with respect to registrations and applications deemed by such Obligor in its reasonable business judgment to be no longer prudent to pursue).
(b)    Diligently prosecute all applications for registrations of Intellectual Property listed on Schedule 9.1.11, in each case for such Obligor, and not abandon any such application prior to exhaustion of all administrative and judicial remedies, absent written consent of the Administrative Agent (other than applications that are deemed by such Obligor in its reasonable business judgment to be no longer prudent to pursue).
10.1.15.    Post-Closing Covenants. Notwithstanding the conditions precedent set forth in Section 6.1, the Borrower has informed Administrative Agent and the Lenders that certain items required to be delivered to Administrative Agent or otherwise satisfied as conditions precedent to the effectiveness of this Agreement will not be delivered to Administrative Agent as of the date hereof. As an accommodation to the Borrower and the Guarantors, Administrative Agent and the Lenders have agreed to make the Term Loans available under this Agreement notwithstanding that such conditions to closing have not been satisfied (but subject to the other conditions set forth herein). In consideration of such accommodation, the Borrower and each Guarantor hereby agrees to take, and cause each Subsidiary to take, each of the actions described on Schedule 10.1.15 attached hereto, in each case in the manner and by the dates set forth thereon, or such later dates as may be agreed to by Administrative Agent, in its sole discretion.
10.2.    Negative Covenants. As long as any Term Loan Commitments or Obligations are outstanding (other than contingent obligations), the Borrower shall not, and shall cause each Subsidiary not to:
10.2.1.    Permitted Debt. Create, incur, guarantee or suffer to exist any Debt, except:
(a)    the Obligations;
(b)    Subordinated Debt;
(c)    Permitted Purchase Money Debt;
(d)    Borrowed Money and other Debt (other than the Obligations and Subordinated Debt), but only to the extent identified on Schedule 10.2.1;
(e)    all obligations arising in connection with Bank Products entered into in the ordinary course of business,
(f)    Permitted Contingent Obligations;
(g)    Refinancing Debt as long as each Refinancing Condition is satisfied;
(h)    Debt under any Hedging Agreement to the extent such Hedging Agreement is permitted by this Agreement;
(i)    (i) intercompany Debt to the extent permitted by Section 10.2.6, and (ii) intercompany Debt owed to an Obligor by an Excluded Receivables Subsidiary in connection with a sale of receivables to such Excluded Receivables Subsidiary pursuant to a Qualified Receivables Transaction;
(j)    Debt in respect of workers’ compensation claims, self-insurance obligations, performance bonds, export or import indemnitees or similar instruments, customs bonds, governmental contracts, leases, surety appeal or similar bonds and completion guarantees provided by an Obligor or Subsidiary in the Ordinary Course of its Business;
(k)    Debt in respect of taxes, assessments or governmental charges to the extent that payment thereof shall not at the time be required to be made in accordance with Section 10.1.6;
(l)    Debt consisting of incentive, non-compete, consulting, deferred compensation, or other similar arrangements entered in the Ordinary Course of Business;
(m)    Debt in respect of netting services and overdraft protections or other cash management services in connection with deposit accounts and securities accounts, in each case in the Ordinary Course of Business;
(n)    Debt incurred by Subsidiaries that are not Obligors in an amount not to exceed, at any time outstanding, the greater of (i) $25,000,000 and (ii) measured at the time of incurrence thereof, 10.0% of the portion of Total Assets attributable to all Subsidiaries that are not Obligors (prior to giving effect to any acquisition or Investment made or intended to be made using the proceeds of such Debt), and so long as no Default or Event of Default exists or would result therefrom;
(o)    [reserved];
(p)    Contingent Obligations in respect of Debt otherwise permitted under Section 10.2.1 or in respect of obligations not constituting Debt that are permitted hereunder, in each case, subject, if applicable, to Section 10.2.6;
(q)    Contingent Obligations of the Borrower and its Subsidiaries incurred in connection with the guaranty of Debt extended to a Foreign Subsidiary by Bank of America, N.A. or its Affiliates in an amount not to exceed $10,000,000 in the aggregate at any time unless otherwise approved by Administrative Agent in writing;
(r)    Contingent Obligations of an Obligor in respect of Debt of another Obligor otherwise permitted under this Section 10.2.1 or in respect of other obligations of another Obligor permitted hereunder;
(s)    Debt incurred in connection with the financing of insurance premiums in the Ordinary Course of Business;
(t)    without duplication of any other Debt, non-cash accruals of interest, accretion or amortization of original issue discount and payment-in-kind interest with respect to Debt permitted hereunder;
(u)    Debt constituting any earn-out obligation or other post-closing balance sheet adjustment prior to such time as it becomes a liability on the balance sheet of such Person in accordance with GAAP or that exists on the balance sheet of such Person on a non-interest bearing basis and is paid within thirty days of the date such obligation becomes a liability on the balance sheet;
(v)    Debt incurred by any Excluded Receivables Subsidiary in connection with any Qualified Receivables Transaction provided that the Debt is non-recourse to any Person other than the Excluded Receivables Subsidiary;
(w)    Debt incurred pursuant to the ABL Loan Documents in an aggregate principal amount not to exceed the greater of (i) $65,000,000 (plus accrued interest), including any Refinancing Debt thereof, as permitted and in accordance with the terms of the Intercreditor Agreement and (ii) the Borrowing Base;
(x)    Debt incurred or assumed in connection with a Permitted Acquisition, so long as (i) the Total Leverage Ratio after giving effect to such Permitted Acquisition is less than or equal to the Effective Date Total Leverage Ratio on a Pro Forma Basis and (ii) no Default or Event of Default exists or would result therefrom;
(y)    additional Debt in an aggregate principal amount not to exceed $35,000,000; and
(z)    Permitted Ratio Debt.
10.2.2.    Permitted Liens. Create or suffer to exist any Lien upon any of its Property, except the following (collectively, “Permitted Liens”):
(a)    Liens created pursuant to any Loan Document;
(b)    Purchase Money Liens securing Permitted Purchase Money Debt;
(c)    Liens for Taxes not yet delinquent or being Properly Contested;
(d)    contractual Liens and Liens imposed by law (other than Liens for Taxes or imposed under ERISA) such as carriers’, warehousemen’s, materialmen’s, landlords’, workmen’s, suppliers’, repairmen’s and mechanics’ Liens and other similar Liens arising in the Ordinary Course of Business, but only if (i) payment of the obligations secured thereby is not yet delinquent and payable or is being Properly Contested, and (ii) such Liens do not materially impair the value or use of the Property or materially impair operation of the business of any Obligor;
(e)    Liens incurred or deposits made in the Ordinary Course of Business to secure the performance of tenders, bids, leases, contracts (except those relating to Borrowed Money), surety, stay customs and appeal bonds, statutory obligations and other similar obligations, or arising as a result of progress payments under government contracts;
(f)    [reserved];
(g)    Liens arising by virtue of a judgment or judicial order to the extent such judgment does not constitute an Event of Default;
(h)    easements, rights-of-way, survey exceptions, title exceptions, restrictions, covenants or other agreements of record, minor defects or other irregularities in title and other similar charges or encumbrances on Real Estate, that do not secure any monetary obligation and do not materially interfere with the Ordinary Course of Business;
(i)    municipal and zoning ordinances, building and other land use laws imposed by any governmental authority which are not violated in any material respect by existing improvements or the present use of Property, or in the case of any Real Estate subject to a Mortgage, encumbrances disclosed in the title insurance policy issued to, and reasonably approved by, Administrative Agent;
(j)    leases, subleases, licenses, sublicenses granted to others in the Ordinary Course of Business;
(k)    any interest or title of a lessor or sublessor, licensor or sublicensor under any lease or license not prohibited by this Agreement or the other Security Documents, including any interest of a bailor;
(l)    normal and customary rights of setoff upon deposits or securities in favor of depository institutions or brokerages, and Liens of a collecting bank on payment items in the course of collection, bankers’ Liens securing amounts owing to such bank with respect to overdrafts, cash management and operating account arrangements, including those involving pooled accounts and netting arrangements; provided that in no case shall such Liens secure (either directly or indirectly) the repayment of any Debt (other than on account of such overdrafts, netting or cash management);
(m)    Liens on amounts payable under insurance policies and deposits arising in the Ordinary Course of Business in connection with the financing of insurance premiums;
(n)    Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by such Person in the Ordinary Course of Business in accordance with the past practices of such Person;
(o)    Liens on property or assets acquired pursuant to a Permitted Acquisition, or on property or assets of a Subsidiary in existence at the time such Subsidiary or property is acquired pursuant to a Permitted Acquisition; provided that (x) any Debt that is secured by such Liens is permitted hereunder and (y) such Liens are not incurred in connection with, or in contemplation or anticipation of, such Permitted Acquisition and do not attach to any other property or assets of the Borrower or any Subsidiaries other than the property and assets subject to such Liens at the time of such Permitted Acquisition, together with any extensions, renewals and replacements of the foregoing, so long as the Debt secured by such Liens is permitted hereunder and such extension, renewal or replacement does not encumber any additional assets or properties of the Borrower or any Subsidiaries;
(p)    security given to a public or private utility or any Governmental Authority as required in the Ordinary Course of Business;
(q)    the filing of financing statements solely as a precautionary measure in connection with operating leases or consignments;
(r)    Liens with respect to obligations that do not in the aggregate exceed $1,000,000 at any time outstanding;
(s)    the replacement, extension or renewal of any Permitted Lien; provided, that such Lien shall at no time be extended to cover any assets or property other than such assets or property subject thereto on the date such Lien was incurred;
(t)    Liens granted by Subsidiaries that are not Obligors securing (i) Debt permitted to be incurred pursuant to Section 10.2.1(n), (q), (x) or (y) or (ii) any obligations not constituting Debt that are permitted hereunder;
(u)    existing Liens shown on Schedule 10.2.2;
(v)    Liens granted to the ABL Administrative Agent pursuant to the ABL Loan Documents and any Refinancing Debt thereof, provided that the Administrative Agent, for the benefit of the Lenders, has a first priority Lien (subject to Permitted Liens) on the Term Loan First Lien Collateral and a second priority Lien on the ABL Facility First Lien Collateral as set forth and governed by the Intercreditor Agreement;
(w)    Liens with respect to those Accounts and related rights and assets subject to purchase pursuant to any Qualified Receivables Transaction; and
(x)    Liens securing obligations in an aggregate principal amount not to exceed $10,000,000; provided, that, in the event such Liens are granted in Collateral such Liens are junior in priority to the Liens granted to the Administrative Agent.
10.2.3.    [Reserved].
10.2.4.    Distributions; Upstream Payments. Make or declare any Distributions other than:
(a)    Upstream Payments;
(b)    dispositions by Obligors and Subsidiaries permitted hereunder;
(c)    the purchase, redemption or other acquisition of shares of Equity Interests of the Borrower or any Subsidiary from employees, former employees, directors or former directors of the Borrower or any Subsidiary (or permitted transferees of such employees, former employees, directors or former directors) following the death, disability, retirement or termination of employment of any such Person or otherwise pursuant to any employee, management or director equity plan, employee, management or director stock option plan or any other employee, management or director benefit plan or any agreement (including any stock subscription or shareholder agreement) with any employee, director, officer or consultant of the Borrower or any Subsidiary; provided, however, that the aggregate amount of such Distributions (excluding amounts representing cancellation of Debt) shall not exceed $5,000,000 in any Fiscal Year, except that any amount not so used in any Fiscal Year may be used in subsequent Fiscal Years subject to a total cap of $10,000,000 on such Distributions in any Fiscal Year;
(d)    additional Distributions in an aggregate amount not to exceed $10,000,000; and
(e)    additional Distributions in an aggregate amount not to exceed an amount (which shall not be less than zero) equal to the portion, if any, of the Available Amount on the date of such election that the Borrower elects to apply to this Section 10.2.4(e), such election to be specified in a written notice of a Senior Officer of the Borrower calculating in reasonable detail the amount of the Available Amount immediately prior to such election and the amount thereof elected to be so applied; provided that, in the case of this Section 10.2.4(e), (A) immediately before and after giving effect to any such Distribution, no Default or Event of Default shall have occurred and be continuing and (B) immediately after giving effect to any such Distribution, the Total Leverage Ratio is less than or equal to 3.00:1.00 on a Pro Forma Basis.
10.2.5.    [Reserved].
10.2.6.    Investments. Make any Restricted Investment, other than, so long as no Default or Event of Default exists or would result therefrom, Permitted Acquisitions.
10.2.7.    Disposition of Assets. Make any Asset Disposition, except Permitted Asset Dispositions.
10.2.8.    [Reserved].
10.2.9.    Restrictions on Payment of Certain Debt. Make any payments (whether voluntary or mandatory, or a prepayment, redemption, retirement, defeasance or acquisition) with respect to any unsecured Borrowed Money or Subordinated Debt (the foregoing, “Junior Debt”), except (i) any scheduled payment, or other contractually required payment, as and when due and payable in accordance with the terms of the definitive documentation governing such Junior Debt (including any applicable subordination agreements), (ii) in connection with, and to the extent permitted hereby, any Refinancing Debt in connection with such Junior Debt, and (iii) any other payment in respect of Junior Debt, so long as immediately before and after giving effect to any such payment, (x) no Default or Event of Default shall have occurred and be continuing and (y) the Total Leverage Ratio is less than or equal to 3.00:1.00.
10.2.10.    Fundamental Changes. (a) Merge, combine or consolidate with any Person, or liquidate, wind up its affairs or dissolve itself (unless, in the case of any liquidation, winding up or dissolution, the assets of such entity are transferred to its corporate parent), in each case whether in a single transaction or in a series of related transactions, except for mergers, consolidations, amalgamations or combinations of (i) a wholly-owned Domestic Subsidiary (or National Seating Company) with another wholly-owned Domestic Subsidiary (provided that if any such Subsidiary is an Obligor, the Obligor will be the surviving company) or into the Borrower or (ii) a Foreign Subsidiary with and into another Foreign Subsidiary, provided that if any such Subsidiary is an Obligor, the Obligor will be the surviving company; or (b) in the case of any Obligor, unless 30 days’ advance written notice is given to Administrative Agent, (i) change its name as reflected in its Organic Documents, (ii) change its tax, charter or other organizational identification number, or (iii) change its form or state of jurisdiction of organization.
10.2.11.    Subsidiaries. Form or acquire any Subsidiary, except in accordance with Sections 10.1.9 or 10.2.6 and except for any Excluded Receivables Subsidiary, or permit any existing Subsidiary to issue any additional Equity Interests except pursuant to clause (m) or (u) of the definition of Permitted Asset Disposition.
10.2.12.    Organic Documents. Amend, modify or otherwise change any of its Organic Documents as in effect on the date hereof to the extent such amendment, modification or change could reasonably be expected to result in a Material Adverse Effect.
10.2.13.    Tax Consolidation. File or consent to the filing of any consolidated income tax return with any Person other than the Borrower and Subsidiaries.
10.2.14.    Accounting Changes. Make any material change in accounting treatment or reporting practices, except as permitted by GAAP and in accordance with Section 1.2; or change its Fiscal Year without consent of Administrative Agent.
10.2.15.    Restrictive Agreements. Become a party to any Restrictive Agreement, except:
(a)    Restrictive Agreements relating to Debt permitted hereunder, as long as the restrictions apply only to collateral for such Debt;
(b)    Restrictive Agreements constituting customary restrictions on assignment, encumbrances or subletting in leases and other contracts;
(c)    Restrictive Agreements constituting customary restrictions and conditions contained in any agreement relating to the sale of any Property permitted under Section 10.2.7 pending the consummation of such sale;
(d)    Restrictive Agreements in effect at the time such Subsidiary becomes a Subsidiary of the Borrower, so long as such agreement was not entered into in contemplation of such Person becoming a Subsidiary of the Borrower;
(e)    the documents described on Schedule 10.2.15;
(f)     the ABL Loan Documents, each as amended, restated, supplemented or otherwise modified as permitted under the Intercreditor Agreement, including any Refinancing Debt thereof;
(g)    any agreements evidencing a Qualified Receivables Transaction; or
(h)    agreements related to Debt permitted under Section 10.2.1 so long as (in the case of Debt with an initial outstanding principal balance (or the establishment of revolving lending commitments) greater than $5,000,000) the Board of Directors in its reasonable and good faith judgment determines at the time such Debt is incurred (or revolving lending commitments established) that entering into the applicable Restrictive Agreement will not affect the ability of the Obligors to make payments on the Obligations.
10.2.16.    Hedging Agreements. Enter into any Hedging Agreement, except to hedge risks arising in the Ordinary Course of Business and not for speculative purposes.
10.2.17.    Conduct of Business. Engage in any business, other than its business as conducted on the Effective Date and any activities ancillary, incidental, complementary or reasonably related thereto.
10.2.18.    Affiliate Transactions. Enter into or be party to any transaction with an Affiliate, except (a) transactions contemplated or otherwise permitted by the Loan Documents; (b) payment of reasonable compensation to officers and employees for services actually rendered, and loans and advances permitted by Section 10.2.6; (c) payment of customary directors’ fees and indemnities; (d) transactions solely among (i) Obligors or (ii) non-Obligors; (e) transactions with Affiliates that were consummated prior to the Effective Date, as shown on Schedule 10.2.18; and (f) transactions with Affiliates, upon fair and reasonable terms no less favorable (taken as a whole) than could reasonably be obtained in a comparable arm’s-length transaction with a non-Affiliate.
10.2.19.    Plans. Become party to any (i) Multiemployer Plan or (ii) Foreign Plan (which would reasonably be expected to result in a material liability to the Borrower or any Guarantor), in each case other than (a) any in existence on the Effective Date, (b) in connection with the consummation of a Permitted Acquisition, or (c) as mandated by a government other than the United States for employees of any Obligor or Subsidiary in connection with the establishment of manufacturing facilities in jurisdictions in which the Obligors and their Subsidiaries do not operate manufacturing facilities on the Effective Date.
10.2.20.    [Reserved].
10.2.21.    Amendments to Subordinated Debt or ABL Credit Agreement. Amend, supplement or otherwise modify (i) any document, instrument or agreement relating to any Subordinated Debt (other than intercompany Debt, to the extent permitted to be incurred hereunder and except for the provisions of any document, instrument or agreement relating to the subordination of such intercompany Debt), if such modification (a) increases the principal balance of such Debt (other than as a result of capitalization of fees and interest), or increases any required payment of principal or interest (other than as a result of capitalization of fees and interest), (b) accelerates the date on which any installment of principal or any interest is due, or adds any additional redemption, put or prepayment provisions, (c) shortens the final maturity date or otherwise accelerates amortization, (d) increases the interest rate, (e) modifies any covenant in a manner or adds any representation, covenant or default that is more onerous or restrictive in any material respect (when taken as a whole) for any Obligor, or that is otherwise materially adverse to any Obligor or Lenders, or (f) results in the Obligations not being fully benefited by the subordination provisions thereof; or (ii) the ABL Credit Agreement or any related agreements, except as expressly permitted in the Intercreditor Agreement.
10.3.    Financial Covenant. As long as any Term Loan Commitments or Obligations are outstanding, the Borrower shall not permit the Total Leverage Ratio as of the last day of any Fiscal Quarter to exceed the ratio set forth below for the applicable Fiscal Quarter (the “Financial Covenant”):

Fiscal Quarter Ending	Total Leverage Ratio
March 31, 2017	5.75:1.00
June 30, 2017	5.75:1.00
September 30, 2017	5.75:1.00
December 31, 2017	5.75:1.00
March 31, 2018	5.75:1.00
June 30, 2018	5.50:1.00
September 30, 2018	5.50:1.00
December 31, 2018	5.25:1.00
March 31, 2019	5.25:1.00
June 30, 2019	5.00:1.00
September 30, 2019	5.00:1.00
December 31, 2019 and thereafter	4.75:1.00

SECTION 11.    EVENTS OF DEFAULT; REMEDIES ON DEFAULT
11.1.    Events of Default. Each of the following shall be an “Event of Default” hereunder, if the same shall occur for any reason whatsoever, whether voluntary or involuntary, by operation of law or otherwise:
(a)    the Borrower or any Guarantor fails to pay any Obligations when due (whether at stated maturity, on demand, upon acceleration or otherwise); provided that, with respect to any non-payment (other than non-repayment of principal when due hereunder), such failure shall only constitute an Event of Default if it is not cured within three (3) Business Days of the due date thereof;
(b)    any representation, warranty or other written statement of an Obligor made in connection with any Loan Documents or transactions contemplated thereby is incorrect or misleading in any material respect when given;
(c)    the Borrower breaches or fails to perform any covenant contained in Section 7.3, 8.3.1, 10.1.3(d), 10.2 or 10.3;
(d)    an Obligor breaches or fails to perform any covenant contained in any Loan Documents (other than as specified in clauses (a), (b) and (c) above), and such breach or failure is not cured within 30 days for any such breach or failure to perform any other covenant contained in any Loan Document, in each case after a Senior Officer of such Obligor has knowledge thereof or receives notice thereof from Administrative Agent, whichever is sooner;
(e)    a Guarantor repudiates, revokes or attempts to revoke its Guaranty; an Obligor denies or contests the validity or enforceability of any Loan Documents or Obligations, or the perfection or priority of any Lien granted to Administrative Agent except for Collateral with a value not in excess of $1,000,000 at any time; or any Loan Document ceases to be in full force or effect for any reason (other than a waiver or release by Administrative Agent and Lenders or action or inaction by the Administrative Agent or as otherwise permitted hereunder);
(f)    any breach or default (beyond the period of grace, if any, provided in the instrument or agreement under which the Debt was created) of an Obligor has occurred and is continuing under any document, instrument or agreement to which it is a party or by which it or any of its Properties is bound, relating to any Debt (other than the Obligations) in excess of $5,000,000, if the maturity of or any payment with respect to such Debt may be accelerated or demanded due to such breach;
(g)    an Event of Default (as defined in the ABL Credit Agreement) has occurred and is continuing under any ABL Loan Document, which default shall not have been cured within any applicable grace period (or a period of time sufficient to permit the acceleration of the ABL Loans) or waived by the lenders thereunder;
(h)    other than any judgment disclosed on Schedule 11.1 (to the extent the aggregate amount of any such judgment plus accrued interest thereon does not exceed $5,000,000), any final judgment or order for the payment of money is entered against an Obligor in an amount that exceeds, individually or cumulatively with all unsatisfied final judgments or orders against all Obligors, $5,000,000 (net of any insurance coverage therefor not denied in writing by the insurer) and such final judgment(s) or order(s) shall not have been satisfied, vacated, discharged, stayed or bonded pending appeal within 30 days from the entry thereof;
(i)    the Obligors, taken as a whole, are enjoined, restrained or in any way prevented by any Governmental Authority from conducting any material part of their business; there is a cessation of any material part of the Obligors’ business for a material period of time (other than as permitted hereunder); any material Collateral or Property of the Obligors, taken as a whole, is taken or impaired through condemnation; an Obligor agrees to or commences any liquidation, dissolution or winding up of its affairs (except as otherwise permitted hereunder); or the Obligors, taken as a whole, are not Solvent;
(j)    an Insolvency Proceeding is commenced by an Obligor; an Obligor makes an offer of settlement, extension or composition to its unsecured creditors generally; or an Insolvency Proceeding is commenced against an Obligor and: the Obligor consents to institution of the proceeding, the petition commencing the proceeding is not timely contested by the Obligor, the petition is not dismissed within 60 days after filing, or an order for relief is entered in the proceeding;
(k)    an ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan that has resulted or could reasonably be expected to result in a material liability of an Obligor to a Pension Plan, Multiemployer Plan or PBGC, or that constitutes grounds for appointment of a trustee for or termination by the PBGC of any Pension Plan or Multiemployer Plan; an Obligor or ERISA Affiliate fails to pay when due any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan; or any event similar to the foregoing occurs or exists with respect to a Foreign Plan;
(l)    an Obligor is convicted for (i) a felony committed in the conduct of the Obligor’s business, or (ii) the forfeiture of any material Property or any material Collateral by an Obligor as a result of violating any state or federal law (including the Controlled Substances Act, Money Laundering Control Act of 1986 and Illegal Exportation of War Materials Act); or
(m)    a Change of Control occurs.
11.2.    Remedies upon Default. If an Event of Default described in Section 11.1(j) occurs with respect to the Borrower or any Guarantor, then to the extent permitted by Applicable Law, all Obligations shall become automatically due and payable and all Term Loan Commitments shall terminate, without any action by Administrative Agent or notice of any kind. In addition, or if any other Event of Default exists, Administrative Agent may in its discretion (and shall upon written direction of Required Lenders) do any one or more of the following from time to time:
(a)    declare any Obligations immediately due and payable, whereupon they shall be due and payable without diligence, presentment, demand, protest or notice of any kind, all of which are hereby waived by the Borrower and each Guarantor to the fullest extent permitted by law;
(b)    terminate, reduce or condition any Term Loan Commitment; and
(c)    exercise any other rights or remedies afforded under any agreement, by law, at equity or otherwise, including the rights and remedies of a secured party under the UCC. Such rights and remedies include the rights to (i) take possession of any Collateral; (ii) require the Borrower and each Guarantor to assemble Collateral, at the Borrower’s expense, and make it available to Administrative Agent at a place designated by Administrative Agent; (iii) subject to the terms of any Lease Agreement or Lease Waiver, as applicable, enter any premises where Collateral is located and store Collateral on such premises until sold (and if the premises are owned or leased by the Borrower or any Guarantor, the Borrower and such Guarantor agrees not to charge for such storage); and (iv) sell or otherwise dispose of any Collateral in its then condition, or after any further manufacturing or processing thereof, at public or private sale, with such notice as may be required by Applicable Law, in lots or in bulk, at such locations, all as Administrative Agent, in its discretion, deems advisable. The Borrower and each Guarantor agrees that 10 days’ notice of any proposed sale or other disposition of Collateral by Administrative Agent shall be reasonable. Administrative Agent shall have the right to conduct such sales on any Obligor’s premises, without charge, and such sales may be adjourned from time to time in accordance with Applicable Law. Administrative Agent shall have the right to sell, lease or otherwise dispose of any Collateral for cash, credit or any combination thereof, and Administrative Agent may purchase any Collateral at public or, if permitted by law, private sale and, in lieu of actual payment of the purchase price, may set off the amount of such price against the Obligations.
11.3.    License. For the purpose of enabling Administrative Agent, upon the occurrence and during the continuance of an Event of Default, to exercise the rights and remedies under Section 11.2 at such time as Administrative Agent shall be lawfully entitled to exercise such rights and remedies, and for no other purpose, the Borrower and each Guarantor hereby grants to Administrative Agent a non-exclusive license (subject to the rights of third parties and to the extent not prohibited in the case of licensed in Intellectual Property and (i) in the case of trademarks, to sufficient rights to quality control and inspection in favor of the Borrower or any Guarantor to avoid the risk of invalidation of such trademarks, and (ii) in the case of trade secrets, to an obligation of Administrative Agent to take steps reasonable under the circumstances to keep trade secrets confidential to avoid the risk of invalidation of such trade secrets) to use, license or sub-license (without payment of Royalties or other compensation to any Person) any or all Intellectual Property of the Borrower or any Guarantor, computer hardware and software, trade secrets, brochures, customer lists, promotional and advertising materials, labels, packaging materials and other Property, in advertising for sale, marketing, selling, collecting, completing manufacture of, or otherwise exercising any rights or remedies with respect to, any Collateral. The Borrower’s and each Guarantor’s rights and interests under Intellectual Property shall inure to Administrative Agent’s benefit.
11.4.    Setoff. At any time during an Event of Default, Administrative Agent, Lenders, and any of their Affiliates are authorized, to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) (other than tax, payroll, trust or employee benefit accounts) at any time held and other obligations (in whatever currency) at any time owing by Administrative Agent, such Lender or such Affiliate to or for the credit or the account of an Obligor against any Obligations, irrespective of whether or not Administrative Agent, such Lender or such Affiliate shall have made any demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured or are owed to a branch or office of Administrative Agent, such Lender or such Affiliate different from the branch or office holding such deposit or obligated on such indebtedness. The rights of Administrative Agent, each Lender and each such Affiliate under this Section 11.4 are in addition to other rights and remedies (including other rights of setoff) that such Person may have.
11.5.    Remedies Cumulative; No Waiver.
11.5.1.    Cumulative Rights. All agreements, warranties, guaranties, indemnities and other undertakings of the Borrower and each Guarantor under the Loan Documents are cumulative and not in derogation of each other. The rights and remedies of Administrative Agent and Lenders are cumulative, may be exercised at any time and from time to time, concurrently or in any order, and are not exclusive of any other rights or remedies available by agreement, by law, at equity or otherwise. All such rights and remedies shall continue in full force and effect until Full Payment of all Obligations.
11.5.2.    Waivers. No waiver or course of dealing shall be established by (a) the failure or delay of Administrative Agent or any Lender to require strict performance by the Borrower or any Guarantor with any terms of the Loan Documents, or to exercise any rights or remedies with respect to Collateral or otherwise; (b) the making of any Loan during a Default, Event of Default or other failure by the Obligors to satisfy any conditions precedent; or (c) acceptance by Administrative Agent or any Lender of any payment or performance by an Obligor under any Loan Documents in a manner other than that specified therein. It is expressly acknowledged by the Borrower and each Guarantor that any failure to satisfy a financial covenant on a measurement date shall not be cured or remedied by satisfaction of such covenant on a subsequent date.
SECTION 12.    ADMINISTRATIVE AGENT
12.1.    Appointment, Authority and Duties of Administrative Agent.
12.1.1.    Appointment and Authority. Each Lender appoints and designates Bank of America as Administrative Agent hereunder. Administrative Agent may, and each Lender authorizes Administrative Agent to, enter into all Loan Documents to which Administrative Agent is intended to be a party and accept all Security Documents, for Administrative Agent’s benefit and the Pro Rata benefit of Lenders. Each Lender agrees that any action taken by Administrative Agent or Required Lenders in accordance with the provisions of the Loan Documents, and the exercise by Administrative Agent or Required Lenders of any rights or remedies set forth therein, together with all other powers reasonably incidental thereto, shall be authorized by and binding upon all Lenders. Without limiting the generality of the foregoing, Administrative Agent shall have the sole and exclusive authority to (a) act as the disbursing and collecting agent for Lenders with respect to all payments and collections arising in connection with the Loan Documents; (b) execute and deliver as Administrative Agent each Loan Document, including any intercreditor or subordination agreement, and accept delivery of each Loan Document from any Obligor or other Person; (c) act as collateral agent for Secured Parties for purposes of perfecting and administering Liens under the Loan Documents, and for all other purposes stated therein; (d) manage, supervise or otherwise deal with Collateral; and (e) take any Enforcement Action or otherwise exercise any rights or remedies with respect to any Collateral under the Loan Documents, Applicable Law or otherwise. The duties of Administrative Agent shall be ministerial and administrative in nature, and Administrative Agent shall not have a fiduciary relationship with any Lender, Secured Party, Participant or other Person, by reason of any Loan Document or any transaction relating thereto.
12.1.2.    Duties. The title of “Administrative Agent” is used solely as a matter of market custom and the duties of Administrative Agent are administrative in nature only. Administrative Agent has no duties except those expressly set forth in the Loan Documents, and in no event does Administrative Agent have agency, fiduciary or implied duty to or relationship with any Secured Party or other Person by reason of any Loan Document or related transaction. The conferral upon Administrative Agent of any right shall not imply a duty on Administrative Agent’s part to exercise such right, unless instructed to do so by Required Lenders in accordance with this Agreement.
12.1.3.    Delegation of Duties; Administrative Agent Professionals. Administrative Agent may perform its duties through sub-agents and employees. The Administrative Agent and any such sub-agents may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Section 12 shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. Administrative Agent may consult with and employ Administrative Agent Professionals, and shall be entitled to act upon, and shall be fully protected in any action taken in good faith reliance upon, any advice given by an Administrative Agent Professional. Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents, employees, Related Parties or Administrative Agent Professionals selected by it with reasonable care.
12.1.4.    Instructions of Required Lenders. The rights and remedies conferred upon Administrative Agent under the Loan Documents may be exercised without the necessity of joinder of any other party, unless required by Applicable Law. In determining compliance with a condition for any action hereunder, including satisfaction of any condition in Section 6, Administrative Agent may presume that the condition is satisfactory to a Secured Party unless Administrative Agent has received notice to the contrary from such Secured Party before Administrative Agent takes the action. Administrative Agent may request instructions from Required Lenders with respect to any act (including the failure to act) in connection with any Loan Documents, and may seek assurances to its satisfaction from Lenders of their indemnification obligations under Section 12.6 against all Claims that could be incurred by Administrative Agent in connection with any act. Administrative Agent shall be entitled to refrain from any act until it has received such instructions or assurances, and Administrative Agent shall not incur liability to any Person by reason of so refraining. Instructions of Required Lenders shall be binding upon all Lenders, and no Lender shall have any right of action whatsoever against Administrative Agent as a result of Administrative Agent acting or refraining from acting in accordance with the instructions of Required Lenders. Notwithstanding the foregoing, instructions by and consent of all Lenders shall be required in the circumstances described in Section 15.1.1, and in no event shall Required Lenders, without the prior written consent of each Lender, direct Administrative Agent to accelerate and demand payment of Loans held by one Lender without accelerating and demanding payment of all other Loans, nor to terminate the Term Loan Commitment of one Lender without terminating the Term Loan Commitments of all Lenders. In no event shall Administrative Agent be required to take any action that, in its opinion, is contrary to Applicable Law or any Loan Documents or could subject any Administrative Agent Indemnitee to personal liability.
12.2.    Agreements Regarding Collateral and Guaranties.
12.2.1.     Lien and Guaranty Releases; Care of Collateral. Lenders authorize Administrative Agent to release any (i) Lien with respect to any Collateral (a) upon Full Payment of the Obligations; (b) that is the subject of an Asset Disposition which the Borrower certifies in writing to Administrative Agent is a Permitted Asset Disposition or a Lien which the Borrower certifies is a Permitted Lien entitled to priority over Administrative Agent’s Liens (and Administrative Agent may rely conclusively on any such certificate without further inquiry); (c) that does not constitute a material part of the Collateral; (d) as required to effect any sale or other disposition of Collateral in connection with any exercise of remedies of Administrative Agent pursuant to the Security Documents; or (e) with the written consent of the Required Lenders or (ii) Guarantor from its obligations under any Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted under the Loan Documents. Lenders hereby authorize Administrative Agent to execute and deliver any instruments, documents and agreements necessary or desirable to evidence and confirm the release of any Collateral or any Guarantor from its obligations under any Guaranty pursuant to the foregoing provisions of this paragraph, all without the further consent or joinder of any Lender. Administrative Agent shall have no obligation whatsoever to any Lenders to assure that any Collateral exists or is owned by the Borrower or a Guarantor, or is cared for, protected, insured or encumbered, nor to assure that Administrative Agent’s Liens have been properly created, perfected or enforced, or are entitled to any particular priority, nor to exercise any duty of care with respect to any Collateral.
12.2.2.    Possession of Collateral. Administrative Agent and Lenders appoint each Lender as agent (for the benefit of Secured Parties) for the purpose of perfecting Liens in any Collateral held or controlled by such Lender, to the extent such Liens are perfected by possession or control. If any Lender obtains possession or control of any Collateral, it shall notify Administrative Agent thereof and, promptly upon Administrative Agent’s request, deliver such Collateral to Administrative Agent or otherwise deal with it in accordance with Administrative Agent’s instructions.
12.3.    Reliance By Administrative Agent. Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any certification, notice or other communication (including those by telephone, telex, telegram, telecopy or e-mail) believed by it to be genuine and correct and to have been signed, sent or made by the proper Person, and upon the advice and statements of Administrative Agent Professionals. Administrative Agent shall have a reasonable and practicable amount of time to act upon any instruction, notice or other communication under any Loan Document, and shall not be liable for any delay in acting, except to the extent such delay is due to Administrative Agent’s gross negligence or willful misconduct.
12.4.    Action Upon Default. Administrative Agent shall not be deemed to have knowledge of any Default or Event of Default unless it has received written notice from a Lender or the Borrower specifying the occurrence and nature thereof. If any Lender acquires knowledge of a Default or Event of Default, it shall promptly notify Administrative Agent and the other Lenders thereof in writing. Each Lender agrees that, except as otherwise provided in any Loan Documents or with the written consent of Administrative Agent and Required Lenders, it will not take any Enforcement Action, accelerate Obligations under any Loan Documents, or exercise any right that it might otherwise have under Applicable Law to credit bid at foreclosure sales, UCC sales or other similar dispositions of Collateral. Notwithstanding the foregoing, however, a Lender may take action to preserve or enforce its rights against an Obligor where a deadline or limitation period is applicable that would, absent such action, bar enforcement of Obligations held by such Lender, including the filing of proofs of claim in an Insolvency Proceeding. Each Lender hereby irrevocably authorizes Administrative Agent, based upon the instruction of the Required Lenders, to credit bid and purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral at any sale thereof conducted under the provisions of the Bankruptcy Code, including pursuant to Sections 9-610 or 9-620 of the Bankruptcy Code, at any sale thereof conducted under the provisions thereof (including Section 363 of the Bankruptcy Code) or any applicable bankruptcy, insolvency, reorganization or other similar law (whether domestic or foreign) now or hereafter in effect, or at any sale or foreclosure conducted by Administrative Agent (whether by judicial action or otherwise) in accordance with applicable law.
12.5.    Ratable Sharing. If any Lender shall obtain any payment or reduction of any Obligation, whether through set-off or otherwise, in excess of its share of such Obligation, determined on a Pro Rata basis or in accordance with Section 5.6.1, as applicable, such Lender shall forthwith purchase from Administrative Agent and the other Lenders such participations in the affected Obligation as are necessary to cause the purchasing Lender to share the excess payment or reduction on a Pro Rata basis or in accordance with Section 5.6.1, as applicable. If any of such payment or reduction is thereafter recovered from the purchasing Lender, the purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest. Notwithstanding the foregoing, if a Defaulting Lender obtains a payment or reduction of any Obligation, it shall immediately turn over the full amount thereof to Administrative Agent for application under Section 4.2.2 and it shall provide a written statement to Administrative Agent describing the Obligation affected by such payment or reduction.
12.6.    Indemnification of Administrative Agent Indemnitees. EACH LENDER SHALL INDEMNIFY AND HOLD HARMLESS ADMINISTRATIVE AGENT INDEMNITEES, TO THE EXTENT NOT REIMBURSED BY OBLIGORS (BUT WITHOUT LIMITING THE INDEMNIFICATION OBLIGATIONS OF OBLIGORS UNDER ANY LOAN DOCUMENTS), ON A PRO RATA BASIS, AGAINST ALL CLAIMS THAT MAY BE INCURRED BY OR ASSERTED AGAINST ANY ADMINISTRATIVE AGENT INDEMNITEE, PROVIDED THE CLAIM RELATES TO OR ARISES FROM AN ADMINISTRATIVE AGENT INDEMNITEE ACTING AS OR FOR ADMINISTRATIVE AGENT (IN ITS CAPACITY AS ADMINISTRATIVE AGENT). In Administrative Agent’s discretion, it may reserve for any such Claims made against an Administrative Agent Indemnitee, and may satisfy any judgment, order or settlement relating thereto, from proceeds of Collateral prior to making any distribution of Collateral proceeds to Lenders. If Administrative Agent is sued by any receiver, bankruptcy trustee, debtor-in-possession or other Person for any alleged preference or fraudulent transfer, then any monies paid by Administrative Agent in settlement or satisfaction of such proceeding, together with all interest, costs and expenses (including attorneys’ fees) incurred in the defense of same, shall be promptly reimbursed to Administrative Agent by each Lender to the extent of its Pro Rata share.
12.7.    Limitation on Responsibilities of Administrative Agent. Administrative Agent shall not be liable to Lenders for any action taken or omitted to be taken under the Loan Documents, except for losses directly and solely caused by Administrative Agent’s gross negligence or willful misconduct. Administrative Agent does not assume any responsibility for any failure or delay in performance or any breach by any Obligor or Lender of any obligations under the Loan Documents. Administrative Agent does not make to Lenders any express or implied warranty, representation or guarantee with respect to any Obligations, Collateral, Loan Documents or Obligor. No Administrative Agent Indemnitee shall be responsible to Lenders for any recitals, statements, information, representations or warranties contained in any Loan Documents, Borrower Materials; the execution, validity, genuineness, effectiveness or enforceability of any Loan Documents; the genuineness, enforceability, collectability, value, sufficiency, location or existence of any Collateral, or the validity, extent, perfection or priority of any Lien therein; the validity, enforceability or collectability of any Obligations; or the assets, liabilities, financial condition, results of operations, business, creditworthiness or legal status of any Obligor or Account Debtor. No Administrative Agent Indemnitee shall have any obligation to any Lender to ascertain or inquire into the existence of any Default or Event of Default, the observance or performance by any Obligor of any terms of the Loan Documents, or the satisfaction of any conditions precedent contained in any Loan Documents.
12.8.    Successor Administrative Agent and Co-Agents.
12.8.1.    Resignation; Successor Administrative Agent. Administrative Agent may resign at any time by giving at least 30 days written notice thereof to Lenders and the Borrower. Upon receipt of such notice, Required Lenders shall have the right to appoint a successor Administrative Agent which shall be (a) a Lender or an Affiliate of a Lender; or (b) a commercial bank that is organized under the laws of the United States or any state or district thereof, has a combined capital surplus of at least $200,000,000 and in each case (provided no Event of Default exists) is reasonably acceptable to the Borrower. If no successor agent is appointed prior to the effective date of the resignation of Administrative Agent, then Administrative Agent may appoint a successor agent from among Lenders. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date. Upon acceptance by a successor Administrative Agent of an appointment to serve as Administrative Agent hereunder, such successor Administrative Agent shall thereupon succeed to and become vested with all the powers and duties of the retiring Administrative Agent without further act, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder but shall, and each of such retiring Administrative Agent’s Related Parties shall, in each case, continue to have the benefits of the indemnification set forth in Sections 12.6 and 15.2. Notwithstanding any Administrative Agent’s resignation, the provisions of this Section 12 shall continue in effect for its benefit with respect to any actions taken or omitted to be taken by it while Administrative Agent. Any successor to Bank of America by merger or acquisition of stock or this loan shall continue to be Administrative Agent hereunder without further act on the part of the parties hereto, unless such successor resigns as provided above.
12.8.2.    Separate Collateral Agent. It is the intent of the parties that there shall be no violation of any Applicable Law denying or restricting the right of financial institutions to transact business in any jurisdiction. If Administrative Agent believes that it may be limited in the exercise of any rights or remedies under the Loan Documents due to any Applicable Law, Administrative Agent may appoint an additional Person who is not so limited, as a separate collateral agent or co-collateral agent; provided such collateral agent or co-collateral agent is reasonably acceptable to the Borrower (unless an Event of Default exists). If Administrative Agent so appoints a collateral agent or co-collateral agent, each right and remedy intended to be available to Administrative Agent under the Loan Documents shall also be vested in such separate agent. Every covenant and obligation necessary to the exercise thereof by such agent shall run to and be enforceable by it as well as Administrative Agent. Lenders shall execute and deliver such documents as Administrative Agent deems appropriate to vest any rights or remedies in such agent. If any collateral agent or co-collateral agent shall die or dissolve, become incapable of acting, resign or be removed, then all the rights and remedies of such agent, to the extent permitted by Applicable Law, shall vest in and be exercised by Administrative Agent until appointment of a new agent.
12.9.    Due Diligence and Non-Reliance. Each Lender acknowledges and agrees that it has, independently and without reliance upon Administrative Agent or any other Lenders or any of their respective Related Parties, and based upon such documents, information and analyses as it has deemed appropriate, made its own credit analysis of each Obligor and its own decision to enter into this Agreement and to fund Loans. Each Lender has made such inquiries concerning the Loan Documents, the Collateral and each Obligor as such Lender feels necessary. Each Lender further acknowledges and agrees that the other Lenders and Administrative Agent and their respective Related Parties have made no representations or warranties concerning any Obligor, any Collateral or the legality, validity, sufficiency or enforceability of any Loan Documents or Obligations. Each Lender will, independently and without reliance upon the other Lenders or Administrative Agent or any of their respective Related Parties, and based upon such financial statements, documents and information as it deems appropriate at the time, continue to make and rely upon its own credit decisions in making Loans and in taking or refraining from any action under any Loan Documents. Except for notices, reports and other information expressly requested by a Lender, Administrative Agent shall have no duty or responsibility to provide any Lender with any notices, reports or certificates furnished to Administrative Agent by any Obligor or any credit or other information concerning the affairs, financial condition, business or Properties of any Obligor (or any of its Affiliates) which may come into possession of Administrative Agent or any of Administrative Agent’s Affiliates.
12.10.    Replacement of Certain Lenders. If a Lender (a) is a Defaulting Lender, (b) fails to give its consent to any amendment, waiver or action for which consent of all Lenders was required and Required Lenders consented, then, in addition to any other rights and remedies that any Person may have, Administrative Agent may, by notice to such Lender within 10 days after such event, require such Lender to assign all of its rights and obligations under the Loan Documents to Eligible Assignee(s) specified by Administrative Agent, pursuant to appropriate Assignment and Acceptance(s) and within 20 days after Administrative Agent’s notice. Administrative Agent is irrevocably appointed as attorney-in-fact to execute any such Assignment and Acceptance if Lender fails to execute same. Such Lender shall be entitled to receive, in cash, concurrently with such assignment, all amounts owed to it under the Loan Documents, including all principal, interest and fees through the date of assignment (but excluding any prepayment charge other than, to the extent such Lender is being replaced pursuant to this Section 12.10 to effect a Repricing Event, the Prepayment Fees that would have otherwise been payable to such Lender if it had consented to such Repricing Event).
12.11.    Remittance of Payments and Collections.
12.11.1.    Remittances Generally. All payments by any Lender to Administrative Agent shall be made by the time and on the day set forth in this Agreement, in immediately available funds. If no time for payment is specified or if payment is due on demand by Administrative Agent and request for payment is made by Administrative Agent by 11:00 a.m. on a Business Day, payment shall be made by Lender not later than 2:00 p.m. on such day, and if request is made after 11:00 a.m., then payment shall be made by 11:00 a.m. on the next Business Day. Payment by Administrative Agent to any Lender shall be made by wire transfer, in the type of funds received by Administrative Agent. Any such payment shall be subject to Administrative Agent’s right of offset for any amounts due from such Lender under the Loan Documents.
12.11.2.    Failure to Pay. If any Lender fails to pay any amount when due by it to Administrative Agent pursuant to the terms hereof, such amount shall bear interest from the due date until paid at the rate determined by Administrative Agent as customary in the banking industry for interbank compensation. In no event shall the Borrower be entitled to receive credit for any interest paid by a Lender to Administrative Agent, nor shall any Defaulting Lender be entitled to interest on any amounts held by Administrative Agent pursuant to Section 4.2.
12.11.3.    Recovery of Payments. If Administrative Agent pays any amount to a Lender in the expectation that a related payment will be received by Administrative Agent from an Obligor and such related payment is not received, then Administrative Agent may recover such amount from each Lender that received it. If Administrative Agent determines at any time that an amount received under any Loan Document must be returned to an Obligor or paid to any other Person pursuant to Applicable Law or otherwise, then, notwithstanding any other term of any Loan Document, Administrative Agent shall not be required to distribute such amount to any Lender. If any amounts received and applied by Administrative Agent to any Obligations are later required to be returned by Administrative Agent pursuant to Applicable Law, each Lender shall pay to Administrative Agent, on demand, such Lender’s Pro Rata share of the amounts required to be returned.
12.12.    Administrative Agent in its Individual Capacity. As a Lender, Bank of America shall have the same rights and remedies under the other Loan Documents as any other Lender, and the terms “Lenders,” “Required Lenders” or any similar term shall include Bank of America in its capacity as a Lender. Each of Bank of America and its Affiliates may accept deposits from, maintain deposits or credit balances for, invest in, lend money to, provide Bank Products to, act as trustee under indentures of, serve as financial or other advisor to, and generally engage in any kind of business with, Obligors and their Affiliates, as if Bank of America were any other bank, without any duty to account therefor (including any fees or other consideration received in connection therewith) to the other Lenders. In their individual capacity, Bank of America and its Affiliates may receive information regarding Obligors, their Affiliates and their Account Debtors (including information subject to confidentiality obligations), and each Lender agrees that Bank of America and its Affiliates shall be under no obligation to provide such information to Lenders, if acquired in such individual capacity and not as Administrative Agent hereunder.
12.13.    Administrative Agent Titles. Each Lender, other than Bank of America, that is designated (on the cover page of this Agreement or otherwise) by Bank of America as an “Agent” or “Arranger” of any type shall not have any right, power, responsibility or duty under any Loan Documents other than those applicable to all Lenders, and shall in no event be deemed to have any fiduciary relationship with any other Lender.
12.14.    [Reserved].
12.15.    Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under the Bankruptcy Code or any other insolvency, debtor relief or debt adjustment law or any other judicial proceeding relative to any Obligor, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower or any Guarantor) shall be entitled and empowered, by intervention in such proceeding or otherwise:
(a)    to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 3.2, 3.4, 12.6 and 15.2) allowed in such judicial proceeding; and
(b)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 3.2, 3.4, 12.6 and 15.2.
12.16.    No Third Party Beneficiaries. This Section 12 is an agreement solely among Secured Parties and Administrative Agent, and shall survive Full Payment of the Obligations. This Section 12 does not confer any rights or benefits upon the Borrower or any other Person other than as set forth in Section 12.8. As between the Borrower and Administrative Agent, any action that Administrative Agent may take under any Loan Documents or with respect to any Obligations shall be conclusively presumed to have been authorized and directed by Secured Parties.
SECTION 13.    [Reserved].
SECTION 14.    BENEFIT OF AGREEMENT; ASSIGNMENTS AND PARTICIPATIONS
14.1.    Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Borrower, each Guarantor, Administrative Agent, Lenders, Secured Parties and their respective successors and assigns, except that (a) neither the Borrower nor any Guarantor shall have the right to assign its respective rights or delegate its respective obligations under any Loan Documents; and (b) any assignment by a Lender must be made in compliance with Section 14.3. Administrative Agent may treat the Person which made any Loan as the owner thereof for all purposes until such Person makes an assignment in accordance with Section 14.3. Any authorization or consent of a Lender shall be conclusive and binding on any subsequent transferee or assignee of such Lender.
14.2.    Participations.
14.2.1.    Permitted Participants; Effect. Any Lender may, in the ordinary course of its business and in accordance with Applicable Law, at any time sell to a financial institution (“Participant”) a participating interest in the rights and/or obligations of such Lender under any Loan Documents. Despite any sale by a Lender of participating interests to a Participant, such Lender’s obligations under the Loan Documents shall remain unchanged, such Lender shall remain solely responsible to the other parties hereto for performance of such obligations, such Lender shall remain the holder of its Loans and Term Loan Commitment for all purposes, all amounts payable by the Borrower or any Guarantor shall be determined as if such Lender had not sold such participating interests, and the Borrower, the Guarantors and Administrative Agent shall continue to deal solely and directly with such Lender in connection with the Loan Documents. Each Lender shall be solely responsible for notifying its Participants of any matters under the Loan Documents, and Administrative Agent and the other Lenders or Obligors shall not have any obligation or liability to any such Participant. Each Participant shall be entitled to the benefits of Sections 3.7, 3.9, and 5.9 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 14.3 (it being understood that the documentation required under Section 5.10 shall be delivered to the Lender who sells the participation); provided that such Participant (A) agrees to be subject to the provisions of Section 3.8 as if it were an assignee under Section 14.3 and (B) shall not be entitled to receive any greater payment under Sections 3.7 or 5.10, with respect to any participation, than the Lender from whom it acquired the applicable participation would have been entitled to receive.
14.2.2.    Voting Rights. Each Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, waiver or other modification of any Loan Documents other than that which (i) forgives principal (other than mandatory prepayments), interest or fees (other than wavier of default interest), (ii) reduces the stated interest rate or fees payable with respect to any Loan in which such Participant has an interest (other than wavier of default interest), (iii) postpones any Maturity Date or any date fixed for any regularly scheduled payment of principal, interest or fees on such Loan, or (iv) releases the Borrower, any Guarantor or substantial portion of the Collateral (except as otherwise permitted herein).
14.2.3.    Participant Register. Each Lender that sells a participation shall, acting as a non-fiduciary agent of the Borrower (solely for tax purposes), maintain a register in which it enters the Participant’s name, address and interest in Loans (and stated interest). Entries in the register shall be conclusive, absent manifest error, and such Lender shall treat each Person recorded in the register as the owner of the participation for all purposes, notwithstanding any notice to the contrary. No Lender shall have an obligation to disclose any information in such register except to the extent necessary to establish that a Participant’s interest is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.
14.2.4.    Benefit of Set-Off. The Borrower agrees that each Participant shall have a right of set-off in respect of its participating interest to the same extent as if such interest were owing directly to a Lender, and each Lender shall also retain the right of set-off with respect to any participating interests sold by it. By exercising any right of set-off, a Participant agrees to share with Lenders all amounts received through its set-off, in accordance with Section 12.5 as if such Participant were a Lender.
14.3.    Assignments.
14.3.1.    Permitted Assignments
14.3.2.    Effect; Effective Date. Upon delivery to Administrative Agent of an assignment notice substantially in the form of Exhibit D and a processing fee of $3,500 (unless otherwise agreed by Administrative Agent in its discretion), the assignment shall become effective as specified in the notice, if it complies with this Section 14.3. From such effective date, the Eligible Assignee shall for all purposes be a Lender under the Loan Documents, and shall have all rights and obligations of a Lender thereunder (provided that any liability of the Borrower to such assignee under Section 3.7, 3.8 and 5.9 shall be limited to the amount, if any, that would have been payable thereunder by the Borrower in the absence of such assignment, except to the extent any such amounts are attributable to a Change in Law occurring after the date of such assignment). Upon consummation of an assignment, the transferor Lender, Administrative Agent and the Borrower shall make appropriate arrangements for issuance of replacement and/or new Notes, as applicable. The transferee Lender shall comply with Section 5.10 and deliver, upon request, an administrative questionnaire satisfactory to Administrative Agent.
14.3.3.    Certain Assignees. No assignment or participation may be made to the Borrower, any Affiliate of the Borrower, any Subsidiary, any Defaulting Lender or any natural person. Any assignment by a Defaulting Lender shall be effective only upon payment by the Eligible Assignee or Defaulting Lender to Administrative Agent of an aggregate amount sufficient, upon distribution (through direct payment, purchases of participations or other compensating actions as Administrative Agent deems appropriate), to satisfy all funding and payment liabilities then owing by the Defaulting Lender hereunder. If an assignment by a Defaulting Lender shall become effective under Applicable Law for any reason without compliance with the foregoing sentence, then the assignee shall be deemed a Defaulting Lender for all purposes until such compliance occurs.
14.3.4.    Register. Administrative Agent, acting as a non-fiduciary agent of the Borrower (solely for tax purposes), shall maintain (a) a copy (or electronic equivalent) of each Assignment and Acceptance delivered to it, and (b) a register for recordation of the names, addresses and Commitments of, and the Loans and interest owing to, each Lender. Entries in the register shall be conclusive, absent manifest error, and the Borrower, the Guarantors, Administrative Agent and Lenders shall treat each Person recorded in such register as a Lender for all purposes under the Loan Documents, notwithstanding any notice to the contrary. The register shall be available for inspection by the Borrower or any Lender, from time to time upon reasonable notice.
SECTION 15.    MISCELLANEOUS
15.1.    Consents, Amendments and Waivers.
15.1.1.    Amendment. No modification of any Loan Document, including any extension or amendment of a Loan Document or any waiver of a Default or Event of Default, shall be effective without the prior written agreement of the Required Lenders and each Obligor party to such Loan Document, and acknowledgment by the Administrative Agent; provided, however, that
(a)    without the prior written consent of Administrative Agent, no modification shall be effective with respect to any provision in a Loan Document that relates to any rights, duties or discretion of Administrative Agent;
(b)    [reserved];
(c)    without the prior written consent of each affected Lender, no modification shall be effective that would (i) increase the Term Loan Commitment of such Lender; or (ii) reduce the amount of, or waive or delay payment of, any principal, interest or fees payable to such Lender (other than waiver of default interest or waiver of any Default or Event of Default); and
(d)    without the prior written consent of each affected Lender (except a Defaulting Lender as provided in Section 4.2), no modification shall be effective that would (i) extend the Initial Maturity Date; (ii) alter Sections 5.6 or 15.1.1; (iii) amend the definitions of Pro Rata or Required Lenders; (iv) increase total Term Loan Commitments; (vi) release Collateral with a book value greater than $10,000,000 during any calendar year, except as contemplated by the Loan Documents; or (vii) release any Obligor from liability for any Obligations if such Obligor is Solvent at the time of the release, except as permitted by the Loan Documents.
15.1.2.    Limitations. The agreement of the Borrower shall not be necessary to the effectiveness of any modification of a Loan Document that deals solely with the rights and duties of Lenders and/or Administrative Agent as among themselves. Any waiver or consent granted by Administrative Agent or Lenders hereunder shall be effective only if in writing and only for the matter specified.
15.1.3.    Payment for Consents. Neither the Borrower nor any Guarantor will, directly or indirectly, pay any remuneration or other thing of value, whether by way of additional interest, fee or otherwise, to any Lender (in its capacity as a Lender hereunder) as consideration for agreement by such Lender with any modification of any Loan Documents, unless such remuneration or value is concurrently paid, on the same terms, on a Pro Rata basis to all Lenders providing their consent.
15.1.4.    Technical Amendments. Notwithstanding anything to the contrary contained in Section 15.1, if Administrative Agent and the Borrower shall have jointly identified any error of a technical nature in any provision of the Loan Documents, then Administrative Agent and the Borrower shall be permitted to amend such provision and such amendment shall become effective without any further action or consent of any other party to any Loan Document if the same is not objected to in writing by the Required Lenders within five Business Days following receipt of notice thereof.
15.1.5.    Flood Insurance Laws. Notwithstanding anything to the contrary contained in this Agreement or in any other Loan Document, any amendment, extension or other modification of any Loan Document that has the effect of increasing, extending the maturity of, or renewing the Loans, the Term Loan Commitments or any Facility shall in all cases be subject to the prior completion by the Administrative Agent and each Lender, to its respective satisfaction, of all due diligence and compliance requirements pursuant to or in respect of Flood Insurance Laws.
15.1.6.    Additional Facilities. Notwithstanding the foregoing, in addition to any credit extensions and related Incremental Amendment(s) or Extension Amendment(s) effectuated without the consent of Lenders in accordance with Section 2.1.5 or 2.1.6, respectively, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrower (a) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Loans and Term Loan Commitments and the accrued interest and Fees in respect thereof and (b) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders and other definitions related to such new Loans and Term Loan Commitments.
15.2.    Indemnity. THE BORROWER AND EACH GUARANTOR SHALL INDEMNIFY AND HOLD HARMLESS THE INDEMNITEES AGAINST ANY CLAIMS THAT MAY BE INCURRED BY OR ASSERTED AGAINST ANY INDEMNITEE, INCLUDING CLAIMS ASSERTED BY ANY OBLIGOR OR OTHER PERSON OR ARISING FROM THE NEGLIGENCE OF AN INDEMNITEE. In no event shall any party to a Loan Document have any obligation thereunder to indemnify or hold harmless an Indemnitee to the extent a Claim is determined in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnitee or a Claim solely among the Indemnitees.
15.3.    Waiver of Consequential Damages, etc.    To the fullest extent permitted by applicable law, the Borrower and each Guarantor shall not assert, and hereby waives, and acknowledges that no other Person shall have, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof. No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials distributed to such party by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.
15.4.    Notices and Communications.
15.4.1.    Notice Address. Subject to Section 4.1.4, all notices and other communications by or to a party hereto shall be in writing and shall be given to the Borrower or any Guarantor, at the Borrower’s or such Guarantor’s address shown on the signature pages hereof, to the Administrative Agent, at the Administrative Agent’s Office, and to any other Person, at its address shown on the signature pages hereof (or, in the case of a Person who becomes a Lender after the Effective Date, at the address shown on its Assignment and Acceptance), or at such other address as a party may hereafter specify by notice in accordance with this Section 15.4. Each such notice or other communication shall be effective only (a) if given by facsimile transmission, when transmitted to the applicable facsimile number, if confirmation of receipt is received; (b) if given by mail, three Business Days after deposit in the U.S. mail, with first-class postage pre-paid, addressed to the applicable address; or (c) if given by personal delivery, when duly delivered to the notice address with receipt acknowledged. Notwithstanding the foregoing, no notice to Administrative Agent pursuant to Section 3.1.2, 4.1.1 or 15.4.3 shall be effective until actually received by the individual to whose attention at Administrative Agent such notice is required to be sent. Any written notice or other communication that is not sent in conformity with the foregoing provisions shall nevertheless be effective on the date actually received by the noticed party. Any notice received by the Borrower shall be deemed received by the Borrower and all Guarantors.
15.4.2.    Electronic Communications; Voice Mail. Electronic mail, FpML messaging and internet websites may be used only for routine communications, such as financial statements and other information required by Section 10.1.2, administrative matters, distribution of Loan Documents for execution and delivery of executed signature pages, matters permitted under Section 4.1.4 and such other communications as agreed by Administrative Agent. Administrative Agent and Lenders make no assurances as to the privacy and security of electronic communications. Electronic and voice mail may not be used as effective notice under the Loan Documents.
15.4.3.    Platform. Borrower Materials shall be delivered pursuant to procedures approved by Administrative Agent, including electronic delivery (if possible) upon request by Administrative Agent on Syndtrak, ClearPar, or a substantially similar electronic transmission system maintained by Administrative Agent (“Platform”). The Borrower shall notify Administrative Agent of each posting of Borrower Materials to be provided by them, which notice may be communicated electronically in accordance with Section 15.4.2 and the Borrower Materials shall be deemed received by Administrative Agent only upon its receipt of such notice. Borrower Materials and other information relating to this credit facility may be made available to Lenders on the Platform. The Platform is provided “as is” and “as available.” Administrative Agent does not warrant the accuracy or completeness of any information on the Platform nor the adequacy or functioning of the Platform, and expressly disclaims liability for any errors or omissions in the Borrower Materials or any issues involving the Platform, except to the extent such errors, omissions or issues arise as a result of Administrative Agent’s gross negligence or willful misconduct. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS, OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ADMINISTRATIVE AGENT WITH RESPECT TO BORROWER MATERIALS OR THE PLATFORM. Secured Parties acknowledge that Borrower Materials may include material non-public information of Obligors and should not be made available to any personnel who do not wish to receive such information or who may be engaged in investment or other market-related activities with respect to any Obligor’s securities. Administrative Agent, each Secured Party, each Obligor and each Lender acknowledge that (a) the information on the Platform may include material non-public information concerning the Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information, and (c) it will handle such material non-public information in accordance with Applicable Law. No Administrative Agent Indemnitee shall have any liability to the Borrower, any Guarantor, Secured Parties or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) relating to use by any Person of the Platform or delivery of Borrower Materials and other information through the Platform or over the internet, except to the extent such losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arise as a result of Administrative Agent’s gross negligence or willful misconduct.
15.4.4.    Public Information. Obligors and Secured Parties acknowledge that “public” information may not be segregated from material non-public information on the Platform. Secured Parties acknowledge that Borrower Materials may include Obligors’ material non-public information, and should not be made available to personnel who do not wish to receive such information or may be engaged in investment or other market-related activities with respect to an Obligor’s securities.
15.4.5.    Non-Conforming Communications. Administrative Agent and Lenders may rely upon any notices purportedly given by or on behalf of the Borrower or any Guarantor even if such notices were not made in a manner specified herein, were incomplete or were not confirmed, or if the terms thereof, as understood by the recipient, varied from a later confirmation. The Borrower shall indemnify and hold harmless each Indemnitee from any liabilities, losses, costs and expenses arising from any telephonic communication purportedly given by or on behalf of the Borrower or any Guarantor.
15.5.    Performance of Borrower’s Obligations. Administrative Agent may, in its discretion at any time and from time to time, at the Borrower’s expense, with, unless an Event of Default is continuing, five days prior notice to the Borrower, pay any amount or do any act required of the Borrower or any Guarantor under any Loan Documents or otherwise lawfully requested by Administrative Agent to (a) enforce any Loan Documents or collect any Obligations; (b) protect, insure, maintain or realize upon any Collateral; or (c) defend or maintain the validity or priority of Administrative Agent’s Liens in any Collateral, including any payment of a judgment, insurance premium, warehouse charge, finishing or processing charge, or landlord claim, or any discharge of a Lien. All payments, costs and expenses (including Extraordinary Expenses) of Administrative Agent under this Section 15.5 shall be reimbursed to Administrative Agent by the Borrower, promptly following demand, with interest from the date incurred to the date of payment thereof at the Default Rate applicable to Base Rate Loans. Any payment made or action taken by Administrative Agent under this Section 15.5 shall be without prejudice to any right to assert an Event of Default or to exercise any other rights or remedies under the Loan Documents.

Americas 92614726

15.6.    Credit Inquiries. The Borrower and each Guarantor hereby authorizes Administrative Agent and Lenders (but they shall have no obligation) to respond to usual and customary credit inquiries from third parties concerning the Borrower or any Subsidiary.
15.7.    Severability. Wherever possible, each provision of the Loan Documents shall be interpreted in such manner as to be valid under Applicable Law. If any provision is found to be invalid under Applicable Law, it shall be ineffective only to the extent of such invalidity and the remaining provisions of the Loan Documents shall remain in full force and effect.
15.8.    Cumulative Effect; Conflict of Terms. The provisions of the Loan Documents are cumulative. The parties acknowledge that the Loan Documents may use several limitations, tests or measurements to regulate similar matters, and they agree that these are cumulative and that each must be performed as provided. Except as otherwise provided in another Loan Document (by specific reference to the applicable provision of this Agreement), if any provision contained herein is in direct conflict with any provision in another Loan Document, the provision herein shall govern and control.
15.9.    Counterparts; Execution. Any Loan Document may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement shall become effective when Administrative Agent has received counterparts bearing the signatures of all parties hereto. Delivery of a signature page of any Loan Document by telecopy or other electronic means shall be effective as delivery of a manually executed counterpart of such agreement. The words “execution,” “execute”, “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby (including without limitation Assignment and Acceptances, amendments or other modifications, Notices of Borrowing, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary the Administrative Agent is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it.

15.10.    Entire Agreement. Time is of the essence with respect to all Loan Documents and Obligations. The Loan Documents constitute the entire agreement, and supersede all prior understandings and agreements, oral or written, among the parties relating to the subject matter hereof.
15.11.    Relationship with Lenders. The obligations of each Lender hereunder are several, and no Lender shall be responsible for the obligations or Term Loan Commitments of any other Lender. Amounts payable hereunder to each Lender shall be a separate and independent debt. It shall not be necessary for Administrative Agent or any other Lender to be joined as an additional party in any proceeding for such purposes. Nothing in this Agreement and no action of Administrative Agent or Lenders pursuant to the Loan Documents shall be deemed to constitute Administrative Agent and Lenders to be a partnership, association, joint venture or any other kind of entity, nor to constitute control of the Borrower.
15.12.    No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated by any Loan Document, the Borrower and each Guarantor acknowledges and agrees that (a)(i) this credit facility and any related arranging or other services by Administrative Agent, any Lender, any of their Affiliates or any arranger are arm’s-length commercial transactions between the Obligors and such Person; (ii) the Borrower and each Guarantor has consulted its own legal, accounting, regulatory and tax advisors to the extent they have deemed appropriate; and (iii) the Borrower and each Guarantor is capable of evaluating and understanding, and do understand and accept, the terms, risks and conditions of the transactions contemplated by the Loan Documents; (b) each of Administrative Agent, Lenders, their Affiliates and any arranger is and has been acting solely as a principal in connection with this credit facility, is not the financial advisor, agent or fiduciary for the Borrower, any of its Affiliates or any other Person, and has no obligation with respect to the transactions contemplated by the Loan Documents except as expressly set forth therein; and (c) Administrative Agent, Lenders, their Affiliates and any arranger may be engaged in a broad range of transactions that involve interests that differ from the Borrower and its Affiliates, and have no obligation to disclose any of such interests to the Borrower or its Affiliates. To the fullest extent permitted by Applicable Law, the Borrower and each Guarantor hereby waives and releases any claims that it may have against Administrative Agent, Lenders, their Affiliates and any arranger with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated by a Loan Document.
15.13.    Process Agent. Without prejudice to any other mode of service allowed under any relevant law, the Borrower and each Guarantor:
(i)    irrevocably appoints National Registered Agents, Inc. as its agent for service of process in relation to any proceedings before the New York courts in connection with any Loan Document; and
(ii)    agrees that failure by an agent for service of process to notify the Borrower or any Guarantor of the process will not invalidate the proceedings concerned.
If any person appointed as an agent for service of process is unable for any reason to act as agent for service of process, the Borrower (on behalf of all the Obligors) must immediately (and in any event within five days of such event taking place) appoint another agent on terms acceptable to Administrative Agent. Failing this, Administrative Agent may appoint another agent for this purpose.
15.14.    Confidentiality. Administrative Agent and each Lender agrees to maintain the confidentiality of all Information (as defined below) with the same degree of care that it uses to protect its confidentiality information, except that Information may be disclosed (a) to its Related Parties (provided such Persons are informed of the confidential nature of the Information and instructed to keep such Information confidential) involved in the transaction; (b) to the extent requested by any governmental, regulatory or self-regulatory authority purporting to have jurisdiction over it or its Related Parties; (c) to the extent required by Applicable Law or by any subpoena or similar legal process; (d) to any other party hereto; (e) in connection with any action or proceeding, or other exercise of rights or remedies, relating to any Loan Documents or Obligations; (f) subject to an agreement containing provisions substantially the same as this Section 15.14, to any Transferee or any actual or prospective party (or its Related Parties) to any Bank Product or to any swap, derivative or other transaction under which payments are to be made by reference to an Obligor or Obligor’s obligations; (g) with the consent of the Borrower; or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section 15.14 or (ii) is available to Administrative Agent, any Lender or any of their Affiliates on a nonconfidential basis from a source other than the Borrower or any Guarantor. Notwithstanding the foregoing, Administrative Agent and Lenders may publish or disseminate general information describing this credit facility, including the names and addresses of the Borrower and the Guarantors and a general description of the Borrower’s and the Guarantor’s businesses, and may use the Borrower’s and each Guarantor’s logos, trademarks, product photographs or name in advertising materials. As used herein, “Information” means all information received from an Obligor or Subsidiary relating to it or its business or to the Collateral. Any Person required to maintain the confidentiality of Information pursuant to this Section 15.14 shall be deemed to have complied if it exercises the same degree of care to maintain the confidentiality of such Information that it accords its own confidential information. Administrative Agent and each Lender acknowledges that (i) Information may include material non-public information concerning an Obligor or Subsidiary; (ii) it has developed compliance procedures regarding the use of material non-public information; and (iii) it will handle such material non-public information in accordance with Applicable Law, including federal and state securities laws. This Section 15.14 shall survive Full Payment of the Obligations.
15.15.    [Reserved].
15.16.    GOVERNING LAW. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, UNLESS OTHERWISE SPECIFIED, SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.
15.17.    Consent to Forum; Bail-In of EEA Financial Institutions.
15.17.1.    Forum. EACH PARTY HERETO HEREBY CONSENTS TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY PROCEEDING OR DISPUTE RELATING IN ANY WAY TO ANY LOAN DOCUMENTS, AND AGREES THAT ANY SUCH PROCEEDING SHALL BE BROUGHT BY IT SOLELY IN ANY SUCH COURT. EACH PARTY HERETO IRREVOCABLY WAIVES ALL CLAIMS, OBJECTIONS AND DEFENSES THAT IT MAY HAVE REGARDING SUCH COURT’S PERSONAL OR SUBJECT MATTER JURISDICTION, VENUE OR INCONVENIENT FORUM. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 15.4.1. A final judgment in any proceeding of any such court shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or any other manner provided by Applicable Law.
15.17.2.    Other Jurisdictions. Nothing herein shall limit the right of Administrative Agent or any Lender to bring proceedings against any Obligor in any other court, nor limit the right of any party to serve process in any other manner permitted by Applicable Law. Nothing in this Agreement shall be deemed to preclude enforcement by Administrative Agent of any judgment or order obtained in any forum or jurisdiction.
15.17.3.    Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among the parties, each party hereto (including each Secured Party) acknowledges that any liability arising under a Loan Document of any Secured Party that is an EEA Financial Institution, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority, and agrees and consents to, and acknowledges and agrees to be bound by, (a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising under any Loan Documents which may be payable to it by any Secured Party that is an EEA Financial Institution; and (b) the effects of any Bail-in Action on any such liability, including (i) a reduction in full or in part or cancellation of any such liability; (ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under any Loan Document; or (iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.
15.18.    Waivers by the Borrower and Guarantors. To the fullest extent permitted by Applicable Law, the Borrower and each Guarantor waives (a) the right to trial by jury (which Administrative Agent and each Lender hereby also waives) in any proceeding or dispute of any kind relating in any way to any Loan Documents, Obligations or Collateral; (b) presentment, demand, protest, notice of presentment, default, non-payment, maturity, release, compromise, settlement, extension or renewal of any commercial paper, accounts, documents, instruments, chattel paper and guaranties at any time held by Administrative Agent on which the Borrower or any Guarantor may in any way be liable, and hereby ratifies anything Administrative Agent may do in this regard; (c) notice prior to taking possession or control of any Collateral (except as required under the Loan Documents); (d) any bond or security that might be required by a court prior to allowing Administrative Agent to exercise any rights or remedies; (e) the benefit of all valuation, appraisement and exemption laws; (f) any claim against Administrative Agent, or any Lender, on any theory of liability, for special, indirect, consequential, exemplary or punitive damages (as opposed to direct or actual damages) in any way relating to any Enforcement Action, Obligations, Loan Documents or transactions relating thereto; and (g) notice of acceptance hereof. The Borrower and each Guarantor acknowledges that the foregoing waivers are a material inducement to Administrative Agent and Lenders entering into this Agreement and that Administrative Agent and Lenders are relying upon the foregoing in their dealings with the Borrower and the Guarantors. The Borrower and each Guarantor has reviewed the foregoing waivers with its legal counsel and has knowingly and voluntarily waived its jury trial and other rights following consultation with legal counsel. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.
15.19.    Patriot Act Notice. Administrative Agent and Lenders hereby notify the Borrower and the Guarantors that pursuant to the requirements of the Patriot Act, Administrative Agent and Lenders are required to obtain, verify and record information that identifies the Borrower and each Guarantor, including its legal name, address, tax ID number and other information that will allow Administrative Agent and Lenders to identify it in accordance with the Patriot Act. Administrative Agent and Lenders will also require information regarding each personal guarantor, if any, and may require information regarding the Borrower’s or any Guarantor’s management and owners, such as legal name, address, social security number and date of birth. The Borrower and each Guarantor shall, promptly upon request, provide all documentation and other information as Administrative Agent or any Lender may reasonably request from time to time in order to comply with any obligations under any “know your customer,” anti-money laundering or other requirements of Applicable Law.
15.20.    Intercreditor Agreement. Notwithstanding anything herein to the contrary, the liens and security interests granted to the Administrative Agent pursuant to this Agreement in any ABL Facility First Lien Collateral and the exercise of any right or remedy by the Administrative Agent with respect to any ABL Facility First Lien Collateral hereunder are subject to the provisions of the Intercreditor Agreement. In the event of any conflict between the terms of the Intercreditor Agreement and this Agreement, the terms of the Intercreditor Agreement shall govern and control. For so long as the Intercreditor Agreement remains in effect, the delivery of any ABL Facility First Lien Collateral to the ABL Administrative Agent as required by the Intercreditor Agreement shall satisfy any delivery requirement with respect to such Collateral hereunder. Any reference in this Agreement or any other Loan Document to “first priority lien” or words of similar effect in describing the Liens created hereunder or under any other Loan Document shall be understood to refer to such priority as set forth in the Intercreditor Agreement.
15.21.    NO ORAL AGREEMENT. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS BETWEEN THE PARTIES. THERE ARE NO UNWRITTEN AGREEMENTS BETWEEN THE PARTIES.
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Americas 92614726

IN WITNESS WHEREOF, this Agreement has been executed and delivered as of the date set forth above.

BORROWER:

COMMERCIAL VEHICLE GROUP, INC.

By:    /s/ Patrick E. Miller
Name: Patrick E. Miller
Title: President
Address:
   7800 Walton Parkway
   New Albany, OH 43054
   Attn: Chief Financial Officer
   Telecopy: (614) 289-5365

GUARANTORS:

CABARRUS PLASTICS, INC.
CVG ALABAMA, LLC
CVG AR LLC
CVG CVS HOLDINGS, LLC
CVG LOGISTICS, LLC
CVG MANAGEMENT CORPORATION
CVG MONONA, LLC
CVG MONONA WIRE, LLC
CVG NATIONAL SEATING COMPANY, LLC
CVG SPRAGUE DEVICES, LLC
MAYFLOWER VEHICLE SYSTEMS, LLC
TRIM SYSTEMS, INC.
TRIM SYSTEMS OPERATING CORP.

By:    /s/ Patrick E. Miller
Name: Patrick E. Miller
Title: President
Address:
   7800 Walton Parkway
   New Albany, OH 43054
   Attn: Chief Financial Officer
   Telecopy: (614) 289-5365

Americas 92614726

ADMINISTRATIVE AGENT AND LENDERS:

BANK OF AMERICA, N.A.,
as Administrative Agent

By:    /s/ Maria McClain
Name: Maria McClain
Title: Vice President

BANK OF AMERICA, N.A.,
as Lender

By:    /s/ Mark W. Kushemba
Name: Mark W. Kushemba
Title: Managing Director

SCHEDULE 1.1
to
Term Loan Credit Agreement
INITIAL TERM LOAN COMMITMENTS OF LENDERS

Lender	Initial Term Loan Commitment
Bank of America, N.A.	$175,000,000.00
TOTAL	$175,000,000.00

Americas 92614726

SCHEDULE 15.4
to
Term Loan Credit Agreement
ADMINISTRATIVE AGENT’S OFFICE
ADMINISTRATIVE AGENT:

Administrative Agent’s Office
(for payments and Requests for Credit Extensions):
Bank of America, N.A.
Bank of America Plaza
901 Main St
Mail Code: TX1-492-14-11
Dallas, TX 75202-3714
Attention: Ryan Miller
Telephone: 972-338-3796
Facsimile: 214-290-8302
Electronic Mail: rmiller24@baml.com
Account No.: 1366072250600
Ref: Commercial Vehicle Group
ABA# 026009593

Other Notices as Administrative Agent:
Bank of America, N.A.
Agency Management
Gateway Village – 900 Building
900 W. Trade St
Mail Code: NC1-026-06-03
Charlotte, NC 28255-0001
Attention: Patrick Devitt
Telephone: 980-387-4155
Facsimile: 704-409-0016
Electronic Mail: patrick.devitt@baml.com

Americas 92614726